As filed with the Securities and Exchange Commission on June 29, 2012

Registration No. 333-180972

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	6022	47-0898685
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

W. Swope Montgomery, Jr.

Chief Executive Officer

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Betty O. Temple, Esq.	Todd H. Eveson, Esq.
Sudhir N. Shenoy, Esq.	Jonathan A. Greene, Esq.
Womble Carlyle Sandridge & Rice, LLP	Gaeta & Eveson, P.A.
550 South Main Street	700 Spring Forest Road
Suite 400	Suite 335
Greenville, South Carolina 29601	Raleigh, North Carolina 27609
(864) 255-5400	(919) 845-2558

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company
☐	☒	☐	☐

(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JUNE 29, 2012

BNC BANCORP	KEYSOURCE FINANCIAL, INC.

PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of BNC Bancorp (“BNC”) and KeySource Financial, Inc. (“KeySource”) have each unanimously approved a merger (the “Merger”) of KeySource with and into BNC according to the terms of an Agreement and Plan of Merger dated December 21, 2011 (the “Merger Agreement”). If the Merger is completed, BNC will be the surviving financial holding company and Bank of North Carolina and KeySource Commercial Bank will be wholly-owned bank subsidiaries of BNC until such time as KeySource Commercial Bank is merged with and into Bank of North Carolina (currently anticipated to occur simultaneously with the Merger).

If the Merger is completed, each share of KeySource common stock, par value $1.00 per share, issued and outstanding, except for such shares owned by KeySource or BNC or any of their respective wholly owned subsidiaries (other than certain trust account shares), will be converted into the right to receive one share of common stock, no par value, of BNC. The maximum number of shares of BNC common stock to be delivered to holders of shares of KeySource common stock upon completion of the Merger is approximately 2,319,132 shares, having an aggregate offering price of $17,950,082, based on the $7.74 closing price for a share of BNC common stock on June 28, 2012, the number of shares of KeySource common stock outstanding as of March 31, 2012 and assuming full exercise of all outstanding and unexercised stock options and conversion of KeySource’s 8.0% Convertible Subordinated Notes due June 30, 2020. Shares of BNC common stock are traded on The NASDAQ Capital Market under the symbol “BNCN”. KeySource common stock is not traded on any securities exchange nor is there an established trading market for KeySource common stock. The last known sales price for a share of KeySource common stock of which management is aware was $[•] on [•], 201[•].

Shareholders of KeySource will be asked to vote on approval of the Merger Agreement at the KeySource annual meeting. We cannot complete the Merger unless we obtain the required approval of the shareholders of KeySource. The Merger Agreement must be approved by holders of a majority of all shares of KeySource common stock entitled to vote at the KeySource annual meeting.

The KeySource board of directors has determined that the Merger is advisable and in the best interests of KeySource shareholders based upon its analysis, investigation and deliberation, and the KeySource board of directors unanimously recommends that the KeySource shareholders vote “FOR” approval of the Merger Agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this proxy statement/prospectus and all appendices carefully. Before making a decision on how to vote, you should consider the “Risk Factors” discussion beginning on page 21 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The proxy statement/prospectus is dated [•], 2012, and it is first being mailed to KeySource shareholders on or about [•], 2012.

KEYSOURCE FINANCIAL, INC.
280 South Mangum Street
Suite 140
Durham, North Carolina 27701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 12, 2012 AT 10:00 A.M.

The Annual Meeting of Shareholders of KeySource Financial, Inc., a North Carolina corporation (“KeySource”), will be held on September 12, 2012 at 10:00 a.m., local time, at KeySource Commercial Bank, 280 South Mangum Street, Suite 140, Durham, North Carolina 27701 for the purpose of considering and voting upon the following:

1.	A proposal to approve the Agreement and Plan of Merger dated December 21, 2011, by and between BNC Bancorp (“BNC”) and KeySource (the “Merger Agreement”) pursuant to which KeySource will merge with and into BNC (the “Merger”), with BNC as the surviving entity, and the Merger contemplated by the Merger Agreement, as more fully described in the accompanying proxy statement/prospectus.

2.	A proposal to elect four directors to KeySource’s board of directors.

3.	A proposal to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012.

4.	A proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement.

5.	To act upon any other matter that may properly come before the annual meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on [          ], 2012 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

KeySource’s board of directors recommends that holders of KeySource common stock vote “FOR” the Merger Agreement, “FOR” each of the four nominees for director named in this proxy statement/prospectus, “FOR” the ratification of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012 and “FOR” the proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate.

Whether or not you plan to attend the annual meeting, we urge you to submit your proxy as promptly as possible (1) by accessing the Internet website specified on the enclosed proxy card, (2) by calling the telephone number specified on the enclosed proxy card, or (3) by completing, signing, and dating the enclosed proxy card and returning it in the postage paid envelope provided.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

KeySource has concluded that its shareholders are entitled to assert appraisal rights with respect to the proposal to approve the Merger Agreement. Your appraisal rights are conditioned on your strict compliance with the requirements of Article 13 of the North Carolina Business Corporation Act. The full text of that statute is attached as Appendix B to this proxy statement/prospectus.

You may revoke your proxy at any time prior to or at the meeting by written notice to KeySource, by executing a proxy bearing a later date, or by attending the meeting and voting in person.

You are cordially invited to attend the meeting in person.

If you have any questions or need assistance voting your shares, please contact Regan & Associates, Inc., a firm that is helping us solicit proxies, toll-free at (800) 737-3426.

By Order of the Board of Directors,

/s/ Donald R. Draughon, Jr.
Donald R. Draughon, Jr.
President and Chief Executive Officer

Durham, North Carolina
July [•], 2012

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about BNC from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference into this proxy statement/prospectus by accessing the Securities and Exchange Commission’s website maintained at http://www.sec.gov or by requesting copies in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, at 1226 Eastchester Drive, High Point, North Carolina 27265, telephone: (336) 869-9200.

You will not be charged for any of these documents that you request. If you would like to request documents from BNC, please do so by September 5, 2012 in order to receive them before KeySource’s annual meeting. BNC’s Internet address is http://www.bncbancorp.com and KeySource’s Internet address is http://www.keysourcebank.com. The information on our Internet sites is not a part of this proxy statement/prospectus.

See “Where You Can Find More Information” on page 169.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC, by BNC (File No. 333-180972), constitutes a prospectus of BNC under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of BNC common stock to be issued to KeySource shareholders as required by the Merger Agreement. It also constitutes a notice of meeting with respect to the annual meeting of KeySource shareholders, at which KeySource shareholders will be asked, among other items, to vote upon a proposal to approve the Merger Agreement.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [___], 2012. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither the mailing of this document to KeySource shareholders nor the issuance by BNC of shares of common stock in connection with the Merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding KeySource has been provided by KeySource and information contained in this document regarding BNC has been provided by BNC.

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Revocability of Proxies	49
Solicitation of Proxies	50
Proposal to Elect Directors	50
Incumbent Directors	50
Director Relationships	51
Meetings and Committees of the Board of Directors	52
Annual Shareholder Meeting Attendance	52
Director Compensation	52
Indebtedness of and Transactions with Management	53
Proposal to Ratify Appointment of Independent Certified Public Accounting Firm	53
Proposal to Adjourn the Annual Meeting	54
Proposals for 2013 KeySource Annual Meeting	54

THE MERGER	55
Background of the Merger	55
BNC’s Reasons for the Merger	58
KeySource’s Reasons for the Merger and Recommendation of the KeySource Board of Directors	59
Opinion of Monroe Securities, Inc.	62
Board of Directors and Management of BNC Following Completion of the Merger	72
KeySource’s Directors and Officers Have Financial Interests in the Merger	72
Public Trading Markets	75
Regulatory Approvals Required for the Merger	75
Accounting Treatment	75
KeySource’s Shareholders Have Appraisal Rights	76
Restrictions on Sales of Shares by Certain Affiliates	80
Material U.S. Federal Income-Tax Consequences of the Merger	80

THE MERGER AGREEMENT	85
Terms of the Merger	85
Closing and Effective Time of the Merger	85
Board of Directors of the Surviving Corporation	86
Conversion of Shares; Exchange of Certificates	86
Representations and Warranties	88
Covenants and Agreements	90
Reasonable Best Efforts of KeySource to Obtain the Required Shareholder Vote	94
Agreement Not to Solicit Other Offers	94
Expenses and Fees	97
Employee Matters	97
Indemnification and Insurance	98
Conditions to Complete the Merger	99
Termination of the Merger Agreement	101
Effect of Termination	102
Amendment, Waiver and Extension of the Merger Agreement	102

DESCRIPTION OF BNC CAPITAL STOCK	103
Common Stock	103
Non-voting Common Stock	105

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Preferred Stock	106
Treasury Warrant	112
Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect	113

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING KEYSOURCE SHAREHOLDERS	115
Authorized Capital	115
Annual Meetings of Shareholders	115
Special Meetings of Shareholders	115
Shareholder Nomination of Directors	116
Number of Directors	116
Director Qualifications	116
Classification of Directors	116
Removal of Directors	117
Voting Rights	117
Shareholders’ Right of Appraisal	118
North Carolina Shareholder Protection Act	118
Control Share Acquisition Act	118
Anti-Takeover Effect of Certain Provisions	119
Indemnification	119

INFORMATION ABOUT KEYSOURCE	120
KeySource Financial, Inc.	120
KeySource Commercial Bank	120
Market Area	121
Corporate Information	122

KEYSOURCE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	123
Overview	123
Critical Accounting Policies	123
Net Interest Income	123
Provision for Loan Losses	127
Non-interest Income	127
Non-interest Expense	128
Income Taxes	129
Earning Assets	130
Loans	130
Investment Securities	133
Federal Funds Sold	134
Deposits	134
Short-term Borrowings	136
Long-term Debt	136
Capital Adequacy	137
Non-performing and Problem Assets	138
Asset Quality	141
Liquidity and Sensitivity	143
Effects of Inflation	145
Commitments and Contingencies	146
Financial Ratios	147

SUPERVISION AND REGULATION	148
Federal Bank Holding Company Regulation and Structure	148
Emergency Economic Stabilization Act of 2008	150
Payment of Dividends and Other Restrictions	150
Capital Adequacy	152
Acquisitions	155
FDIC Insurance Assessments	155
Community Reinvestment Act	157
Consumer Protection Laws	158
Additional Legislative and Regulatory Matters	158
Fiscal and Monetary Policy	159
Federal Home Loan Bank System	159
Real Estate Lending Evaluations	160
Commercial Real Estate Concentrations	160
TARP Regulations	161
Limitations on Incentive Compensation	162
Economic Environment	162

-iii-

Evolving Legislation and Regulatory Action	163

MANAGEMENT FOLLOWING THE MERGER	164

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS OF KEYSOURCE	167

LEGAL MATTERS	169

EXPERTS	169

WHERE YOU CAN FIND MORE INFORMATION	169

APPENDICES

Appendix A — Merger Agreement	A-1
Appendix B — Article 13 of the North Carolina Business Corporation Act	B-1
Appendix C — Opinion of Monroe Securities, Inc.	C-1
Appendix D — Updated Opinion of Monroe Securities, Inc.	D-1

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QUESTIONS AND ANSWERS ABOUT THE KEYSOURCE ANNUAL MEETING

The following are some questions that you, as a shareholder of KeySource, may have regarding the Merger Agreement, the Merger and the other matters being considered at the annual meeting and the answers to those questions. BNC and KeySource urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the annual meeting. Additional important information is also contained in the appendices to this document.

Q:	Why am I receiving this document?

A:	BNC and KeySource have agreed to the merger of KeySource with and into BNC, which we refer to as the “Merger,” pursuant to the terms of the Merger Agreement that is described in this document. A copy of the Merger Agreement is attached to this document as Appendix A.

In order to complete the Merger, North Carolina law requires that shareholders of KeySource vote to approve the Merger Agreement.

In addition, KeySource shareholders will be asked to vote on a proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposals set forth herein.

KeySource shareholders will also be asked to vote on a proposal to elect four directors to KeySource’s board of directors, and a proposal to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012.

This document contains important information about the Merger and the KeySource annual meeting of shareholders, and you should read it carefully. The enclosed proxy card and voting materials allow you to vote your shares without actually attending the annual meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the annual meeting be held?

A:	The KeySource annual meeting will be held at KeySource Commercial Bank, 280 South Mangum Street, Suite 140, Durham, North Carolina, on September 12, 2012 at 10:00 a.m., local time.

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Q:	How do I vote?

A:	If you are a shareholder of record of KeySource as of the record date, you may vote in person by attending the KeySource annual meeting or by (1) accessing the Internet website specified on the enclosed proxy card, (2) calling the telephone number specified on the enclosed proxy card, or (3) signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of KeySource common stock in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at the KeySource annual meeting.

Q:	What vote is required to approve each proposal?

A:	The proposal at the KeySource annual meeting to approve the Merger Agreement requires the affirmative vote of a majority of all shares of KeySource common stock entitled to vote at the KeySource annual meeting.

The directors of KeySource have agreed, in writing, to vote their shares in support of the Merger and the Merger Agreement. As of the record date, such directors and their affiliates are entitled to vote approximately [•]% of the shares of the KeySource common stock outstanding.

In the election of directors at the KeySource annual meeting, the four nominees receiving the highest number of votes will be elected. The proposal at the KeySource annual meeting to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012 requires the affirmative vote of the holders of a majority of the shares of common stock cast on the matter.

As of the record date, directors and executive officers of KeySource and their affiliates are entitled to vote approximately [•]% of the shares of the KeySource common stock outstanding.

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The annual meeting may be adjourned to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement. The affirmative vote of the holders of a majority of the shares of common stock cast on the matter at the annual meeting is required to adjourn such shareholder meeting.

Q:	How does the board of directors of KeySource recommend that I vote on each proposal?

A:	The KeySource board of directors recommends that you vote “FOR” approval of the Merger Agreement, “FOR” each of the four nominees for director named in this proxy statement/prospectus, “FOR” the ratification of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012 and “FOR” the proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of KeySource common stock that you owned as of the record date.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you are a KeySource shareholder and you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the Merger Agreement. Assuming a quorum (that is, holders of at least a majority of the outstanding shares of common stock of KeySource as of the record date) is present, an abstention or the failure to vote, however, will have no effect on the proposal to approve the adjournment of the annual meeting, if necessary or appropriate. If you are a KeySource shareholder and you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have no effect on the proposal to elect directors or the proposal to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm.

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Q:	If my shares of KeySource are held in street name by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares of common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus. Please note that you may not vote shares held in street name by returning a proxy card directly to KeySource or by voting in person at the annual meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign, date, and return your proxy card without indicating how to vote on any particular proposal, the KeySource common stock represented by your proxy will be voted in favor of that proposal or in favor of the election of each of the nominees for director of KeySource, if applicable.

Q:	What if I fail to submit my proxy card or I fail to instruct my broker, bank or other nominee to vote?

A:	If you fail to properly submit your proxy card or otherwise vote as instructed on the proxy card, or if you fail to properly instruct your broker, bank or other nominee to vote your shares of common stock and you do not attend the KeySource annual meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote against approval of the Merger Agreement, but will have no effect on the proposals to elect directors, ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm or adjourn the annual meeting to a later date or dates, if necessary or appropriate.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date;

•	you can vote again over the Internet or by telephone by the deadline described in the enclosed proxy card; or

•	if you are a holder of record, you can attend the annual meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

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If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of KeySource, no later than the beginning of the annual meeting. If your KeySource shares are held in street name by your bank, broker or other nominee, you should follow the directions you receive from your bank, broker or other nominee to change your voting instructions, or contact your broker, bank or other nominee if no such instructions are provided.

Q:	Am I entitled to appraisal rights or similar rights?

A:	Yes. Under North Carolina law, KeySource shareholders may exercise their rights as objecting shareholders to demand payment of the fair value of their shares of KeySource common stock in connection with the Merger. These rights are occasionally referred to as “appraisal rights” in this proxy statement/prospectus. The provisions of North Carolina law governing appraisal rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. A copy of Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act (“NCBCA”) is included with this proxy statement/prospectus as Appendix B.

Q:	What are the material United States federal income tax consequences of the Merger to shareholders?

A:	In general, for United States federal income tax purposes, KeySource shareholders are not expected to recognize a gain or loss on the exchange of their KeySource common stock for BNC common stock.

KeySource shareholders are urged to consult their tax advisor for a full understanding of the tax consequences of the Merger to them since tax matters are very complicated and may depend on your individual tax circumstances. See “The Merger — Material U.S. Federal Income-Tax Consequences of the Merger” beginning at page 80 .

Q:	When do you expect the Merger to be completed?

A:	BNC and KeySource are working to complete the Merger as soon as possible, and expect to complete the Merger in the third quarter of 2012. However, the Merger is subject to various federal and state regulatory approvals and other conditions, in addition to approval by KeySource shareholders, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all.

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Q:	What do I need to do now?

A:	Carefully read and consider the information contained in this document, including its appendices. After you have carefully read these materials, as soon as possible either (i) indicate on the attached proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope, or (ii) if you hold your shares in street name, follow the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares, so that your shares may be represented and voted at the annual meeting. If you are a KeySource record shareholder, you can also vote by accessing the Internet website or calling the telephone number specified on the enclosed proxy card.

Q:	What will I receive in the Merger?

A:	In exchange for each share of KeySource common stock, you will receive one share of BNC common stock.

Q:	Do I need to do anything with my shares of KeySource common stock now?

A:	No. Please do not send in your KeySource stock certificates with your proxy card. If the Merger is approved, then you will be sent a letter of transmittal that will include instructions for sending in your KeySource stock certificates.

Q:	Whom should I call if I have any questions?

A:	KeySource shareholders who have questions about the Merger or the other matters to be voted on at the annual meeting or desire additional copies of this document or additional proxy cards should contact:

Donald R. Draughon, Jr.
President and Chief Executive Officer
KeySource Financial, Inc.
280 South Mangum Street, Suite 140
Durham, North Carolina 27701
Phone: (919) 383-4200
Fax: (919) 383-4242

or

Regan & Associates, Inc.
505 Eighth Avenue, Suite 800
New York, NY 10018
Phone: (800) 737-3426

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents we refer you to to fully understand the Merger and the related transactions. In addition, we incorporate by reference into this proxy statement/prospectus important business and financial information about BNC Bancorp. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 169. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail. Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to “BNC” refer to BNC Bancorp and all references in this proxy statement/prospectus to “KeySource” refer to KeySource Financial, Inc.

The Companies

BNC Bancorp

BNC Bancorp
1226 Eastchester Drive
High Point, North Carolina 27265
Telephone: (336) 869-9200

BNC was incorporated under the laws of the State of North Carolina on September 19, 2002 to serve as a one-bank holding company of Bank of North Carolina. BNC is registered with the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”) and the bank holding company laws of North Carolina. BNC’s only business at this time is owning Bank of North Carolina and its primary source of income is any dividends that are declared and paid by Bank of North Carolina on its capital stock.

Bank of North Carolina is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991. Bank of North Carolina provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from Bank of North Carolina’s lines of credit, to make primarily consumer and commercial loans. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, Bank of North Carolina makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. Bank of North Carolina also offers a wide range of banking services, including checking and savings accounts, commercial, installment and personal loans, safe deposit boxes, and other associated services.

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On April 9, 2010, Bank of North Carolina acquired certain assets and assumed certain liabilities of Beach First National Bank, headquartered in Myrtle Beach, South Carolina (“Beach First”) from the Federal Deposit Insurance Corporation (“FDIC”) in a FDIC-assisted transaction. On October 14, 2011, Bank of North Carolina acquired certain assets and assumed certain liabilities of Blue Ridge Savings Bank, Inc., a savings bank organized under the laws of the state of North Carolina and headquartered in Asheville, North Carolina (“Blue Ridge”), from the FDIC in an FDIC-assisted transaction. On December 31, 2011, Bank of North Carolina completed its acquisition of all of the outstanding capital stock of Regent Bank, a South Carolina chartered commercial bank in Greenville, South Carolina. Simultaneously with the acquisition, Regent Bank was merged with and into Bank of North Carolina, and the former office of Regent Bank became a branch of Bank of North Carolina in Greenville, South Carolina.

On April 27, 2012, Bank of North Carolina entered into a purchase and assumption agreement with The Bank of Hampton Roads (“BHR”), a subsidiary of Hampton Roads Bankshares, Inc. Under the terms of the purchase and assumption agreement, Bank of North Carolina will purchase the deposits and certain other assets of BHR’s banking operations located at Preston Corners in Cary, North Carolina and Meadowmont Village Circle in Chapel Hill, North Carolina. Consummation of the transaction is subject to numerous conditions as well as regulatory approvals. Bank of North Carolina intends to operate the branches if acquired. This transaction is expected to close on or before September 30, 2012.

On May 31, 2012, BNC entered into a securities purchase agreement with approximately 19 accredited investors and certain directors of BNC and their affiliates. Pursuant to the securities purchase agreement, the investors agreed to purchase an aggregate of 38,885 shares of BNC’s Mandatorily Convertible Cumulative Non-Voting Preferred Stock, Series C (the “Series C Preferred Stock”) at a price of $1,000 per share, and an aggregate of 8,200 shares of BNC’s Mandatorily Convertible Cumulative Non-Voting Preferred Stock, Series B-1 (the “Series B-1 Preferred Stock” and together with the Series C Preferred Stock the “Preferred Stock”) at a price of $1,000 per share. Aquiline BNC Holdings LLC purchased an additional 21,115 shares of the Series B-1 Preferred Stock and an additional 4,300 shares of the Series C Preferred Stock. The purchase of the Series C Preferred Stock and the Series B-1 Preferred Stock was part of a private placement, which totaled approximately $72,500,000 and closed on June 8, 2012.

On June 4, 2012, BNC, Bank of North Carolina and First Trust Bank, Charlotte, North Carolina (“First Trust”) entered into an agreement and plan of merger. Pursuant to the agreement, First Trust will, on the terms and subject to the conditions set forth in the agreement, merge with and into Bank of North Carolina, so that Bank of North Carolina is the surviving banking corporation in the merger. BNC, Bank of North Carolina and First Trust anticipate that the merger will close in the fourth quarter of 2012, subject to customary closing conditions, including regulatory approval and approval of First Trust’s shareholders.

On June 8, 2012, Bank of North Carolina acquired certain assets and liabilities of Carolina Federal Savings Bank, Charleston, South Carolina, a federal thrift organized under the laws of the United States and headquartered in Charleston, South Carolina (“Carolina Federal”), from the FDIC, as receiver of Carolina Federal, pursuant to a purchase and assumption agreement dated as of June 8, 2012. Under the terms of the purchase and assumption agreement, Bank of North Carolina acquired approximately $31 million in performing loans and assumed approximately $52 million in local deposits from the FDIC as receiver of Carolina Federal.

As of March 31, 2012, BNC had consolidated assets, deposits and shareholders’ equity of approximately $2.41 billion, $2.12 billion and $165.4 million, respectively. BNC’s common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” Additional information about BNC is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 169 for a description of where you can find this information.

KeySource Financial, Inc. (see page 120)

KeySource Financial, Inc.
280 South Mangum Street, Suite 140
Durham, North Carolina 27701
Telephone: (919) 383-4200

KeySource was incorporated under the laws of the State of North Carolina on August 25, 2009 to serve as a one-bank holding company of KeySource Commercial Bank and became the holding company for KeySource Commercial Bank on January 1, 2010.

KeySource Commercial Bank commenced operations as a North Carolina-chartered commercial bank in Durham, North Carolina on March 19, 2007. KeySource Commercial Bank operates as a full-service bank, with its primary focus being on serving the banking needs of its customers, which include small- to mid-size businesses, real estate developers, professionals, and their employees. KeySource Bank’s corporate headquarters, which is also the location of its one operating branch, is located in the Diamond View II building in the outfield of the Durham Bulls Athletic Park in Durham, North Carolina. From this location, KeySource Commercial Bank is able to serve the banking needs of a wide array of customers, which include businesses native to the vibrant Research Triangle economy as well as the surrounding counties. In addition, KeySource Commercial Bank also offers personal banking services, which include various deposit and credit services.

On December 15, 2010, KeySource Commercial Bank entered into a Memorandum of Understanding (“MOU”) with the FDIC and the North Carolina Commissioner of Banks (“NCOCB”). Pursuant to the MOU, KeySource Commercial Bank was required to implement certain corrective actions and is prohibited from taking certain actions without the prior approval of the FDIC and the NCOCB. As of March 31, 2012, KeySource management believed KeySource Commercial Bank was in material compliance with the MOU. In addition, on March 16, 2011, the board of directors of KeySource, at the request of the Federal Reserve Bank of Richmond, adopted certain resolutions (the “Federal Reserve Resolutions”) prohibiting KeySource from taking certain actions without the prior approval of the Federal Reserve Bank of Richmond. As of March 31, 2012, KeySource management believed KeySource was in material compliance with the provisions of the Federal Reserve Resolutions.

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As of March 31, 2012, KeySource had consolidated assets, deposits and shareholders’ equity of approximately $195.5 million, $157.5 million and $20.8 million, respectively. See “Information about KeySource.”

The Annual Meeting of KeySource Shareholders

Date, Time and Place (see page 47)

KeySource will hold its annual meeting of shareholders on September 12, 2012 at 10:00 a.m., local time, at KeySource Commercial Bank, 280 South Mangum Street, Suite 140, Durham, North Carolina. The KeySource board of directors has set the close of business on [__], 2012 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, there were [1,810,267] shares of KeySource common stock outstanding.

Matters to be Considered at the Annual Meeting (see page 47)

KeySource shareholders will be asked to vote on a proposal to approve the Merger Agreement pursuant to which KeySource will merge with and into BNC, a proposal to elect four directors to KeySource’s board of directors, a proposal to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012, a proposal to adjourn the meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement and any other business that properly arises during the annual meeting or any adjournment or postponement thereof.

Under the terms of the Merger Agreement, BNC will acquire KeySource by merging KeySource with and into BNC. KeySource will cease to exist as a separate entity. Pursuant to a plan of merger between KeySource Commercial Bank and Bank of North Carolina, KeySource Commercial Bank will merge with and into Bank of North Carolina, with Bank of North Carolina being the surviving bank. The bank merger is currently anticipated to occur simultaneously with the Merger.

A copy of the Merger Agreement is attached to this document as Appendix A.

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The KeySource Board of Directors Recommends Shareholder Approval of the Merger Agreement (see page 59).

The KeySource board of directors believes that the Merger is in the best interests of its shareholders and KeySource, and recommends that you vote “FOR” approval of the Merger Agreement. For the factors considered by KeySource’s board of directors in reaching its decision to approve the Merger Agreement, see “The Merger—KeySource’s Reasons for the Merger and Recommendation of the KeySource Board of Directors.”

Consideration Payable to KeySource Shareholders (see page 85).

KeySource shareholders will receive merger consideration in the form of one share of BNC common stock for each share of KeySource common stock they held immediately before the Merger. There were 1,810,267 shares of KeySource common stock outstanding as of December 21, 2011. Based on the $6.74 closing price of BNC’s common stock on December 20, 2011, the consideration to be received by KeySource shareholders, based on the number of shares outstanding, represents an aggregate offering price of approximately $12.2 million. Assuming full exercise of all outstanding and unexercised stock options and conversion of KeySource’s 8.0% convertible subordinated notes due June 30, 2020, the maximum number of shares of BNC common stock to be delivered to KeySource shareholders is approximately 2,319,132 shares, which represents an aggregate offering price of approximately $15.6 million based on the $6.74 closing price of BNC's common stock on December 20, 2011.

Consideration is Fair from a Financial Point of View According to Monroe Securities, Inc. (see page 62).

Monroe Securities, Inc. (“Monroe”) delivered a written opinion to the KeySource board of directors that, as of December 21, 2011, and subject to the qualifications and limitations on the review by Monroe in rendering its opinion, the consideration to be received by KeySource shareholders pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to KeySource shareholders. On June 27, 2012, Monroe met with the executive committee of KeySource's board of directors to deliver an updated written and oral opinion that, based upon and subject to various matters set forth in its opinion, the consideration to be received by KeySource's shareholders was fair, from a financial point of view. The opinion is attached to this document as Appendix C, and the update of such opinion is attached as Appendix D. You should read the entire opinion and the updated opinion carefully in connection with your consideration of the proposed merger. In connection with rendering the initial and updated fairness opinions, KeySource paid Monroe total fees of $35,000. The opinion is directed to KeySource’s board of directors and does not constitute a recommendation to any holder of KeySource common stock as to how any shareholder should vote on any of the proposals to be considered at the annual meeting.

KeySource also engaged Banks Street Partners, LLC as its financial advisor in connection with the Merger; however, Banks Street did not provide a fairness opinion to the KeySource board of directors in connection with the Merger.

Approval of a Majority of all Shares of KeySource Common Stock Entitled to Vote at the Annual Meeting is Required for the Merger (see page 99).

Approval of holders of a majority of all shares of KeySource common stock entitled to vote at the annual meeting is required to approve the Merger Agreement. Each holder of shares of KeySource common stock outstanding on the record date will be entitled to one vote for each share held. The vote required for approval of the Merger Agreement is a percentage of all outstanding shares of KeySource common stock. Therefore, abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the Merger Agreement.

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KeySource Directors have entered into Support Agreements (see page 48).

In consideration of BNC agreeing to enter into the Merger Agreement, the directors of KeySource have agreed to vote their shares of KeySource common stock in favor of the Merger and not to support any other merger or acquisition proposal by a third party. A copy of the form of this support agreement is attached to this proxy statement/prospectus as Exhibit B to the Merger Agreement. Because the KeySource directors collectively beneficially own approximately [•]% of the outstanding shares of KeySource common stock, these support agreements may have the effect of discouraging a competing offer to acquire KeySource.

KeySource Directors and Executive Officers may have Interests in the Merger that Differ from Interests of KeySource Shareholders (see page 72).

KeySource’s directors and executive officers have economic interests in the Merger that are different from, or in addition to, their interests as KeySource shareholders. The KeySource board of directors considered these interests in its decision to adopt and approve the Merger Agreement and to recommend approval of the Merger Agreement to KeySource shareholders. Some of the interests of the directors and executive officers of KeySource include:

•	Concurrent with completion of the Merger, BNC will take certain actions to appoint to the BNC and Bank of North Carolina boards of directors an individual currently serving on the KeySource board of directors. BNC currently expects to appoint John S. Ramsey, Jr., the chairman of the board of directors of KeySource and KeySource Commercial Bank, to the boards of BNC and Bank of North Carolina. For his service, Mr. Ramsey, or any other appointed director, will be eligible to receive the same compensation available to all other members of the board of directors of BNC and Bank of North Carolina.

•	As a condition to entering into the Merger Agreement, BNC required that Donald R. Draughon, Jr., currently President and Chief Executive Officer of KeySource, enter into a three-year employment agreement with BNC and Bank of North Carolina to serve as an officer of BNC and Bank of North Carolina following the completion of the Merger. Under the terms of the employment agreement, Mr. Draughon will be paid an annual salary of $227,425, which shall be reviewed annually to account for, at minimum, cost of living increases. Mr. Draughon will also receive a monthly car allowance of $750, reimbursement of his dues and expenses associated with membership in the Treyburn Country Club, and be eligible to participate in all officer and employee compensation, bonus, incentive and benefit plans in effect from time to time. Further, Mr. Draughon will be entitled to receive $250,000 in the event he is terminated without cause or in the event that BNC undergoes a change in control.

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•	KeySource has made equity awards to certain officers and directors under its 2007 Incentive Stock Option Plan and 2007 Nonstatutory Stock Option Plan, as amended (the “KeySource Stock Plans”). At the effective time of the Merger, in accordance with the terms of the KeySource Stock Plans, by virtue of the Merger, each participant in the KeySource Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under the KeySource Stock Plans (the “KeySource Options”).

•	As part of the Merger, Donald R. Draughon, Jr., Eddie B. Blount, Roy Lee Haga, Jr. and Scott C. McLean, each an executive officer of KeySource, shall be entitled to severance payments as described on Exhibit D to the Merger Agreement. The severance payments consist of an upfront cash payment to be paid by KeySource prior to closing of the Merger and a forgivable loan by Bank of North Carolina at closing to each individual. Each of the loans will have a three-year term and one-third of the loan will be forgiven at each of the first three anniversary dates or in full upon termination of employment without cause. The severance payments are as follows:

Executive Officer	Upfront Cash Payment	Forgivable Loan
Donald R. Draughon, Jr.	$220,800	$150,000
Eddie B. Blount	$137,100	$75,000
Roy Lee Haga, Jr.	$136,500	$75,000
Scott C. McLean	$159,050	$87,000

•	BNC will generally indemnify and will provide liability insurance to each officer and director of KeySource for a period of six years following the effective time of the Merger in coverage amounts that can be purchased for up to 150% of the current annual premium of KeySource’s liability insurance.

KeySource’s board of directors was aware of these interests and considered them in approving and recommending the Merger.

Conditions Must be Satisfied Before the Merger Will be Completed (see page 99).

Currently, we expect to complete the Merger in the third quarter of 2012. As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the approval of the Merger Agreement by KeySource shareholders at the KeySource annual meeting and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. We cannot be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed.

Regulatory Approval or No Objection Must Be Obtained Before the Merger Will be Completed (see page 75).

BNC and KeySource have agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. These approvals include approval from the Board of Governors of the FRB and other federal and state regulatory authorities. BNC and KeySource have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals. In obtaining the required regulatory approvals, BNC is not required to agree to any restriction or condition that would have a material adverse effect on KeySource or BNC, measured on a scale relative to KeySource. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them. Approval or nonobjection by the regulators does not constitute an endorsement of the Merger or a determination that the terms of the Merger are fair to KeySource shareholders.

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Termination of the Merger Agreement (see page 101).

The Merger Agreement may be terminated by mutual consent, or by either BNC or KeySource if the Merger has not occurred by June 30, 2012, and under other limited circumstances described in the Merger Agreement and which are described in further detail later in this proxy statement/prospectus.

KeySource will be required to pay BNC a termination fee in the amount of $625,000, plus up to $500,000 of BNC’s out-of-pocket legal and due diligence expenses in connection with the proposed transaction, if KeySource enters into or closes on an acquisition agreement with respect to an Alternative Transaction (as defined in the Merger Agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”) if either:

•	the Merger Agreement is duly terminated by BNC and before such termination, an Alternative Transaction with respect to KeySource was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal (as defined in the Merger Agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”) was received) and within 12 months after such termination, KeySource entered into a definitive agreement relating to an Alternative Transaction or consummated an Alternative Transaction; or

•	after receiving an Alternative Proposal, KeySource’s board of directors does not take action to convene the annual meeting of KeySource’s shareholders to approve the Merger Agreement and the Merger and/or recommend that the KeySource shareholders approve the Merger Agreement and the Merger, and within 12 months of receiving the Alternative Proposal, KeySource has entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

Rights of BNC Shareholders Differ from those of KeySource Shareholders (see page 115).

When the Merger is completed, KeySource shareholders who receive BNC common stock as consideration in the Merger will become BNC shareholders. The rights of BNC shareholders differ from the rights of KeySource shareholders in certain important ways. Most of these have to do with provisions in BNC’s articles of incorporation and bylaws that differ from those of KeySource.

KeySource Shareholders Have Appraisal Rights in Connection with the Merger (see page 76).

KeySource shareholders are entitled to exercise appraisal rights with respect to the Merger and, if the Merger is completed and they perfect their appraisal rights, to receive payment in cash for the fair value of their shares of KeySource common stock instead of shares of BNC common stock. In general, to preserve their appraisal rights, KeySource shareholders who wish to exercise these rights must:

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•	be entitled to vote on the Merger;

•	deliver to KeySource, at or before KeySource’s annual meeting of shareholders, written notice of the shareholder’s intent to demand payment if the Merger is effectuated;

•	not vote their shares for approval of the Merger Agreement; and

•	comply with the other procedures set forth in Sections 55-13-01 through 55-13-31 of the NCBCA.

The text of Sections 55-13-01 through 55-13-31 of the NCBCA governing appraisal rights is included with this proxy statement/prospectus as Appendix B. Failure to comply with the procedures described in Appendix B will result in the loss of appraisal rights under the NCBCA. We urge you to carefully read the text of Sections 55-13-01 through 55-13-31 of the NCBCA governing appraisal rights.

KeySource Has Agreed not to Solicit Alternative Transactions (see page 94).

In the Merger Agreement, KeySource has agreed not to solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals for an acquisition transaction involving KeySource by any party other than BNC. This restriction may deter other potential acquirers of control of KeySource. However, KeySource may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel and financial advisors.

Material Federal Income Tax Consequences of the Merger (see page 80).

The Merger is intended to qualify as a reorganization for U.S. federal income-tax purposes, and it is a condition to KeySource’s obligations to complete the Merger that KeySource receive a legal opinion to that effect. Accordingly, the Merger generally will be tax free to you with respect to the shares of BNC common stock you receive in the Merger.

The federal income-tax consequences described above may not apply to all holders of KeySource common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

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MARKET PRICE AND DIVIDEND INFORMATION, RELATED STOCKHOLDER MATTERS

BNC common stock is listed and trades on The NASDAQ Capital Market under the symbol “BNCN.” As of July [•], 2012, there were [         ] shares of BNC common stock outstanding, which were held by [•] holders of record, and outstanding options that were exercisable on that date (or within 60 days of that date) for [•] additional shares of BNC common stock.

There is no established trading market for the KeySource common stock. As of July [•], 2012, there were [1,810,267] shares of KeySource common stock outstanding, which were held by [•] holders of record.

KeySource shareholders are advised to obtain current market quotations for BNC common stock. The market price of BNC common stock will fluctuate between the date of this proxy statement/prospectus and the effective date of the Merger. No assurance can be given concerning the market price of BNC common stock after the effective date of the Merger.

The following table shows, for the indicated periods, the high and low sales prices per share for BNC common stock, as reported on The NASDAQ Capital Market, and dividends declared and paid per share of BNC common stock.

	BNC Bancorp
					Dividend
	High		Low		Declared
2009
First Quarter	$7.74		$3.96		$0.05
Second Quarter	8.15		5.25		0.05
Third Quarter	8.15		6.95		0.05
Fourth Quarter	8.00		6.45		0.05

2010
First Quarter	8.25		6.81		0.05
Second Quarter	10.66		7.81		0.05
Third Quarter	10.50		9.50		0.05
Fourth Quarter	10.00		8.29		0.05

2011
First Quarter	9.10		7.53		0.05
Second Quarter	8.63		6.52		0.05
Third Quarter	7.42		6.10		0.05
Fourth Quarter	8.34		6.16		0.05

2012
First Quarter	8.00		6.80		0.05
Second Quarter	[	]	[	]	0.05
Third Quarter (through July [ ], 2012)	[	]	[	]	[	]

On December 20, 2011, the last full trading day before public announcement of the execution of the Merger Agreement on which shares of BNC common stock were traded on The NASDAQ Capital Market, and July [•], 2012, the last practicable trading date before the date of this document on which shares of BNC common stock were traded, the high, low and closing sales prices for BNC common stock were as follows:

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December 20, 2011			July [ ], 2012
High	Low	Closing	High		Low		Closing
$7.00	$6.65	$6.74	$	[•]	$	[•]	$	[•]

There is not a liquid market for KeySource common stock and it is not currently listed or quoted on any exchange, quotation service, or bulletin board. Any shares of KeySource common stock traded to date have been as the result of privately negotiated transactions.

Holders of BNC’s common stock and its Mandatorily Convertible Non-Voting Preferred Stock, Series B (the “Series B Preferred Stock”) are entitled to receive ratably such dividends as may be declared by BNC’s board of directors out of legally available funds. The ability of BNC’s board of directors to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and banking regulations. Further, except with the approval of the U.S. Treasury (“Treasury”), until such time as BNC has redeemed all of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) or the Treasury has transferred all of the Series A Preferred Stock to a third party, the payment of dividends on its common stock is limited to a maximum quarterly dividend of $0.05 per share.

Also, BNC may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under its outstanding junior subordinated debentures. The declaration and payment of future dividends to holders of BNC common stock will also depend upon its earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions and other factors as its board of directors may deem relevant.

BNC has paid seven annual cash dividends, with the most recent annual cash dividend being $0.20 per share of common stock on February 22, 2008. In 2009, BNC began paying quarterly dividends, with the most recent being a cash dividend of $0.05 per share of common stock and Series B Preferred Stock paid on May 25, 2012. For more information regarding BNC’s ability to pay dividends and restrictions thereon, see “Supervision and Regulation.”

The ability of KeySource’s board of directors to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and banking regulations. The NCBCA prohibits the payment of a dividend if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any preferred shareholders.

As described on page [      ], the board of directors of KeySource adopted the Federal Reserve Resolutions on March 16, 2011. Under the terms of the Federal Reserve Resolutions, KeySource may not declare or pay any cash dividends without the prior approval of the Federal Reserve Bank of Richmond.

If and when cash dividends are declared, they will be largely dependent on KeySource’s earnings, financial condition, business projections, general business conditions, and other pertinent factors including the ability of KeySource Commercial Bank of declare and pay dividends. Pursuant to the terms of the MOU entered into with the FDIC and the NCOCB, KeySource Commercial Bank must first seek regulatory approval prior to the payment of any cash dividends so long as the MOU is in effect.

KeySource has not paid any cash dividends.

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COMPARATIVE PER SHARE DATA

The BNC and KeySource historical and the unaudited pro forma combined BNC and KeySource equivalent per share financial data for the quarter ended March 31, 2012 and the year ended December 31, 2011 is presented below. This information should be considered together with the financial statements and related notes of BNC incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 169 for a description of where you can find this information.

Unaudited Pro Forma Comparative Per Share Data

For The Quarter Ended March 31, 2012

(Amounts in Thousands, except per share data)

				Pro Forma
				Equivalent
	BNC	KeySource	Pro Forma	KeySource
	Historical	Historical	Combined	Share

Net income from continuing operations	$1,725	$206	$1,931	$275
Net income available to common shareholders	1,124	206	1,330	189
Basic	$0.11	$0.11	$0.11	$0.11
Diluted	0.11	0.11	0.11	0.11

Dividends paid:
Common	$453	$-	$544	$91
Preferred, net of accretion	601	-	601	86

Book value, fully converted:
As of March 31, 2012	$12.37	$11.50	$12.25	$12.25

Unaudited Pro Forma Comparative Per Share Data

For The Year Ended December 31, 2011

(Amounts in Thousands, except per share data)

				Pro Forma
				Equivalent
	BNC	KeySource	Pro Forma	KeySource
	Historical	Historical	Combined	Share

Net income from continuing operations	$6,930	$432	$7,362	$1,050
Net income available to common shareholders	4,526	432	4,958	707
Basic	$0.45	$0.25	$0.42	$0.42
Diluted	0.45	0.25	0.42	0.42

Dividends paid:
Common	$1,813	$-	$2,175	$362
Preferred, net of accretion	2,404	-	2,404	343

Book value, fully converted:
As of December 31, 2011	$12.28	$11.40	$12.16	$12.16

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SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BNC BANCORP

Set forth below are highlights derived from BNC’s unaudited consolidated financial statements as of and for the three months ended March 31, 2012 and BNC’s audited consolidated financial statements as of and for the years ended December 31, 2007 through 2011. You should read this information in conjunction with BNC’s unaudited and audited consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page 169 for a description of where you can find this information.

Selected Consolidated Financial Information and Other Data

(dollars in thousands, except share and per share and nonfinancial data)

	At or for the Three Months Ended March 31,	At or for the Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Operating Data:
Total interest income	$27,179	$103,343	$95,010	$79,082	$71,034	$73,670
Total interest expense	8,567	32,920	34,747	32,867	37,426	41,265
Net interest income	18,612	70,423	60,263	46,215	33,608	32,405
Provision for loan losses	5,179	18,214	26,382	15,750	7,075	3,090
Net interest income after provision for loan losses	13,433	52,209	33,881	30,465	26,533	29,315
Non-interest income	5,809	20,802	28,813	8,686	5,651	5,249
Non-interest expense	17,825	67,864	55,172	32,899	27,783	24,068
Income before income taxes	1,417	5,147	7,522	6,252	4,401	10,496
Income tax expense (benefit)	(308)	(1,783)	(204)	(285)	414	3,058
Net income	1,725	6,930	7,726	6,537	3,987	7,438
Less preferred stock dividends and discount accretion	601	2,404	2,196	1,984	142	-
Net income available to common shareholders	$1,124	$4,526	$5,530	$4,553	$3,845	$7,438

Per Common Share Data: (1)
Basic earnings per share	$0.11	$0.45	$0.62	$0.62	$0.53	$1.08
Diluted earnings per share	0.11	0.45	0.61	0.62	0.52	1.05
Cash dividends paid	0.05	0.20	0.20	0.20	0.20	0.18
Book value	12.93	12.80	11.63	13.20	12.49	11.90
Tangible common book value (2)	9.75	9.60	8.49	9.43	8.69	8.02
Weighted average shares outstanding:
Basic	10,910,515	10,877,590	9,262,369	7,340,015	7,322,723	6,865,204
Diluted	10,920,400	10,894,131	9,337,392	7,347,700	7,396,170	7,088,218
Period-end shares outstanding	9,113,501	9,100,890	9,053,360	7,341,901	7,350,029	7,257,532

Selected Period-End Balance Sheet Data:
Total assets	$2,408,890	$2,454,930	$2,149,932	$1,634,185	$1,572,876	$1,130,112
Investment securities available for sale	241,335	282,221	352,871	360,506	416,564	86,683
Investment securities held to maturity	101,401	97,036	6,000	6,000	6,000	-
Loans	1,724,626	1,709,483	1,508,180	1,079,179	1,007,788	932,562
Allowance for loan losses	36,722	31,008	24,813	17,309	13,210	11,784
Goodwill	26,129	26,129	26,129	26,129	26,129	26,129
Deposits	2,116,472	2,118,187	1,828,070	1,349,878	1,146,013	855,130
Short-term borrowings	24,131	70,211	60,207	50,283	194,143	80,928
Long-term debt	93,713	93,713	97,713	100,713	105,713	101,713
Shareholders' equity	165,363	163,855	152,224	126,206	120,680	86,392

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 Selected Consolidated Financial Information and Other Data

(dollars in thousands, except share and per share and nonfinancial data)

	At or for the Three Months Ended March 31,	At or for the Year Ended December 31,
	2012	2011	2010	2009	2008	2007

Selected Average Balances:
Total assets	$2,415,639	$2,208,525	$2,027,261	$1,617,744	$1,227,246	$1,041,018
Investment securities	346,192	339,067	346,099	424,684	117,531	79,727
Loans, including loans held for sale	1,719,950	1,561,257	1,359,107	1,026,635	981,069	849,271
Total interest-earning assets	2,112,991	1,936,069	1,799,324	1,496,230	1,116,766	943,756
Deposits, interest-bearing	1,971,120	1,770,106	1,613,886	1,257,333	890,058	782,755
Total interest-bearing liabilities	2,096,744	1,914,179	1,765,391	1,418,935	1,063,171	891,695
Shareholders' Equity	158,114	156,968	149,959	123,641	86,858	76,065

Selected Performance Ratios:
Return on average assets (3)	0.29%	0.31%	0.38%	0.40%	0.32%	0.71%
Return on average common equity (4)	4.09%	4.12%	4.98%	4.81%	4.54%	9.78%
Return on average tangible common equity (5)	5.53%	5.56%	6.70%	6.82%	6.79%	15.58%
Net interest margin (6)	3.80%	3.93%	3.65%	3.39%	3.17%	3.60%
Average equity to average assets	6.55%	7.11%	7.40%	7.64%	7.08%	7.31%
Efficiency ratio (7)	69.13%	70.09%	58.38%	55.36%	67.66%	61.36%
Dividend payout ratio	45.45%	44.44%	32.26%	32.26%	38.09%	16.61%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.13%	1.81%	1.65%	1.60%	1.31%	1.26%
Allowance for loan losses to nonperforming loans (8)	41.54%	33.44%	25.96%	90.86%	99.18%	327.42%
Nonperforming assets to total assets (9)	6.53%	6.57%	6.29%	2.04%	1.17%	0.54%
Net loan charge-offs to average loans (10)	1.34%	1.33%	1.39%	1.13%	0.58%	0.20%

Capital Ratios: (11)
Total risk-based capital	11.76%	11.51%	13.01%	12.79%	11.46%	10.31%
Tier 1 risk-based capital	10.20%	9.99%	11.19%	10.87%	9.60%	8.26%
Leverage ratio	7.04%	7.38%	7.42%	8.32%	8.44%	7.40%

Other Data:
Number of full service banking offices	30	30	23	17	15	14
Number of limited service offices	1	1	1	1	1	1
Number of full time equivalent employees	442	442	358	249	221	218

(1)	All per share data has been restated to reflect the dilutive effect of a 10% stock dividend distributed on January 22, 2007.
(2)	Calculated by dividing common equity less intangibles by year-end shares outstanding. Intangibles include core deposit intangibles of $3.0 million, $2.3 million, $1.6 million, $1.8 million, and $2.1 million at December 31, 2011, 2010, 2009, 2008, and 2007, respectively, and $2.9 million at March 31, 2012.
(3)	Calculated by dividing net income by average assets, annualized.
(4)	Calculated by dividing net income available to common shareholders by average common equity, annualized.
(5)	Calculated by dividing net income available to common shareholders by average common equity less average intangibles, annualized.
(6)	Calculated by dividing tax equivalent net interest income by average interest-earning assets.
(7)	Calculated by dividing non-interest expense by the sum of tax-equivalent net interest income plus non-interest income. The tax-equivalent adjustment was $5.6 million, $5.4 million, $4.5 million, $1.8 million, and $1.6 million for the years ended December 31, 2011, 2010, 2009, 2008, and 2007 respectively, and $1.4 million for the three months ended March 31, 2012.
(8)	Includes $73.3 million and $69.3 million of nonperforming loans covered under loss share agreements at December 31, 2011 and 2010, respectively, and includes $70.8 million at March 31, 2012.
(9)	Nonperforming assets consist of nonaccrual loans, accruing loans greater than 90 days past due, and other real estate owned, where applicable.
(10)	Net loan charge-offs include $3.8 million and $2.5 million of covered loans that are reimbursed 80% by the FDIC for the year ended December 31, 2011 and for the three months ended March 31, 2012, respectively.
(11)	Capital ratios are for Bank of North Carolina.

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UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Set forth below is BNC’s unaudited pro forma consolidated balance sheet information as of March 31, 2012, giving effect to the private placement of the Series B-1 Preferred Stock and the Series C Preferred Stock (the “Private Placement”) as if the closing of the Private Placement had occurred on March 31, 2012 and the Series B-1 Preferred Stock and the Series C Preferred Stock had been converted into BNC’s common stock on March 31, 2012.

The notes to the unaudited pro forma consolidated balance sheet information describe the adjustments and pro forma amounts presented below.

The unaudited pro forma consolidated balance sheet information presented below is based on, and should be read together with, the BNC historical financial information that has been incorporated by reference into this proxy statement/prospectus as of and for the indicated periods. See “Where You Can Find More Information” on page 169 for a description of where you can find this information.

Unaudited Pro Forma Consolidated Financial Information and Other Data

(dollars in thousands, except share and per share and nonfinancial data)

	BNC Historical	Adjustments	Pro Forma
Per Common Share Data:
Basic earnings per share	$0.11	$(0.05)	$0.06
Diluted earnings per share	0.11	(0.05)	0.06
Cash dividends paid	0.05	-	0.05
Book value	12.93	(3.36)	9.57
Tangible common book value (1)	9.75	(1.53)	8.22
Weighted average shares outstanding:
Basic	10,910,515	10,357,143	21,267,658
Diluted	10,920,400	10,357,143	21,277,543
Year-end shares outstanding	9,113,501	10,357,143	19,470,644

Selected Period-End Balance Sheet Data:
Total assets	$2,408,890	$68,500	$2,477,390
Investment securities available for sale	241,335	-	241,335
Investment securities held to maturity	101,401	-	101,401
Loans	1,724,626	-	1,724,626
Allowance for loan losses	36,722	-	36,722
Goodwill	26,129	-	26,129
Deposits	2,116,472	-	2,116,472
Short-term borrowings	24,131	-	24,131
Long-term debt	93,713	-	93,713
Shareholders' equity	165,363	68,500	233,863

(1)	Calculated by dividing common equity less intangibles by year-end shares outstanding. Intangibles include core deposit intangibles of $2.9 million at March 31, 2012.

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RISK FACTORS

You should carefully consider each of the following risk factors in evaluating whether to vote for the approval of the Merger Agreement. If the Merger is consummated, BNC and KeySource will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company’s control. An investment in the combined company’s common stock involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote your KeySource shares.

We have described below the risks and uncertainties that we believe to be material to a decision on how to vote your KeySource shares. If any of the following risks and uncertainties develops into actual events, the combined company or its results of operations or financial condition could be adversely impacted. In such an event, the trading price of the BNC common stock could decline and you could lose all or part of your investment. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Merger

KeySource shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the Merger.

KeySource shareholders will experience a substantial reduction in their percentage ownership interests and effective voting power in BNC compared to their ownership interests and voting power in KeySource prior to the Merger. If the Merger is consummated, current KeySource shareholders will own approximately [•]% of BNC’s outstanding common stock, on a fully diluted basis. Accordingly, former KeySource shareholders will own less than a majority of the outstanding voting stock of the combined company and would, as a result, be outvoted by current BNC shareholders if such current BNC shareholders voted together as a group.

We may fail to realize all of the anticipated benefits of the Merger.

The success of the Merger will depend, in part, on BNC’s ability to realize the anticipated benefits and cost savings from combining the businesses of BNC and KeySource. However, to realize these anticipated benefits and cost savings, BNC must successfully combine the businesses of BNC and KeySource. If BNC is not able to achieve these objectives, the anticipated benefits and cost savings of the Merger may not be realized fully or at all or may take longer to realize than expected.

BNC and KeySource have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect BNC’s ability to maintain relationships with clients, depositors and employees or to achieve the anticipated benefits of the Merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of KeySource and BNC during that transition period.

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BNC and KeySource will incur significant transaction and Merger-related integration costs in connection with the Merger.

BNC and KeySource expect to incur significant costs associated with completing the Merger and integrating the operations of the two companies. BNC and KeySource are continuing to assess the impact of these costs. Although BNC and KeySource believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and Merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

BNC has not previously operated in the Durham market.

KeySource’s primary service area is the Durham market. The banking business in this area is extremely competitive, and the level of competition may increase further. BNC has not previously participated in this market and there may be unexpected challenges and difficulties that could adversely affect BNC following the completion of the Merger.

The market price of BNC common stock after the Merger may be affected by factors different from those affecting the shares of KeySource or BNC currently.

The businesses of BNC and KeySource differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of either BNC or KeySource. For a discussion of the business of BNC and of certain factors to consider in connection with its business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” on page 169. For a discussion of the business of KeySource and of certain factors to consider in connection with its business, see “Information About KeySource.”

The opinion obtained by KeySource from Monroe Securities, Inc. will not reflect changes in circumstances between June 27, 2012 and the Merger.

KeySource obtained an updated opinion from Monroe Securities, Inc. (“Monroe”) on June 27, 2012. Changes in the operations and prospects of BNC or KeySource, general market and economic conditions and other factors that may be beyond the control of BNC and KeySource, and on which Monroe’s opinion was based, may significantly alter the value of BNC or KeySource or the prices of shares of BNC common stock or KeySource common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because KeySource currently does not anticipate asking Monroe to further update its opinion beyond the June 27, 2012 update previously issued, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the Merger is completed. For a description of the opinion that KeySource received from Monroe, see “The Merger — Opinion of Monroe Securities, Inc.” For a description of the other factors considered by KeySource’s board of directors in determining to approve the Merger, see “The Merger — KeySource’s Reasons for the Merger and Recommendation of the KeySource Board of Directors.”

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The Merger Agreement limits KeySource’s ability to pursue alternatives to the Merger.

The Merger Agreement contains provisions that limit KeySource’s ability to discuss competing third-party proposals to acquire all or a significant part of KeySource. In addition, KeySource has agreed to pay BNC a termination fee of $625,000 plus expense reimbursement of up to $500,000 if the transaction is terminated because KeySource decides to enter into or close another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of KeySource from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the Merger with BNC, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire KeySource than it might otherwise have proposed to pay.

The Merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on BNC.

Before the Merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board and various state bank regulatory and other authorities. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Although BNC and KeySource do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of BNC following the Merger, any of which might have a material adverse effect on BNC following the Merger. BNC is not obligated to complete the Merger if the regulatory approvals received in connection with the completion of the Merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on KeySource or BNC, measured relative to KeySource, but BNC could choose to waive this condition.

BNC’s involvement in other transactions contemporaneously with the Merger, including its pending merger with First Trust, may make consummation of this transaction and successful integration of BNC and KeySource more difficult.

BNC’s strategic plan is, in part, to grow through acquisitions of other financial institutions and/or the assets of other financial institutions, such as branches or lines of business. Since the execution of the merger agreement with KeySource, Bank of North Carolina has entered into a purchase and assumption agreement with BHR, BNC and Bank of North Carolina have entered into an agreement and plan of merger with First Trust and Bank of North Carolina has acquired certain assets and liabilities of Carolina Federal. The Merger may be more difficult to complete due to potential delays in obtaining regulatory or shareholder approval and BNC’s focus on these transactions may limit its ability to fully realize the expected benefits from this transaction if the merger agreement is approved and the merger takes place.

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KeySource directors and executive officers have financial interests in the Merger that are different from, or in addition to, the interests of KeySource shareholders.

Executive officers of KeySource, together with KeySource’s financial advisors, negotiated the terms of the Merger Agreement with their counterparts at BNC, and KeySource’s board of directors adopted and approved the Merger Agreement and unanimously recommended that KeySource shareholders vote to approve the Merger Agreement on substantially the terms set forth in the Merger Agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that KeySource’s directors and executive officers have financial interests in the Merger that are different from, or in addition to, the interests of KeySource shareholders. For example, certain executive officers have entered into agreements with KeySource that provide, among other things, severance and/or other benefits following the Merger. These and some other additional interests of KeySource directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it, as a shareholder. See “The Merger—KeySource’s Directors and Officers Have Financial Interests in the Merger” for information about these financial interests.

If the Merger does not constitute a reorganization under Section 368(a) of the Internal Revenue Code, then KeySource shareholders may be responsible for payment of U.S. income taxes related to the Merger.

The United States Internal Revenue Service (“IRS”) may determine that the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, each KeySource shareholder would recognize a gain or loss equal to the difference between the fair market value of the BNC common stock received by the shareholder in the Merger, and the shareholder’s adjusted tax basis in the shares of KeySource common stock exchanged therefor.

The Merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the Merger Agreement must be satisfied or waived to complete the Merger. If the conditions are not satisfied or waived, to the extent permitted by law or Nasdaq rules, the Merger will not occur or will be delayed and each of BNC and KeySource may lose some or all of the intended benefits of the Merger. The following conditions, in addition to other customary closing conditions (which are described in greater detail beginning on page 99), must be satisfied or, with respect to conditions other than shareholder and regulatory approval, waived, if permissible, before BNC and KeySource are obligated to complete the Merger:

•	the Merger Agreement must be approved by the holders of a majority of the outstanding shares of KeySource common stock as of the record date of the KeySource annual meeting;

•	all required regulatory consents must be obtained;

•	the absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the Merger; and

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•	KeySource’s classified assets (which means loans or other assets characterized as “substandard,” “doubtful,” “loss” or words of similar import and other real estate owned) must not exceed $20 million at the effective time of the Merger.

The Merger may distract management of KeySource and BNC from their other responsibilities.

The Merger could cause the respective management groups of KeySource and BNC to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to fully realize the expected financial benefits from this transaction if the Merger Agreement is approved and the Merger takes place.

Sales of substantial amounts of BNC common stock in the open market by former KeySource shareholders could depress BNC’s stock price.

Shares of BNC common stock that are issued to shareholders of KeySource will be freely tradable without restrictions or further registration under the Securities Act, except for shares issued to any shareholder who may be deemed to be an affiliate of BNC. As of July [•], 2012, BNC had approximately [        ] shares of common stock outstanding and approximately [•] shares of common stock subject to outstanding options and other rights to purchase or acquire its shares. BNC currently expects that it will issue approximately [2,319,132] shares of BNC common stock in connection with the Merger.

If the Merger is completed and if KeySource’s shareholders sell substantial amounts of BNC common stock in the public market following completion of the Merger, the market price of BNC common stock may decrease. These sales might also make it more difficult for BNC to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Risks Related to BNC’s Growth Strategy

BNC may not be able to implement aspects of its growth strategy.

BNC’s growth strategy contemplates the future expansion of its business and operations both organically and by acquisitions such as through the establishment or acquisition of banks and banking offices in its market area and other markets in North Carolina and South Carolina. Implementing these aspects of BNC’s growth strategy depends, in part, on its ability to successfully identify acquisition opportunities and strategic partners that will complement its operating philosophy and to successfully integrate their operations with BNC’s, as well as generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, BNC must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, BNC may not be able to identify suitable opportunities for further growth and expansion or, if it does, BNC may not be able to successfully integrate these new operations into its business.

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As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. BNC will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than BNC does and may be able to pay more for an acquisition than BNC is able or willing to pay.

BNC can offer no assurance that it will have opportunities to acquire other financial institutions or acquire or establish any new branches or loan production offices, or that it will be able to negotiate, finance and complete any opportunities available to it.

If BNC is unable to effectively implement its growth strategies, its business, results of operations and stock price may be materially and adversely affected.

Future expansion involves risks.

The acquisition by BNC of other financial institutions or parts of those institutions involves a number of risks, including the risk that:

•	BNC may incur substantial costs in identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;

•	BNC’s estimates and judgments used to evaluate credit, operations, management and market risks relating to target institutions may not be accurate;

•	the institutions BNC acquires may have distressed assets and there can be no assurance that BNC will be able to realize the value it predicts from those assets or that it will make sufficient provisions or have sufficient capital for future losses;

•	BNC may be required to take write-downs or write-offs, restructuring and impairment, or other charges related to the institutions it acquires that could have a significant negative effect on BNC’s financial condition and results of operations;

•	there may be substantial lag-time between completing an acquisition and generating sufficient assets and deposits to support costs of the expansion;

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•	BNC’s management’s attention in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from its existing business and BNC may not be able to successfully integrate such operations and personnel;

•	BNC’s announcement of additional transactions prior to completion of the Merger could result in a delay in obtaining regulatory or shareholder approval for the Merger, which could have the effect of limiting BNC’s ability to fully realize the expected financial benefits from the transaction;

•	BNC may not be able to obtain regulatory approval for an acquisition;

•	BNC may enter new markets where it lacks local experience or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may introduce new products and services it is not equipped to manage or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may incur intangible assets in connection with an acquisition, or the intangible assets it incurs may become impaired, which could result in adverse short-term effects on BNC’s results of operations;

•	BNC may assume liabilities in connection with an acquisition, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on BNC’s results of operations, financial condition and stock price; or

•	BNC may lose key employees and customers.

BNC cannot assure you that it will be able to successfully integrate any banking offices that BNC acquires into its operations or retain the customers of those offices. If any of these risks occur in connection with BNC’s expansion efforts, it may have a material and adverse effect on BNC’s results of operations and financial condition.

BNC may not be able to maintain and manage its organic growth, which may adversely affect its results of operations and financial condition.

BNC has grown rapidly since its acquisition of Beach First in April 2010, and its business strategy contemplates significant acceleration in such growth, both organically and through acquisitions. BNC can provide no assurance that it will continue to be successful in increasing the volume of loans and deposits or in introducing new products and services at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with its historical or modified organic growth strategy. BNC may be unable to continue to increase its volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If BNC is successful in continuing its growth, it cannot assure you that further growth would offer the same levels of potential profitability or that BNC would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect BNC’s results of operations, financial condition and stock price.

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New bank office facilities and other facilities may not be profitable.

BNC may not be able to organically expand into new markets that are profitable for its franchise. The costs to start up new bank branches and loan production offices in new markets, other than through acquisitions, and the additional costs to operate these facilities would increase BNC’s noninterest expense and may decrease its earnings. It may be difficult to adequately and profitably manage BNC’s growth through the establishment of bank branches or loan production offices in new markets. In addition, BNC can provide no assurance that its expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If BNC is not able to do so, its earnings and stock price may be negatively impacted.

Acquisition of assets and assumption of liabilities may expose BNC to intangible asset risk, which could impact its results of operations and financial condition.

In connection with any acquisitions, as required by U.S. generally accepted accounting principles (“GAAP”), BNC will record assets acquired and liabilities assumed at their fair value, and, as such, acquisitions may result in BNC recording intangible assets, including deposit intangibles and goodwill. BNC will perform a goodwill valuation at least annually to test for goodwill impairment. Impairment testing is a two-step process that first compares the fair value of goodwill with its carrying amount, and second measures impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Adverse conditions in the business climate, including a significant decline in future operating cash flows, a significant change in BNC’s stock price or market capitalization, or a deviation from BNC’s expected growth rate and performance may significantly affect the fair value of any goodwill and may trigger impairment losses, which could be materially adverse to BNC’s results of operations, financial condition and stock price.

The success of BNC’s growth strategy depends on BNC’s ability to identify and retain individuals with experience and relationships in the markets in which it intends to expand.

BNC’s growth strategy contemplates that it will expand its business and operations to other markets particularly in the Carolinas. BNC intends to primarily target market areas that it believes possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, BNC must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which BNC may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if BNC identifies individuals that it believes could assist it in establishing a presence in a new market, BNC may be unable to recruit these individuals away from other banks or be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out BNC’s strategy is often lengthy. BNC’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.

BNC may need additional access to capital, which it may be unable to obtain on attractive terms or at all.

BNC may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments, redeem TARP preferred stock, for future growth or to fund losses or additional provision for loan losses in the future. BNC’s ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside BNC’s control, and on BNC’s financial performance. Accordingly, BNC may be unable to raise additional capital, if and when needed, on terms acceptable to it, or at all. If BNC cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired and its stock price negatively affected.

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Risks Related to BNC’s Business and Industry

This section discusses risks relating to BNC’s business and industry and includes risks we will continue to face after the Merger. References in this subsection to “we” and “our” refer to BNC and its subsidiaries.

Difficult market conditions have adversely affected the industry in which we operate.

The capital and credit markets have been experiencing volatility and disruption for over three years. Declines in the housing market over this period, with falling home prices and increasing foreclosures, unemployment and under employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. As a result of the broad based economic decline and the troubled economic conditions, financial institutions have pursued strategies that include seeking additional capital or merging with larger and stronger institutions. In some cases, financial institutions that did not pursue defensive strategies or did not succeed in those strategies, have failed. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. Additionally, the market disruptions have increased the level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. We do not expect that the difficult conditions in the financial markets are likely to improve materially in the near future and are managing BNC with numerous defensive strategies. A worsening of the current conditions would exacerbate the adverse effects of these difficult market conditions on us and others in the financial institution industry. In particular, we may face the following risks in connection with these events:

•	Unreliable market conditions with significantly reduced real estate activity may adversely affect our ability to determine the fair value of the assets we hold. If we determine that a significant portion of our assets have values that are significantly below their recorded carrying value, we could recognize a material charge to earnings in the quarter during which such determination was made, our capital ratios would be affected and may result in increased regulatory scrutiny.

•	We may expect to face increased regulation of our industry, including as a result of The Emergency Economic Stabilization Act of 2008 (“EESA”) or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	Market developments and the resulting economic pressure on consumers may affect consumer confidence levels and may cause increases in delinquencies and default rates, which, among other effects, could affect our charge-offs and provision for loan losses.

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•	Competition in the industry could intensify as a result of the increasing consolidation of financial services companies in connection with current market conditions.

Recent legislation and regulatory proposals in response to recent turmoil in the financial markets may materially adversely affect our business and results of operations.

The banking industry is heavily regulated. We are subject to examinations, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities. Banking regulations are primarily intended to protect the federal deposit insurance fund and depositors, not shareholders. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. Changes in the laws, regulations and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for others. Federal economic and monetary policies may also affect our ability to attract deposits and other funding sources, make loans and investments and achieve satisfactory interest spreads.

The Dodd-Frank Act represents a significant overhaul of many aspects of the regulation of the financial-services industry, including new or revised regulation of such things as systemic risk, capital adequacy, deposit insurance assessments and consumer financial protection. In addition, the federal banking regulators have issued joint guidance on incentive compensation and the Treasury and the federal banking regulators have issued statements calling for higher capital and liquidity requirements for banking organizations. Complying with these and other new legislative or regulatory requirements, and any programs established thereunder, could have a material adverse impact on our results of operations, our financial condition and our ability to fill positions with the most qualified candidates available.

Our revenues are highly correlated to market interest rates.

Our assets and liabilities are primarily monetary in nature, and as a result, we are subject to significant risks tied to changes in interest rates. Our ability to operate profitably is largely dependent upon net interest income. In 2011, net interest income made up [•]% of our recurring revenue. Unexpected movement in interest rates, that may or may not change the slope of the current yield curve, could cause our net interest margins to decrease, subsequently decreasing net interest income. In addition, such changes could materially adversely affect the valuation of our assets and liabilities.

As with most financial institutions, our results of operations are affected by changes in interest rates and our ability to manage this risk. The difference between interest rates charged on interest-earning assets and interest rates paid on interest-bearing liabilities may be affected by changes in market interest rates, changes in relationships between interest rate indices, and changes in the relationships between long-term and short-term market interest rates. In addition, the mix of assets and liabilities could change as varying levels of market interest rates might present our customer base with more attractive options.

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We may need to rely on the financial markets to provide needed capital.

Our common stock is listed and traded on The NASDAQ Capital Market. Although we anticipate that our capital resources will be adequate for the foreseeable future to meet our capital requirements, at times we may depend on the liquidity of the Nasdaq market to raise equity capital. If the market should fail to operate, or if conditions in the capital markets are adverse, we may be constrained in raising capital. Downgrades in the opinions of the analysts that follow our Company may cause our stock price to fall and significantly limit our ability to access the markets for additional capital requirements. Should these risks materialize, our ability to further expand our operations through internal growth or acquisition may be limited.

Certain changes in interest rates, inflation, deflation or the financial markets could affect demand for our products and our ability to deliver products efficiently.

Loan originations, and potentially loan revenues, could be materially adversely impacted by sharply rising interest rates. Conversely, sharply falling rates could increase prepayments within our securities portfolio lowering interest earnings from those investments. An unanticipated increase in inflation could cause our operating costs related to salaries and benefits, technology and supplies to increase at a faster pace than revenues.

The fair market value of our securities portfolio and the investment income from these securities also fluctuate depending on general economic and market conditions. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations.

Our concentration of real estate loans subjects BNC to risks that could materially adversely affect our results of operations and financial condition.

The majority of our loan portfolio is secured by real estate. As the economy has deteriorated and depressed real estate values, the collateral value of the portfolio and the revenue stream from those loans has come under stress and has required additional provisions to the allowance for loan losses. Our ability to dispose of foreclosed real estate and resolve credit quality issues is dependent on real estate activity and real estate prices, both of which have been unpredictable for more than three years.

Because we engage in lending secured by real estate and may be forced to foreclose on the collateral property and own the underlying real estate, we may be subject to the increased costs associated with the ownership of real property, which could result in reduced net income.

Since we originate loans secured by real estate, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property, in which case we are exposed to the risks inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize after a default is dependent upon factors outside of our control, including, but not limited to:

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•	general or local economic conditions;

•	environmental cleanup liability;

•	neighborhood values;

•	real estate tax rates;

•	operating expenses of the foreclosed properties;

•	ability to obtain and maintain adequate occupancy of the properties;

•	zoning laws, governmental rules, regulations and fiscal policies; and

•	natural disasters.

Certain expenditures associated with the ownership of real estate, principally real estate taxes and maintenance costs, may adversely affect the income from the real estate. Therefore, the cost of operating real property may exceed the rental income earned from such property, and we may have to advance funds in order to protect our investment or we may be required to dispose of the real property at a loss.

Greater loan losses than expected may materially adversely affect our earnings.

We, as lenders, are exposed to the risk that our customers will be unable to repay their loans in accordance with their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the business of making loans and could have a material adverse effect on our operating results. Our credit risk with respect to our real estate and construction loan portfolio will relate principally to the creditworthiness of business entities and the value of the real estate serving as security for the repayment of loans. Our credit risk with respect to our commercial and consumer loan portfolio will relate principally to the general creditworthiness of businesses and individuals within our local markets.

We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for estimated loan losses based on a number of factors. We believe that our current allowance for loan losses is adequate. However, if our assumptions or judgments prove to be incorrect, the allowance for loan losses may not be sufficient to cover actual loan losses. We may have to increase our allowance in the future in response to the request of one of our primary banking regulators, to adjust for changing conditions and assumptions, or as a result of any deterioration in the quality of our loan portfolio. The actual amount of future provisions for loan losses cannot be determined at this time and may vary from the amounts of past provisions.

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Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, and other sources, could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could negatively impact our access to liquidity sources include a decrease in the level of our business activity as a result of an economic downturn in the markets in which our loans are concentrated, adverse regulatory action against us, or our inability to attract and retain deposits. Our ability to borrow could be impaired by factors that are not specific to us or our region, such as disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets.

Our business is highly correlated to local economic conditions in a geographically concentrated part of the United States.

Unlike larger organizations that are more geographically diversified, our banking offices are primarily concentrated in select markets in North and South Carolina. As a result of this geographic concentration, our financial results depend largely upon economic conditions in these market areas. Deterioration in economic conditions in the markets we serve could result in one or more of the following:

•	an increase in loan delinquencies;

•	an increase in problem assets and foreclosures;

•	a decrease in the demand for our products and services; and

•	a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with problem loans and collateral coverage.

Our growth and financial performance may be negatively impacted if we are unable to successfully execute our growth plans.

Economic conditions and other factors, such as our ability to identify appropriate markets for expansion, our ability to recruit and retain qualified personnel, our ability to fund earning asset growth at a reasonable and profitable level, sufficient capital to support our growth initiatives, competitive factors and banking laws, will impact our success.

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We may seek to supplement our internal growth through acquisitions. We cannot predict with certainty the number, size or timing of acquisitions, or whether any such acquisition will occur at all. Our acquisition efforts have traditionally focused on targeted banking entities in markets in which we currently operate and markets in which we believe we can compete effectively. However, as consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. We may compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than we do and may be able to pay more for an acquisition than we are able or willing to pay. We also may need additional debt or equity financing in the future to fund acquisitions. We may not be able to obtain additional financing or, if available, it may not be in amounts and on terms acceptable to us. If we are unable to locate suitable acquisition candidates willing to sell on terms acceptable to us, or we are otherwise unable to obtain additional debt or equity financing necessary for us to continue making acquisitions, we would be required to find other methods to grow our business and we may not grow at the same rate we have in the past, or at all.

Generally, we must receive federal and state regulatory approval before we can acquire a bank or bank holding company. In determining whether to approve a proposed bank acquisition, federal and state bank regulators will consider, among other factors, the effect of the acquisition on the competition, financial condition and future prospects. The regulators also review current and projected capital ratios and levels, the competence, experience and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the Community Reinvestment Act) and the effectiveness of the acquiring institution in combating money laundering activities. We cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted.

We rely on dividends from Bank of North Carolina for most of our revenue.

BNC is a separate and distinct legal entity from Bank of North Carolina. It receives substantially all of its revenue from dividends from Bank of North Carolina. These dividends are the principal source of funds to pay dividends on the common and preferred stock and interest and principal on BNC’s debt. Various federal and state laws and regulations limit the amount of dividends that Bank of North Carolina may pay to BNC. Also, BNC’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event Bank of North Carolina is unable to pay dividends to BNC, BNC may not be able to service debt, pay obligations or pay dividends on its common and preferred stock and its business, financial condition and results of operations may be materially adversely affected.

We are subject to regulation by various federal and state entities.

We are subject to the regulations of the SEC, the Federal Reserve Board, the FDIC and the NCOCB. New regulations issued by these agencies may adversely affect our ability to carry on our business activities. We are subject to various federal and state laws and certain changes in these laws and regulations may adversely affect our operations. Noncompliance with certain of these regulations may impact our business plans, including our ability to branch, offer certain products or execute existing or planned business strategies.

We are also subject to the accounting rules and regulations of the SEC and the Financial Accounting Standards Board. Changes in accounting rules could materially adversely affect our reported financial statements or our results of operations and may also require extraordinary efforts or additional costs to implement. Any of these laws or regulations may be modified or changed from time to time, and we cannot be assured that such modifications or changes will not adversely affect us.

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We are subject to industry competition which may have an impact upon our success.

Our profitability depends on our ability to compete successfully. We operate in a highly competitive financial services environment. Certain competitors are larger and may have more resources than we do. We face competition in our regional market areas from other commercial banks, savings and loan associations, credit unions, internet banks, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and other financial intermediaries that offer similar services. Some of our nonbank competitors are not subject to the same extensive regulations that govern us or our bank subsidiary and may have greater flexibility in competing for business.

Another competitive factor is that the financial services market, including banking services, is undergoing rapid changes with frequent introductions of new technology-driven products and services. Our future success may depend, in part, on our ability to use technology competitively to provide products and services that provide convenience to customers and create additional efficiencies in our operations.

Changes in the policies of monetary authorities and other government action could materially adversely affect our profitability.

The results of our operations are affected by policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate or the federal funds rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, particularly in light of the continuing threat of terrorist attacks and the current military operations and other instances of unrest in the Middle East, we cannot predict with certainty possible future changes in interest rates, deposit levels, loan demand or our business and earnings. Furthermore, the actions of the U.S. government and other governments in responding to such terrorist attacks or events in the Middle East may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

We may invest or spend the proceeds in stock offerings in ways with which you may not agree and in ways that may not earn a profit.

We may choose to use the proceeds of future stock offerings for general corporate purposes, including for possible acquisition opportunities that may become available, such as future FDIC-assisted transactions. It is not known whether suitable acquisition opportunities may become available or whether we will be able to successfully complete any such acquisitions. We may use the proceeds of an offering only to focus on sustaining our organic, or internal, growth or for other purposes. In addition, we may use all or a portion of the proceeds of an offering to support our capital. You may not agree with the ways we decide to use the proceeds of any stock offerings, and our use of the proceeds may not yield any profits.

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We face risks related to our operational, technological and organizational infrastructure.

Our ability to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure while we expand. Similar to other large corporations, in our case, operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or persons outside of our Company and exposure to external events. We are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing customers and attract new customers depends in part on the functionality of our technology systems. Additionally, our ability to run our business in compliance with applicable laws and regulations is dependent on these infrastructures.

We continuously monitor our operational and technological capabilities and make modifications and improvements when we believe it will be cost effective to do so. In some instances, we may build and maintain these capabilities ourselves. We also outsource some of these functions to third parties. These third parties may experience errors or disruptions that could adversely impact us and over which we may have limited control. We also face risk from the integration of new infrastructure platforms and/or new third party providers of such platforms into our existing businesses.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, BNC may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. BNC may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on BNC’s business and, in turn, BNC’s financial condition and results of operations.

Reputational risk and social factors may impact our results.

Our ability to originate and maintain accounts is highly dependent upon customer and other external perceptions of our business practices and our financial health. Adverse perceptions regarding our business practices or our financial health could damage our reputation in both the customer and funding markets, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments with respect to the consumer or other external perceptions regarding the practices of our competitors, or our industry as a whole, may also adversely impact our reputation. In addition, adverse reputational impacts on third parties with whom we have important relationships may also adversely impact our reputation. Adverse impacts on our reputation, or the reputation of our industry, may also result in greater regulatory or legislative scrutiny, which may lead to laws, regulations or regulatory actions that may change or constrain the manner in which we engage with our customers and the products we offer. Adverse reputational impacts or events may also increase our litigation risk. We carefully monitor internal and external developments for areas of potential reputational risk and have established governance structures to assist in evaluating such risks in our business practices and decisions.

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We may not be able to attract and retain skilled people.

BNC’s success depends, in large part, on its ability to attract and retain key people. Competition for the best people in most activities engaged in by BNC can be intense and BNC may not be able to hire people or to retain them. The unexpected loss of services of one or more of BNC’s key personnel could have a material adverse impact on BNC’s business because of their skills, knowledge of BNC’s market, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

The limitations on incentive compensation contained in The American Recovery and Reinvestment Act of 2009 (“ARRA”) and imposed by the Dodd-Frank Act may adversely affect our ability to retain our highest performing employees.

Because we received funds from the U.S. Treasury Capital Purchase Program (“CPP”), the ARRA, and subsequent rules and regulations issued by Treasury, we are subject to restrictions on bonus and other incentive compensation payable to our senior executive officers. As a consequence, we may be unable to create a compensation structure that permits us to retain our highest performing employees and attract new employees of a high caliber. In addition, the Dodd-Frank Act provides for implementation of a variety of corporate governance and compensation practices applicable to all public companies which may impact our executive officers and employees. If this were to occur, our businesses and results of operations could be adversely affected.

The FDIC has imposed a special assessment on all FDIC-insured institutions, and future special assessments could materially adversely affect our earnings in future periods.

In May 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the Deposit Insurance Fund (“DIF”). During 2009, we were required to pay a special assessment totaling $8.5 million and also to prepay the assessments that would normally have been paid during 2010-2012. The FDIC has indicated that future special assessments are possible, although it has not determined the magnitude or timing of any future assessments. Any such future assessments will decrease our earnings.

Our participation in the CPP imposes restrictions and obligations on us that limit our ability to increase dividends, repurchase shares of our common stock and access the equity capital markets.

On December 5, 2008, we issued and sold (i) 31,260 shares of Series A Preferred Stock and (ii) a warrant to purchase 543,337 shares of our common stock (the “Warrant”) to the Treasury as part of its CPP. In addition, unless we are able to redeem the Series A Preferred Stock before December 5, 2013, the dividends on this capital will increase substantially at that point, from 5% to 9%. Depending on market conditions at the time, this increase in dividends could significantly impact our liquidity. Furthermore, under rules and regulations of the EESA to which BNC is subject, no dividends may be declared or paid on the common stock unless the dividends due with respect to the Series A Preferred Stock owned by the Treasury have been paid in full.

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The terms governing the issuance of the Series A Preferred Stock and the Warrant to the Treasury may be changed, the effect of which may have an adverse effect on our operations.

The terms of the Securities Purchase Agreement (the “Purchase Agreement”), which BNC entered into with the Treasury in connection with its purchase of the Series A Preferred Stock and the Warrant, provides that the Treasury may unilaterally amend any provision of the Purchase Agreement to the extent required to comply with any changes in applicable federal law that may occur in the future. We have no control over any change in the terms of the transaction that may occur in the future. Such changes may place restrictions on our business or results of operation, which may adversely affect the market price of our Common Stock.

Risks Related to FDIC-Assisted Transactions

BNC is subject to certain risks related to FDIC-assisted transactions.

The success of past FDIC-assisted transactions, including the acquisitions of Beach First, Blue Ridge and certain assets and liabilities of Carolina Federal and any FDIC-assisted transaction in which BNC may participate in the future will depend on a number of factors, including, but not limited to, the following:

•	our ability to fully integrate, and to integrate successfully, the branches acquired into Bank of North Carolina’s operations;

•	our ability to limit the outflow of deposits held by our new customers in the acquired branches and to successfully retain and manage interest-earning assets (loans) acquired in FDIC-assisted transactions;

•	our ability to retain existing deposits and to generate new interest-earning assets in the geographic areas previously served by the acquired banks;

•	our ability to effectively compete in new markets in which we did not previously have a presence;

•	our success in deploying the cash received in the FDIC-assisted transactions into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk;

•	our ability to control the incremental non-interest expense from the acquired branches in a manner that enables us to maintain a favorable overall efficiency ratio;

•	our ability to retain and attract the appropriate personnel to staff the acquired branches; and

•	our ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

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As with any acquisition involving a financial institution, particularly one involving the transfer of a large number of bank branches as is often the case with FDIC-assisted transactions, there may be higher than average levels of service disruptions that would cause inconveniences or potentially increase the effectiveness of competing financial institutions in attracting our customers. Integrating the acquired branches would be an operation of substantial size and expense, and we anticipate unique challenges and opportunities because of the nature of the transaction. Integration efforts will also likely divert our management’s attention and resources. It is not known whether we will be able to integrate acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the FDIC-assisted transactions. We may also encounter unexpected difficulties or costs during the integration that could materially adversely affect our earnings and financial condition, perhaps materially. Additionally, we may be unable to achieve results in the future similar to those achieved by our existing banking business, to compete effectively in the market areas previously served by the acquired branches or to manage any growth resulting from FDIC-assisted transactions effectively.

Our willingness and ability to grow the acquired branches following FDIC-assisted transactions depend on several factors, most importantly the ability to retain certain key personnel that we hire or transfer in connection with such transactions. Our failure to retain these employees could adversely affect the success of such transactions and our future growth.

We may engage in acquisitions of other businesses from time to time, including FDIC-assisted acquisitions. These acquisitions may not produce revenue or earnings enhancements or cost savings at levels or within timeframes originally anticipated and may result in unforeseen integration difficulties.

When appropriate opportunities arise, we will engage in acquisitions of other businesses. Difficulty in integrating an acquired business or company may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence or other anticipated benefits from any acquisition. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition. We are likely to need to make additional investment in equipment and personnel to manage higher asset levels and loan balances as a result of any significant acquisition, which may materially adversely impact our earnings. Also, the negative effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected.

In evaluating potential acquisition opportunities, we may seek to acquire failed banks through FDIC-assisted transactions. While the FDIC may, in such transactions, provide assistance to mitigate certain risks, such as sharing in exposure to loan losses, and providing indemnification against certain liabilities, of the failed institution, we may not be able to accurately estimate our potential exposure to loan losses and other potential liabilities, or the difficulty of integration, in acquiring such an institution.

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Depending on the condition of any institution that we may acquire, any acquisition may, at least in the near term, materially adversely affect our capital and earnings and, if not successfully integrated following the acquisition, may continue to have such effects.

FDIC-assisted acquisition opportunities may not become available and increased competition may make it more difficult for us to bid on failed bank transactions on terms we consider to be acceptable.

Our near-term business strategy includes consideration of potential acquisitions of failing banks that the FDIC plans to place in receivership. The FDIC may not place banks that meet our strategic objectives into receivership. Failed bank transactions are attractive opportunities in part because of loss-sharing arrangements with the FDIC that limit the acquirer’s downside risk on the purchased loan portfolio and, apart from our assumption of deposit liabilities, we have significant discretion as to the nondeposit liabilities that we assume. In addition, assets purchased from the FDIC are marked to their fair value and in many cases there is little or no addition to goodwill arising from an FDIC-assisted transaction. The bidding process for failing banks could become very competitive, and the increased competition may make it more difficult for us to bid on terms we consider to be acceptable.

Changes in national and local economic conditions could lead to higher loan charge-offs in connection with past FDIC-assisted transactions, all of which may not be supported by loss-sharing agreements with the FDIC.

Although loan portfolios acquired in past FDIC-assisted transactions have initially been accounted for at fair value, we do not yet know whether the loans we acquired will become impaired, and impairment may result in additional charge-offs to the portfolio. The fluctuations in national, regional and local economic conditions, including those related to local residential, commercial real estate and construction markets, may increase the level of charge-offs that we make to our loan portfolio, and, consequently, reduce our net income, and may also increase the level of charge-offs on the loan portfolios that we have acquired in such acquisitions and correspondingly reduce our net income. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition even if other favorable events occur.

Although we have entered into loss-sharing agreements with the FDIC which provide that a significant portion of losses related to specified loan portfolios that we have acquired in connection with the FDIC-assisted transactions will be borne by the FDIC, we are not protected for all losses resulting from charge-offs with respect to those specified loan portfolios. Additionally, the loss-sharing agreements have limited terms; therefore, any charge-off of related losses that we experience after the term of the loss-sharing agreements will not be reimbursable by the FDIC and will negatively impact our net income. The loss-sharing agreements also impose standard requirements on us which must be satisfied in order to retain loss share protections.

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Risks Related to BNC’s Common Stock

The price of BNC’s common stock is volatile and may decline.

The trading price of BNC’s common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of BNC’s common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional shareholders;

•	fluctuations in the stock price and operating results of our competitors;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings or litigation that involve or affect us; or

•	domestic and international economic factors unrelated to our performance.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

Our trading volume has been low compared with larger national and regional banks.

BNC’s common stock is traded on The NASDAQ Capital Market. However, the trading volume of our common stock is relatively low when compared with more seasoned companies listed on The NASDAQ Capital Market, The NASDAQ Global Select Market, or other consolidated reporting systems or stock exchanges. Thus, the market in our common stock may be limited in scope relative to other larger companies. In addition, we cannot say with any certainty that a more active and liquid trading market for BNC common stock will develop.

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Securities issued by BNC, including our common stock, are not FDIC insured.

Securities issued by BNC, including its common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC, the DIF or any other governmental agency or instrumentality, or any private insurer, and are subject to investment risk, including the possible loss of principal.

We have issued Series A Preferred Stock and Series B Preferred Stock and subordinated debentures, and Bank of North Carolina has issued subordinated debt securities, all of which rank senior to BNC’s common stock.

We have issued 31,260 shares of Series A Preferred Stock. This series of preferred stock ranks senior to shares of the Series B Preferred Stock and the common stock. As a result, we must make dividend payments on our Series A Preferred Stock before any dividends can be paid on our Series B Preferred Stock or our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of our Series A Preferred Stock must be satisfied before any distributions can be made on our Series B Preferred Stock or our common stock. If we do not remain current in the payment of dividends on the Series A Preferred Stock, no dividends may be paid on our Series B Preferred Stock or our common stock. In addition, we have issued and have outstanding $23.7 million in subordinated debentures in connection with the issuance of trust preferred securities, and Bank of North Carolina has issued and outstanding $8.0 million in subordinated debt securities. These debentures and debt securities also rank senior to our common stock.

Our Series B Preferred Stock has liquidation rights senior to our common stock.

We have issued 1,804,566 shares of Series B Preferred Stock. This series of preferred stock ranks junior, with regard to dividends, to the Series A Preferred Stock, and will receive such dividends and other distributions as declared and paid by us to all holders of common stock, on an as-converted basis. The Series B Preferred Stock should have the same priority, with regard to dividends, as our common stock. However, in the event of our liquidation, dissolution or winding-up of affairs, after payment or provision for payment of our debts and other liabilities, holders of the Series B Preferred Stock will be entitled to receive, out of our assets after any payment required to be made to any holders of the Series A Preferred Stock and any other series of preferred stock that we issued from time to time unless so designated in such series of preferred stock, (i) $0.01 per share, (ii) the amount that a holder of shares of our common stock would be entitled to receive (based on each share of Series B Preferred Stock being converted into one share of common stock immediately prior to the liquidation, dissolution or winding up, assuming such shares of common stock were outstanding) and (iii) an amount equal to all declared and unpaid dividends for prior dividend periods, before any distribution shall be made to holders of the common stock or any other class of stock or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets.

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Our Series A Preferred Stock reduces net income available to holders of our common stock and earnings per common share, and the Warrant and Series B Preferred Stock may be dilutive to holders of our common stock.

The dividends declared on our Series A Preferred Stock will reduce any net income available to holders of common stock and our earnings per common share. Our Series A Preferred Stock will also receive preferential treatment in the event of sale, merger, liquidation, dissolution or winding up of our company, and our Series B Preferred Stock will receive preferential treatment in the event of liquidation, dissolution or winding up of our company. Additionally, the ownership interest of holders of our common stock will be diluted to the extent the Warrant is exercised or the Series B Preferred Stock is converted.

We may issue additional debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate with certainty the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets and the availability of those shares for sale could adversely affect the market price of our common stock. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our existing shareholders and could cause the market price of our common stock to decline. We may issue such additional equity or convertible securities to raise additional capital. Depending on the amount offered and the levels at which we offer the stock, issuances of common or preferred stock could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock, phantom shares, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as shares of the restricted stock vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. We cannot predict with certainty the effect that future sales of our common stock would have on the market price of our common stock.

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We may reduce or eliminate dividends on our common stock.

Although we have historically paid a quarterly cash dividend to the holders of our common stock, holders of our common stock are not entitled to receive dividends. Downturns in the domestic and global economies and a decision to retain earnings to increase our capital could cause our board of directors to consider, among other things, reducing or eliminating dividends paid on our common stock. This could adversely affect the market price of our common stock. We may not pay dividends on our common stock unless all accrued and unpaid dividends for all past dividend periods are fully paid on our outstanding preferred stock issued to the Treasury. Furthermore, as a bank holding company, our ability to pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends before declaring or paying any dividends. Dividends also may be limited as a result of safety and soundness considerations.

Our articles of incorporation, as amended, amended and restated bylaws, and certain banking laws may have an anti-takeover effect.

Provisions of our articles of incorporation and bylaws, as amended, and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may prohibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of BNC, KeySource and the potential combined company and may include statements for the period following the completion of the Merger. You can find many of these statements by looking for words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “anticipate,” “continue,” “expect,” “project,” “potential,” “possible,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either BNC or KeySource to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	the risk that the businesses of BNC and/or KeySource in connection with the Merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected timeframe;

•	the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	revenues following the Merger may be lower than expected;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products;

•	customer and employee relationships and business operations may be disrupted by the Merger;

•	the ability to obtain required governmental and KeySource shareholder approvals, and the ability to complete the Merger on the expected timeframe;

•	possible changes in economic and business conditions;

•	the existence or exacerbation of general geopolitical instability and uncertainty;

•	the ability of BNC to integrate other acquisitions and retain existing and attract new customers;

•	possible changes in monetary and fiscal policies, and laws and regulations;

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•	the effects of easing of restrictions on participants in the financial services industry;

•	the cost and other effects of legal and administrative cases;

•	possible changes in the creditworthiness of customers and the possible impairment of collectability of loans;

•	the effects of changes in interest rates; and

•	other risks and factors identified in this proxy statement/prospectus under the heading “Risk Factors.”

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus.

Additional factors that could cause BNC’s or KeySource’s results to differ materially from those described in the forward-looking statements can be found in BNC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” on page 169 for a description of where you can find this information. All subsequent written and oral forward-looking statements concerning the Merger or other matters and attributable to BNC or KeySource or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. BNC and KeySource undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

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THE KEYSOURCE ANNUAL MEETING

Date, Time and Place

KeySource will hold an annual meeting of its shareholders at KeySource Commercial Bank, 280 South Mangum Street, Suite 140, Durham, North Carolina, at 10:00 a.m., on September 12, 2012.

Purpose of the Annual Meeting

At the annual meeting, KeySource’s shareholders will be asked to consider and vote upon proposals to:

•	approve the Merger Agreement between BNC and KeySource and the Merger of KeySource with and into BNC;

•	elect four directors to KeySource’s board of directors;

•	ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012;

•	adjourn the annual meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement; and

•	transact any other business that may properly be brought before the annual meeting.

Recommendation of the Board of Directors of KeySource

The KeySource board of directors has unanimously determined that the Merger is advisable and in the best interests of KeySource and its shareholders and recommends that KeySource’s shareholders vote “FOR” approval of the Merger Agreement, “FOR” the election of four directors to KeySource’s board of directors, “FOR” the ratification of the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012 and “FOR” adjournment of the annual meeting to a later date or dates, if necessary or appropriate.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the annual meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of KeySource’s common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you vote by Internet or telephone or return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the Proxies to abstain from voting on one or more matters. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but they are not voted by the broker on a “non-routine” matter (such as the election of directors) because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

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You may cast one vote for each share of KeySource common stock you held of record on the record date on each director to be elected and on each other matter voted on by shareholders at the annual meeting. You may not cumulate your votes in the election of directors.

Approval of the Merger Agreement requires the affirmative vote of a majority of all shares of KeySource common stock entitled to vote at the annual meeting. In the election of directors at the annual meeting, the four nominees receiving the highest numbers of votes will be elected.

Approval of the proposal to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012 and to authorize adjournment will require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal.

Directors and executive officers of KeySource and their affiliates, who beneficially own approximately [•]% of KeySource common stock as of the record date, are expected to vote for approval of the Merger Agreement.

Support Agreements

As an inducement to and a condition of BNC’s willingness to enter into the Merger Agreement, each of the directors of KeySource entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of KeySource agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, (i) in favor of the approval of the Merger Agreement at the annual meeting of the KeySource shareholders and (ii) against any Alternative Transaction (as defined in the Merger Agreement and as further described under “The Merger Agreement—Agreement Not to Solicit Other Offers”). As of May [•], 2012, the directors of KeySource beneficially owned [•] shares, or approximately [•]% of the outstanding shares of KeySource common stock. A copy of the form of this support agreement is attached as Exhibit B to the Merger Agreement and is incorporated herein by reference. KeySource shareholders are urged to read the support agreements in their entirety.

Voting of Proxies

The enclosed proxy with respect to the KeySource annual meeting is solicited by the board of directors of KeySource. The board of directors has selected George A. Horton, III, James P. Murphy, and John S. Ramsey, Jr., or any of them, to act as proxies with full power of substitution.

KeySource requests that you vote by Internet or telephone as described on the enclosed proxy card or that you sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope. If you vote by returning the enclosed proxy card, please mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

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All proxies will be voted as directed by the shareholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•	FOR approval of the Merger Agreement;

•	FOR election of four directors to KeySource’s board of directors;

•	FOR ratification of the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012; and

•	FOR approval of the proposal to adjourn the annual meeting to solicit additional proxies, if necessary.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement/prospectus or in the related KeySource proxy card, other than the matters set forth in the Notice of Annual Meeting of Shareholders of KeySource. If any other matter is properly presented at the KeySource annual meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.

Your vote is important. Accordingly, please submit your proxy as soon as possible whether or not you plan to attend the KeySource annual meeting. You may do this by (1) accessing the Internet website specified on the enclosed proxy card, (2) calling the telephone number specified on the enclosed proxy card, or (3) completing, signing, and dating the enclosed proxy card and returning it in the postage-paid envelope provided

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by voting by Internet or telephone as described on the enclosed proxy card or returning a proxy card directly to KeySource or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of KeySource common stock on behalf of their customers may not give a proxy to KeySource to vote those shares without specific instructions from their customers.

If you are a KeySource shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the annual meeting.

Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the KeySource annual meeting in person.

Revocability of Proxies

An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Eddie B. Blount, secretary of KeySource, at KeySource’s offices at 280 South Mangum Street, Suite 140, Durham, North Carolina 27701, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the annual meeting and announcing the shareholder’s intention to vote in person.

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Solicitation of Proxies

KeySource will pay the cost of preparing, assembling and mailing this proxy statement/prospectus to its shareholders and other proxy solicitation expenses. In addition to the use of the mails, Regan & Associates, Inc., a proxy solicitation firm, will assist KeySource in soliciting proxies for the annual meeting. KeySource will pay $5,000 - $6,000 for these services. Additionally, appointments of proxy may be solicited in person or by telephone by KeySource’s officers, directors, and employees without additional compensation. KeySource will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of KeySource’s common stock.

Proposal to Elect Directors

The KeySource board of directors recommends that KeySource shareholders vote for each of the four directors listed below for terms of three years.

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience

James A. Bick (56)	Director	2007	Principal, Bick Capital Advisors, Inc., Chapel Hill, NC, 1996–Present (private investment firm); former Adjunct Professor, Kenan-Flagler Business School, University of North Carolina at Chapel Hill (entrepreneurial finance and business plan analysis)

Lucy G. Martindale (58)	Director	2007	Executive Vice President and Chief Financial Officer, LipoScience, Inc., Raleigh, NC, 2001–Present (medical technology company)

Jeffrey A. Monsein (54)	Director	2007	Owner, The Aluminum Company of North Carolina, Durham, NC, 1984–Present

Joseph R. Parker, Jr. (68)	Director	2007	Retired. Former Mortgage Loan Consultant, Corporate Investors Mortgage Group, Durham, NC, 2000–2007; former Senior Vice President, Residential Mortgage Lending for North Carolina and Virginia, Wachovia Bank, Durham, NC, 1969–2000

(1)	Includes prior service as a director of KeySource Commercial Bank.

The board of directors of KeySource unanimously recommends that KeySource shareholders vote “FOR” each of the nominees for director of KeySource for three-year terms.

Incumbent Directors

The KeySource board of directors includes the following directors whose terms will continue after the annual meeting. Certain information regarding those directors is set forth in the following table:

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Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience

Stephen P. Conway (61)	2007	2014	Chairman & CEO, Lucor, Inc., Raleigh, NC, 1986–Present (operator of quick lube centers); Vice President, Auto Parts Unlimited, Raleigh, NC, 1995–Present (auto parts import and distribution company)

Donald R. Draughon, Jr. (54)	2007	2013	President & Chief Executive Officer, KeySource Commercial Bank, Durham, NC, 2007–Present; former Managing Director / Senior Vice President, Anderson & Strudwick, Inc., Richmond, VA, 2002–2006; former Chairman & Chief Executive Officer, Convenience USA, Inc., 1998–2001; former Assistant Vice President, Wachovia Bank & Trust, 1984–1989; former Director, Smith River Community Bank, Martinsville, VA, 2005–2007; former Director, Millennia Community Bank, Greenville, NC, 2004–2007

George A. Horton, III (66)	2007	2014	Manager, Telesis Construction Management, LLC, Hillsborough, NC, 1994–Present (residential, commercial and land development); Owner, Paramount Builders, Hillsborough, NC, 1984–2003 (real estate)

James P. Murphy (67)	2007	2013	President, J.P. Murphy, Inc., Durham, NC, 1998–Present (health care and employee benefits consultancy); President, Treyburn Country Club, Durham, NC, 2005–2007; President, Anthem Blue Cross Blue Shield, Cincinnati, OH 1996–1998

John S. Ramsey, Jr. (63)	2007	2013	Former independent sales agent / consultant, Synapse Technology and CMG Partners, Durham, NC, 2005–2008; former Executive Vice President-Strategic Initiatives, CCB/National Commerce, Durham, NC, 1995–2004; former Senior Vice President-Marketing, Wachovia, Winston-Salem, NC, 1978–1992; also held positions at American Security Bank (now Bank of America), Washington, DC, 1977–1978; First Virginia Bankshares (now BB&T), Falls Church, VA, 1973–1977; and South Carolina National Bank (now Wachovia), Columbia, SC, 1971–1973

Michael C. Waters (53)	2007	2014	President, The Benefit Planning Group, Inc., Durham, NC, 1988–Present (employee benefits firm)

(1)	Includes prior service as a director of KeySource Commercial Bank.

Director Relationships

No director or nominee is a director of any corporation with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of the Exchange Act, or any corporation registered as an investment company under the Investment Company Act of 1940.

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There are no family relationships among directors and executive officers.

Meetings and Committees of the Board of Directors

The board of directors of KeySource Commercial Bank held thirteen regular meetings during 2011. Also, KeySource Commercial Bank has several standing committees, including an audit committee, an executive committee, a loan committee, an asset-liability committee (“ALCO”), and a compensation and nominating committee.

The current members of the audit committee are Ms. Martindale and Messrs. Horton, Monsein, Parker, and Ramsey. The audit committee held seven meetings in 2011.

The current members of the executive committee are Messrs. Bick, Conway, Draughon, Horton, and Ramsey. The executive committee held two meetings in 2011.

The current members of the compensation and nominating committee are Ms. Martindale and Messrs. Bick, Murphy, Ramsey, and Waters. The compensation and nominating committee held thirteen meetings in 2011.

The current members of the loan committee are Messrs. Bick, Conway, Monsein, and Parker. The loan committee held thirty-nine meetings during 2011 in order to respond rapidly to the loan requests of KeySource Commercial Bank’s customers.

The current members of the asset liability committee are Messrs. Conway, Draughon, Murphy, Ramsey, and Waters. The asset liability committee held four meetings in 2011.

Annual Shareholder Meeting Attendance

KeySource does not currently have a formal policy regarding attendance by directors at annual shareholder meetings, although attendance is encouraged.

Director Compensation

Board Fees. Board fees were set at the following rates in 2011: $250 per full board meeting, $100 per board committee meeting, and $600 per committee meeting for the chairman of the compensation and nominating committee. In addition to these fees, there is a $400 monthly retainer payable to the chairman of the board of directors. However, board fees were paid at a lower amount in 2011 due to restrictions imposed by the MOU between KeySource Commercial Bank, the FDIC, and the NCOCB.

2007 Nonstatutory Stock Option Plan. The shareholders of KeySource Commercial Bank approved the 2007 Nonstatutory Stock Option Plan for directors (the “2007 Nonstatutory Option Plan”) at the 2007 annual meeting of shareholders, pursuant to which options covering 172,214 shares of KeySource Commercial Bank’s common stock were made available for issuance to members of the board of directors. In connection with the reorganization of KeySource Commercial Bank into the holding company form of organization, the 2007 Nonstatutory Option Plan was adopted by KeySource and options under that Plan were converted into options to purchase shares of KeySource’s common stock. All available options have been granted under the 2007 Nonstatutory Option Plan. The nonstatutory options are subject to a four-year vesting schedule whereby 20% of the options are vested on the date of grant, and 20% vest on each anniversary of the date of grant until such options are fully vested on the fourth anniversary of the date of grant.

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Indebtedness of and Transactions with Management

KeySource Bank has, and expects in the future to have, transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions will be made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with other persons at the time such loans were made, and will not involve more than the normal risk of collectability or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of such loans by the board of directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibitions on any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

In addition to loans made in the ordinary course of business, specific transactions involving KeySource Commercial Bank and its directors (or their business affiliates) during 2011 included the following:

•	Insurance People of North Carolina, Inc. provided property, liability, and health insurance policies to KeySource Commercial Bank in 2011. Director John S. Ramsey, Jr. is a contract sales agent for Insurance People of North Carolina, Inc.

Proposal to Ratify Appointment of Independent Certified Public Accounting Firm

The board of directors of KeySource has appointed the firm of Grant Thornton LLP as the company’s independent certified public accounting firm for 2012. A representative of Grant Thornton LLP is expected to be present at the annual meeting and available to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

The board of directors of KeySource unanimously recommends that KeySource shareholders for “FOR” ratification of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012.

Proposal to Adjourn the Annual Meeting

If KeySource does not receive a sufficient number of votes to constitute a quorum or approve the Merger Agreement, it may propose to adjourn the annual meeting for the purpose of soliciting additional proxies to establish a quorum or approve the Merger Agreement. KeySource does not currently intend to propose adjournment of the annual meeting if there are sufficient votes to approve the Merger Agreement. If approval of the proposal to adjourn the annual meeting for the purpose of soliciting additional proxies is submitted to the KeySource shareholders for approval, the approval requires that the number of votes cast at the annual meeting, in person or by proxy and entitled to vote thereon, in favor of the proposal exceeds the votes cast against the proposal, whether or not a quorum is present.

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The board of directors of KeySource unanimously recommends that KeySource shareholders vote “FOR” the proposal to adjourn the annual meeting, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement.

Proposals for 2013 KeySource Annual Meeting

If the Merger is completed, then KeySource will not have a 2013 annual meeting of shareholders. However, if the Merger is not completed, KeySource currently expects that its next annual meeting would be held during June 2013. Any proposal of a KeySource shareholder intended to be presented for action at that annual meeting would have to be received by KeySource in writing at its main office in Durham, North Carolina, no later than January 20, 2013, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy distributed by KeySource in connection with that meeting.

If KeySource has a 2013 annual meeting, then written notice of a shareholder proposal intended to be presented at that meeting but which is not intended to be included in KeySource’s proxy statement and form of appointment of proxy must be received by KeySource at its main office in Durham, North Carolina, no later than April 5, 2013, in order for that proposal to be considered timely received for purposes of the discretionary authority of the proxies at that meeting to vote on other matters presented for action by shareholders at the meeting.

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THE MERGER

Background of the Merger

The KeySource board of directors (the “KeySource Board”) has routinely considered the strategic position of KeySource and KeySource Commercial Bank since KeySource Commercial Bank’s organization in 2007. At the time of KeySource Commercial Bank’s chartering, the strategic direction to be followed was that of a “business bank,” serving the borrowing needs of commercial customers in the Bank’s market area and funded primarily by wholesale funding sources, brokered deposits, deposits of the executives of its lending customers, and professional businesses such as lawyers and accountants in its market area. This business bank model had experienced considerable success in other markets of North Carolina. The strategic plan of the organizers of KeySource Commercial Bank was fully set forth in its chartering and deposit insurance applications to the federal and state banking regulators. The business bank model was working effectively and producing positive financial results anticipated by the organizers and KeySource Board until the onset of the economic downturn and resulting deterioration of market values of commercial properties. Almost simultaneously with the economic downturn came the realization by the KeySource Board that the “business bank model” had fallen out of favor with the federal banking regulators, primarily due to KeySource Commercial Bank’s reliance on wholesale funding, including brokered deposits. Management received continuous pressure from its federal regulators to expand its core deposit base and become less reliant on wholesale funding and less dependent on commercial real estate lending.

In the first part of 2010, the KeySource Board conducted an extensive meeting to discuss the strategic direction of KeySource and KeySource Commercial Bank. Acknowledging the economic downturn and the pressures being placed on management by the federal regulators, the board concluded that the only realistic strategy to continue KeySource Commercial Bank’s progress and to enhance shareholder value was to consider acquiring another financial institution within or adjacent to its market area or to consider a consolidation with another bank in a “merger of equals” transaction. Simultaneously, the KeySource Board acknowledged its need for additional capital to pursue this strategy and in 2010 began discussions with a private equity firm to fund $50 million in capital to permit KeySource to consider expansion of its markets and engage in an acquisition strategy. A “merger of equals” candidate was identified, however, the proposed transaction would have necessitated a significant infusion of capital to consummate. KeySource Commercial Bank’s federal and state regulators discouraged this potential transaction and KeySource subsequently withdrew from discussions with the merger candidate. During 2011, KeySource Commercial Bank applied for capital funding from the U.S. Treasury Small Business Lending Fund (“SBLF”), but, as was the case with most applicants for this program, it was declined access to these funds. KeySource also attempted its own capital raise and engaged an investment banking firm to assist it in an offering of common stock in a private placement. This offering was largely unsuccessful and only a small portion of the shares offered for sale were purchased.

In mid-2011, KeySource was approached by an out-of-state financial institution about a possible combination, and after a number of meetings to explore such a combination, the other interested financial institution withdrew itself from further discussion. In July 2011, KeySource retained the investment banking services of Banks Street Partners, LLC (“Banks Street”). Banks Street is an experienced investment firm specializing in community financial institutions, and the KeySource Board had great confidence in the leadership at Banks Street to assist KeySource in assessing its strategic alternatives.

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Prior to this engagement, KeySource had not previously engaged Banks Street, but the principals of Banks Street were well known to the executive management of KeySource and counsel to KeySource. Banks Street had facilitated KeySource’s discussions with the private equity firm and potential merger candidate in 2010, as well as the out-of-state financial institution in mid-2011. Both executive management of KeySource and counsel to KeySource had a high regard for the professionalism and expertise of Banks Street.

The focus of the engagement with Banks Street was to review possible merger candidates, including through an acquisition, an outright sale, or a merger of equals. Banks Street conferred with KeySource and identified 20 financial institutions that may have an interest in either entering into or expanding in the Raleigh-Durham combined Metropolitan Statistical Area. These identified institutions were contacted on an anonymous basis to determine an interest in such an expansion. In early August 2011, Banks Street met with KeySource to discuss the results of its inquiries and proposed eight potential candidates for direct contact and discussion after the signing of a mutual nondisclosure agreement between KeySource and each of the identified parties. During the balance of August through mid-September 2011, preliminary discussions were held by either Banks Street or executive management of KeySource with each of the potential interested parties. Simultaneously, Banks Street created a disclosure package of information regarding KeySource and KeySource Commercial Bank and established a confidential web-based data room to permit prospective interested parties to learn more information about KeySource.

On September 21, 2011, Banks Street met with the executive committee of the KeySource Board and discussed the eight identified potential parties and noted that five of them had entered into detailed discussions with either executive management or Banks Street. One of the five interested parties was BNC, which showed significant and immediate interest upon its initial review of the confidential information in the data room.

On September 21, 2011, BNC delivered a term sheet to KeySource that suggested a one-for-one exchange of stock between the companies in a potential merger, all of which would be subject to further and extensive due diligence by both parties. At the request of BNC, KeySource entered into a 45-day exclusivity agreement with BNC to allow for further discussions and due diligence by both parties. The exclusivity period began in late September 2011, and lasted through mid-November. During the month of October 2011, each party engaged in an extensive review of the books and records of the other and continued a dialog regarding social issues surrounding a potential merger.

On November 15, 2011, Banks Street presented a detailed analysis of the valuations of both BNC and KeySource to the executive committee of the KeySource Board. The executive committee authorized further detailed discussions between KeySource and BNC, with an aim toward effecting a definitive merger agreement.

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In the interim, before a definitive merger agreement could be negotiated, the exclusivity period expired and KeySource discussed the advantages and disadvantages of contacting other potential strategic partners, but determined that the most favorable transaction would be one with BNC if it could be successfully negotiated. At the time the exclusivity period with BNC expired, due diligence by both BNC and KeySource was substantially complete. As noted above, during August and September 2011, Banks Street and KeySource held discussions with eight potential merger partners, each of whom, it was believed, had the ability to acquire KeySource. Of these potential partners, BNC had shown significant and immediate interest in KeySource, whereas the others did not indicate any significant interest. As due diligence came to a close, BNC continued to show interest in KeySource. The KeySource Board felt that re-opening the process at this point would not be very likely to result in interest by another potential acquirer and could have had a chilling effect on the potential transaction with BNC. The KeySource Board wished to avoid discouraging the BNC transaction in any way, since BNC had shown significant interest in pursuing a transaction with KeySource and since none of the other potential merger partners that had been identified by KeySource and Banks Street had indicated any serious interest.

On December 1, 2011, BNC completed final on-site due diligence at KeySource. Representatives of KeySource concluded final on-site due diligence of BNC on December 2, 2011.

In December 2011, BNC retained Keefe, Bruyette & Woods (“KBW”) as its financial and investment advisor in connection with the transactions. Both KeySource and BNC scheduled a board of directors meeting for December 21, 2011. KeySource agreed to extend the exclusivity period with BNC until the conclusion of that meeting. From December 1 through December 21, 2011, the parties continued to negotiate the terms of the Agreement and Plan of Merger, including the KeySource condition to closing that the tangible book value per share of BNC common stock shall equal or exceed $7.50.

It was known to the executive management of KeySource that Banks Street had previous engagements with BNC and Bank of North Carolina in connection with other business and potential business transactions. Over the two year period ending June 30, 2012, the aggregate amount of compensation paid by BNC to Banks Street for these engagements was $827,774. As a result, and upon advice of its corporate and securities counsel, Gaeta & Eveson, P.A., and with the concurrence of Banks Street, KeySource determined that it would be important to obtain a totally independent opinion as to fairness, from a financial point of view, of the potential transaction with BNC from a third party investment banking firm. Monroe Securities, Inc. (“Monroe”) was contacted and retained in early December to provide its analysis and render its opinion to the board of directors as to the fairness of the contemplated merger transaction with BNC, from a financial point of view, to the shareholders of KeySource.

In mid-December 2011, Banks Street presented its due diligence findings and updated details on the negotiation process to the executive committee of the KeySource Board. Counsel for KeySource was engaged in extensive discussions regarding a definitive merger agreement with counsel for BNC and it was determined that the transaction was ready to be presented to the KeySource Board on December 21, 2011.

At a KeySource Board meeting on December 21, 2011, the board received a valuations presentation of the transaction from Monroe, a copy of the definitive Agreement and Plan of Merger with BNC, a detailed executive summary of the Agreement and Plan of Merger and detailed resolutions for consideration to authorize execution of the Agreement and Plan of Merger and to recommend its approval to the KeySource shareholders. Additionally, Banks Street presented a complete summary of its actions on behalf of KeySource from the time of its engagement in mid-2011 to the date of the meeting. After a thorough discussion where each board member had the opportunity to make inquiry of executive management, Monroe, Banks Street, and KeySource’s corporate and securities counsel, Gaeta & Eveson, P.A., the execution of the Agreement and Plan of Merger was unanimously approved by the KeySource Board and it was recommended that it be presented to the KeySource shareholders for approval.

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BNC also held a special meeting on December 21, 2011 for its board of directors (the “BNC Board”) to consider the transaction. The BNC Board received a copy of the definition Agreement and Plan of Merger and detailed resolutions for consideration to adopt the Agreement and Plan of Merger.

KeySource and BNC executed the definitive merger agreement after the close of business on Wednesday, December 21, 2011 and issued a joint press release publicly announcing the transaction shortly thereafter.

On June 27, 2012, Monroe delivered an updated written opinion to the KeySource Board that, as of June 27, 2012, and subject to the qualifications and limitations on the review by Monroe in rendering its opinion, the consideration to be received by KeySource shareholders pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to KeySource shareholders.

BNC’s Reasons for the Merger

The BNC Board believes that the completion of the Merger presents a unique opportunity for BNC to further its strategic plan to broaden its geographic market area by expanding its franchise and banking operations into the Raleigh-Durham market area, which BNC believes is one of the most attractive market areas in North Carolina. The BNC Board also noted that the Merger furthered BNC’s strategic focused regional growth plan.

The terms of the Merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of BNC and KeySource. In reaching its decision to approve the Merger, the BNC Board consulted with its legal advisors regarding the terms of the transaction, with its financial advisor, KBW, regarding the financial aspects of the proposed transaction and the merger consideration, and with management of BNC. In approving the entry into the Merger Agreement, the BNC Board considered the following material factors:

•	KeySource’s strategic presence around the attractive Raleigh-Durham market area.

•	The completion of the Merger would not only expand and diversify BNC’s markets but it would expand product capabilities and further diversify its revenue mix.

•	The reports of BNC management and the financial presentation of BNC’s financial advisor concerning the operations and financial condition of KeySource and the pro forma financial impact of the merger.

•	KeySource is a very well managed, quality organization with a strong earnings capability and a business focused business model.

•	KeySource and BNC’s management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies.

•	The two companies have complementary service-focused business models.

•	BNC’s management believes that the merger will be accretive to BNC’s earnings under GAAP.

•	The merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

The BNC Board also considered potential risks associated with the Merger in connection with its deliberations of the proposed transaction, including the challenges of integrating KeySource’s business, operations and workforce with those of BNC, the potential negative impact on BNC’s stock price and the need to obtain shareholder and regulatory approvals in order to complete the transaction.

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The BNC Board considered all of these factors as a whole and, on balance, the BNC Board believes that the opportunities created by the Merger to increase the value of the BNC franchise more than offset any integration or other risks inherent in the Merger.

The foregoing discussion of the information and factors considered by the BNC Board is not exhaustive, but includes the material factors considered by the BNC Board. In view of the wide variety of factors considered by the BNC Board in connection with its evaluation of the Merger and the complexity of these matters, the BNC Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the BNC Board may have given different weights to different factors.

On the basis of these considerations, BNC’s entry into the Merger Agreement was unanimously approved by the BNC Board on December 21, 2011.

The BNC Board determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are in the best interests of BNC and its shareholders. Accordingly, the BNC Board unanimously approved the Merger and the Merger Agreement.

KeySource’s Reasons for the Merger and Recommendation of the KeySource Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend its approval to KeySource shareholders, the KeySource Board consulted with senior management and its outside financial and legal advisors and evaluated the increasing difficulty KeySource faces in maintaining and improving performance and value for its shareholders over the long term in the current and prospective economic environment affecting the banking industry as a whole. The KeySource Board believes that economic recovery and improvements in banks’ profits and market values will be a slow process. After considering KeySource’s strategic options, the KeySource Board concluded that partnering with a financial institution with a strong management team and capital would better maximize the long-term value of shareholders’ investment than if KeySource remained independent and it believes that the proposed Merger with BNC is in the best interests of KeySource’s shareholders.

In its deliberations described above and in making its determination, the KeySource Board considered many factors including, without limitation, the following:

•	the current and prospective business and economic environments in which KeySource operates, including challenging regional and local economic conditions, the competitive environment for North Carolina financial institutions characterized by intensifying competition from in state and out-of-state financial institutions, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

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•	BNC’s access to capital resources relative to that of KeySource;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both BNC and KeySource;

•	the fact that KeySource would likely need to raise a material amount of additional capital in the near future if it remained independent, and that raising such equity would likely be very difficult and dilutive to KeySource’s shareholders;

•	the board of directors’ desire to provide KeySource shareholders with the prospects for greater future appreciation on their investment in KeySource common stock than the amount of appreciation the board of directors believes could be achieved independently;

•	the overall greater scale that will be achieved by the Merger that will better position the combined company for future growth;

•	the financial analysis prepared by Monroe, and the opinion dated December 21, 2011, delivered to the KeySource board of directors by Monroe, to the effect that the merger consideration is fair, from a financial point of view, to KeySource’s shareholders;

•	the interest of KeySource’s directors and executive officers in the Merger, in addition to their interests generally as shareholders, as described under “—KeySource’s Directors and Officers Have Financial Interests in the Merger” below;

•	the likelihood that the regulatory approvals necessary to complete the transaction would be obtained;

•	the effect of the Merger on KeySource and KeySource Commercial Bank’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by BNC to KeySource Commercial Bank’s employees; and

•	the effect of the Merger on KeySource Commercial Bank’s customers and the communities in which they conduct business.

The KeySource Board also considered the following potential risks and negative factors relating to the Merger:

•	the exchange ratio is fixed so if the market price of BNC common stock decreases prior to the completion of the Merger, the value of the consideration to be received by KeySource’s shareholders will decrease as well;

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•	the Merger Agreement limits KeySource’s ability to pursue other merger or acquisition opportunities;

•	the Merger Agreement obligates KeySource to pay a substantial termination fee if it later chooses to pursue a more attractive uninvited merger proposal or if the Merger Agreement is terminated under certain circumstances;

•	KeySource will lose the autonomy associated with being an independent financial institution;

•	the Merger could result in employee attrition and have a negative effect on business and customer relationships;

•	while the Merger is pending, KeySource’s officers and employees will have to focus extensively on actions required to complete the Merger, which will divert their attention from KeySource’s business, and KeySource will incur substantial transaction costs even if the Merger is not consummated;

•	while the Merger is pending, KeySource will be subject to certain restrictions on the conduct of its business which may delay or prevent it from pursuing business opportunities that may arise or preclude it from taking actions that would be advisable if it was to remain independent; and

•	because KeySource currently does not anticipate asking Monroe to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed.

In evaluating a potential merger with BNC, the KeySource Board carefully considered BNC’s financial performance in 2010 and 2011. KeySource’s management team, along with Banks Street and KeySource’s legal counsel, conducted due diligence on BNC to assess, among other things, BNC’s operating and financial condition, including its balance sheet composition. The KeySource Board also negotiated a condition to closing that the tangible book value per share of BNC common stock shall equal or exceed $7.50 per share.

The KeySource Board concluded that the anticipated benefits of combining with BNC were likely to substantially outweigh these potential risks and negative factors outlined above.

Before approving the proposed transaction with BNC, the KeySource Board discussed at length, with input from Banks Street and Monroe, KeySource’s strategic options, including remaining independent or pursuing other alternatives, in relation to the long-term best interests of shareholders. The board of directors concluded that combining with BNC on the terms offered by BNC was in the KeySource shareholders’ best interest.

KeySource shareholders will receive one share of BNC common stock for each share of KeySource common stock. There were 1,810,267 shares of KeySource common stock outstanding as of March 31, 2012. Based on BNC's stock price of $7.74 as of the close of trading on June 28, 2012, the consideration to be received by KeySource shareholders, based on the number of shares outstanding, represents an aggregate price of approximately $14.0 million. Assuming full exercise of all outstanding and unexercised stock options and conversion of KeySource's 8.0% convertible subordinated notes due June 30, 2020, the maximum number of shares of BNC common stock to be delivered to KeySource shareholders is approximately 2,319,132 shares, which represents an aggregate offering price of approximately $18.0 million based on BNC's stock price of $7.74 as of the close of trading on June 28, 2012. The KeySource Board concluded that this merger consideration was adequate enough to support its recommendation to KeySource shareholders that they vote “for” the Merger. This conclusion was based on a number of factors, including the following:

•	Monroe conducted a financial analysis and delivered an opinion to the KeySource Board stating that the merger consideration is fair, from a financial point of view, to KeySource’s shareholders. The details of this financial analysis and the data supporting Monroe’s opinion are presented below under “Opinion of Monroe Securities, Inc.”

•	KeySource and its advisors concluded that tangible book value per share was a better measurement of value than historical trading price. The fully converted tangible book value per share of BNC common stock as of September 30, 2011 was $9.88. The tangible book value per share of KeySource common stock as of September 30, 2011 was $11.33. Credit quality considerations close the gap between these values. BNC has a significantly lower level of nonperforming assets that are not covered by FDIC loss-share agreements than KeySource. This makes a share-for-share exchange more representative of the value of KeySource shares.

•	In evaluating the merger consideration, the KeySource Board also looked to its experience in attempting to raise capital in 2011. In January 2011, KeySource hired an investment banking firm to raise up to $8.5 million in common stock at $10.00 per share. After five months without any success, the price was lowered to $8.00 per share. Even with this discount, KeySource’s management and the KeySource Board were only able to raise a small amount of capital.

Although the KeySource Board believes the merger consideration is adequate, it also wished to provide the KeySource shareholders with some protection against a possible decline in the value of BNC’s common stock. For that reason, as a condition to closing of the Merger, the tangible book value of BNC common stock must equal or exceed $7.50 per share as of the last day of the month preceding the month of the effective time of the Merger.

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The foregoing discussion of the factors considered by the KeySource Board is not intended to be exhaustive, but is believed to include all the material factors considered by the KeySource Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the KeySource Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and recommend that the shareholders vote “FOR” approval of the Merger Agreement. In addition, individual members of the KeySource Board may have given differing weights to different factors. The KeySource Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, KeySource’s management and outside financial and legal advisors. The KeySource Board considered all of the foregoing factors as a whole and unanimously supported a favorable determination to approve the Merger and recommend that KeySource shareholders approve the Merger Agreement.

The KeySource Board determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are in the best interests of KeySource and its shareholders. Accordingly, the KeySource Board unanimously approved the Merger and the Merger Agreement and unanimously recommends that KeySource shareholders vote “FOR” approval of the Merger Agreement.

Opinion of Monroe Securities, Inc.

In connection with Monroe’s engagement, KeySource asked Monroe to evaluate the fairness, from a financial point of view, of the consideration to be received by KeySource shareholders in the Merger. Monroe is a nationally recognized investment banking firm that provides specialized corporate finance and investment research services to financial services companies. In the ordinary course of its investment banking business, Monroe is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. KeySource selected Monroe as its financial advisor based upon Monroe’s qualifications, expertise and reputation in such capacity.

Monroe is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Monroe may trade in the securities of KeySource and BNC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Monroe has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this proxy statement/prospectus. In giving such consent, Monroe does not concede that it comes within the category of persons whose consent is required under the Securities Act or the rules and regulations of the SEC thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

At the December 21, 2011 meeting of the KeySource Board to evaluate the Merger, Monroe delivered to the KeySource Board its written and oral opinion that, based upon and subject to various matters set forth in its opinion, the consideration to be received by KeySource’s shareholders was fair, from a financial point of view. At this meeting, the KeySource Board voted to approve the Merger and subsequently executed the Merger Agreement on December 21, 2011. On June 27, 2012, Monroe met with the KeySource Executive Committee of the Board to deliver its updated written and oral opinion that, based upon and subject to various matters set forth in its opinion, the consideration to be received by KeySource’s shareholders was fair, from a financial point of view. At this meeting, the KeySource Executive Committee affirmed its approval of the Merger.

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You should consider the following when reading the discussion of Monroe’s updated opinion in this document:

•	The summary of the opinion of Monroe set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Monroe in connection with its opinion.

•	Monroe’s opinion to the KeySource Board rendered in connection with the Merger does not constitute a recommendation to any shareholder as to how he or she should vote at the annual shareholders’ meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Monroe performed a variety of financial analyses. Monroe believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Monroe’s opinion.

In performing its analyses, Monroe made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of KeySource and BNC and may not be realized. Any estimates contained in Monroe’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Monroe has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Monroe did not undertake any independent evaluation or appraisal of the assets and liabilities of KeySource and BNC nor was it furnished with any appraisals. Monroe is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of KeySource and BNC. Monroe’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinion, Monroe made the following assumptions:

•	that the Merger will be accounted for as a purchase in accordance with GAAP;

•	that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on KeySource, BNC or their respective subsidiaries or on the anticipated benefits of the Merger;

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•	that KeySource and BNC had provided it with all of the information prepared by KeySource and BNC or its other representatives that might be material to Monroe in its review; and

•	that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of KeySource and BNC as to the future operating and financial performance of KeySource and BNC.

In connection with its updated written opinion dated June 27, 2012, Monroe reviewed:

•	the terms of the Merger Agreement including the proposed First Amendment to the Merger Agreement;

•	KeySource’s audited financial statements for the years ended December 31, 2011, 2010, 2009 and 2008 and KeySource’s internal, unaudited financial statements for the period ended March 31, 2012;

•	BNC’s recent filings with the SEC including its annual reports on Form 10-K for the years ended December 31, 2011, 2010, 2009 and 2008, and quarterly reports on Form 10-Q for the quarters ended March 31, 2012, September 30, 2011, June 30, 2011 and March 31, 2011;

•	BNC’s proxy statements for the 2012 annual meeting of shareholders of BNC held May 21, 2012 and the special meeting of BNC shareholders to be held on July 17, 2012;

•	current reports to shareholders of BNC on Form 8-K with the SEC from February 3, 2011 to the date hereof;

•	communications and filings related to BNC strategic initiatives announced since December 21, 2011 including, but not limited to its Agreement and Plan of Merger with First Trust Bank dated June 4, 2012 and its execution, on June 8, 2012, of a Securities Purchase Agreement whereby accredited investors and certain directors of BNC purchased $72.5 million of newly-issued Series C Preferred Stock and Series B-1 Preferred Stock of BNC; and

•	certain financial forecasts and projections of KeySource and BNC, prepared by their respective management teams, as well as the estimated cost savings and related transaction expenses expected to result from the Merger.

In addition, Monroe:

•	participated in discussions with KeySource management and management and representatives of BNC concerning KeySource’s and BNC’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and KeySource’s and BNC’s future financial performance;

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•	analyzed certain aspects of KeySource’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies it deemed similar to KeySource;

•	analyzed certain aspects of BNC’s financial performance and condition and compared such financial performance of BNC, together with stock market data relating to BNC common stock, with similar data of publicly-traded companies it deemed similar to BNC;

•	reviewed reported market prices and historical trading activity of BNC’s common stock;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that it deemed to be relevant;

•	reviewed the pro forma impact of the Merger on the assets, equity, income, earnings per share and tangible book value per share of KeySource and BNC; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant.

Summary of the Proposed Merger

As reflected in the Merger Agreement, each share of KeySource common stock, except for shares owned by KeySource or BNC or any of their respective wholly-owned subsidiaries, shall be converted into the right to receive one share of BNC common stock. Based on BNC’s stock price of $8.00 as of the close of trading on June 20, 2012, the consideration to be received by KeySource shareholders represents an aggregate price of $14.5 million and $8.00 per share.

Selected Peer Group Analysis

Monroe used publicly available information to compare selected financial information for KeySource to two peer groups of publicly-traded financial institutions that Monroe deemed relevant for purposes of its analysis. Monroe compared selected operating results of KeySource to those of eight North Carolina commercial banks (the “North Carolina Group”) with asset size, operational and performance metrics similar to KeySource and ten commercial banks located in the Southeast United States (the “Asset Quality Group”) with similar asset size, asset quality, operational and performance metrics similar to KeySource. Monroe noted the following financial performance based on results for the twelve months ended March 31, 2012 or most recent quarter available, except where indicated, for the peer groups and KeySource.

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	KeySource		NC Group Minimum		NC Group Maximum		Asset Quality Group Minimum		Asset Quality Group Maximum

Assets	$195.5	mil	$115.3	mil	$359.6	mil	$127.0	mil	$463.9	mil
Return on Avg. Assets	0.27%		-1.14%		1.06%		-2.96%		0.44%
Return on Avg. Tang. Equity	2.7%		-13.2%		8.0%		-32.1%		4.0%
Tang. Equity/Assets	10.6%		8.6%		13.5%		8.3%		17.4%
Leverage Ratio(1)	11.4%		7.9%		13.1%		7.9%		17.5%
Total Risk Capital Ratio(1)	17.6%		12.6%		19.1%		11.8%		23.8%
Net Interest Margin (1)	3.21%		3.12%		4.45%		3.11%		4.56%
Efficiency Ratio (1)	71.7%		61.1%		107.5%		57.1%		107.5%
NPAs/Assets(2)	5.9%		1.7%		7.5%		4.5%		7.7%
NCOs/Avg. Loans (1)	1.2%		0.3%		1.8%		0.4%		2.7%
Texas Ratio (1)(3)	46%		13%		72%		24%		75%

(1) Bank-level metric

(2) NPAs include loans past due 90 days or more, nonaccrual assets, OREO and restructured loans.

(3) Equal to NPAs/(Tangible Equity + ALLL)

 Monroe also used publicly available information to compare selected financial information for BNC to a peer group of publicly-traded financial institutions that Monroe deemed relevant for purposes of its analysis. Monroe compared selected operating results of BNC to those of eleven commercial banks headquartered in the United States with assets between $1.0 billion and $5.0 billion, similar asset quality metrics and which were currently participating in the Treasury’s TARP program with approval to pay dividends to the Treasury (the “BNC Group”). Monroe noted the following financial performance based on results at or for the twelve months ended March 31, 2012 for the peer group and BNC.

	BNC		BNC Group Minimum		BNC Group Maximum
Assets	$2.4	bil	$1.1	bil	$4.7	bil
Core Return on Avg. Assets	0.08%		0.28%		2.16%
Tang. Common Eq./Tang. Assets (1)	4.5%		5.6%		10.2%
Tang. Equity/Tang. Assets	5.7%		7.7%		13.1%
Leverage Ratio	6.6%		8.9%		14.0%
Total Risk Capital Ratio	11.2%		13.7%		19.0%
Net Interest Margin	3.65%		3.22%		4.81%
Efficiency Ratio	72.3%		52.3%		75.5%
NPAs/Assets(2)	3.0%		2.3%		4.4%
NCOs/Avg. Loans	1.6%		0.7%		2.3%
Texas Ratio(3)	52%		22%		50%

(1) Fully-converted basis assuming conversion of convertible preferred shares into BNC common shares

(2) NPAs include loans past due 90 days or more, nonaccrual assets, OREO and restructured loans; adjusted to exclude government guaranteed loans

(3) Equal to NPAs/(Tangible Equity + ALLL); adjusted to exclude government guaranteed loans

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Discounted Cash Flow Analysis

Monroe performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that KeySource could provide to its shareholders through year-end 2015. Monroe estimated the present value of the future stream of dividends that KeySource could produce over the next four years and a terminal value of KeySource’s 2015 earnings and common equity based upon an internal earnings and balance sheet forecast for 2012 through 2015.

In order to derive the terminal value of KeySource’s 2015 earnings, Monroe assumed terminal earnings multiples ranging from 10.0x to 18.0x projected fiscal year 2015 net income. The interim dividend stream and terminal value were then discounted to the present using an estimated discount rate range of 12.3%-16.3%, chosen to reflect the risk of the current operating environment of KeySource based on Monroe’s experience as a financial advisor.

The range of values, on a present value basis, of KeySource’s dividends and terminal value utilizing KeySource’s terminal year earnings is provided below.

Price to Earnings Multiples (x)

($ millions)

	10.0	12.0	14.0	16.0	18.0
12.3%	$ 9.3	$ 11.1	$ 13.0	$ 14.9	$ 16.7
14.3%	$ 8.7	$ 10.4	$ 12.2	$ 13.9	$ 15.6
16.3%	$ 8.1	$ 9.8	$ 11.4	$ 13.0	$ 14.7

In order to calculate the terminal value of KeySource utilizing KeySource’s terminal year common equity, Monroe applied terminal value multiples ranging from 0.50x to 1.50x fiscal year-end 2015 projected book value. The terminal value was then discounted to the present value using the range of discount rates as described above.

The range of values, on a present value basis, of KeySource’s dividends and terminal value utilizing KeySource’s terminal year common equity is provided below.

Price to Book Multiples (x)

($ millions)

	0.50	0.75	1.00	1.25	1.50
12.3%	$ 7.3	$ 11.0	$ 14.6	$ 18.3	$ 22.0
14.3%	$ 6.8	$ 10.3	$ 13.7	$ 17.1	$ 20.5
16.3%	$ 6.4	$ 9.6	$ 12.8	$ 16.0	$ 19.3

Monroe also considered the overall sensitivity of KeySource’s projected 2015 earnings, ranging from a 50% discount to a 50% premium to its current estimate of 2015 earnings. Monroe then applied earnings multiples ranging from 10.0x to 18.0x to the range of discounts and premiums of 2015 earnings to derive the terminal value at the midpoint discount rate of 14.3%.

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The range of values, on a present value basis, of KeySource’s dividends and terminal value utilizing KeySource’s terminal year earnings, adjusted for various levels of sensitivity, is provided below.

Price to Earnings Multiples (x)

($ millions)

2015 Earnings % Δ		10.0	12.0	14.0	16.0	18.0
	(50%)	$ 4.3	$ 5.2	$ 6.1	$ 6.9	$ 7.8
	(25%)	$ 6.5	$ 7.8	$ 9.1	$ 10.4	$ 11.7
	0%	$ 8.7	$ 10.4	$ 12.2	$ 13.9	$ 15.6
	25%	$ 10.9	$ 13.0	$ 15.2	$ 17.4	$ 19.5
	50%	$ 13.0	$ 15.6	$ 18.2	$ 20.8	$ 23.5

Monroe noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Comparable Trading Analysis

Monroe used publicly available information to compare the market performance of the common stock of institutions in the North Carolina and Asset Quality Groups, as provided in the Selected Peer Group Analysis section above. The analysis was based on trading prices as of June 20, 2012 and was compared to the merger metrics resulting from the consideration of $8.00 per share to be received by KeySource shareholders.

	Merger Consideration	NC Group Minimum	NC Group Maximum	Asset Quality Group Minimum	Asset Quality Group Maximum
Price/Book Value	69.6%	22.1%	118.0%	21.6%	62.8%
Price/Tang. Book Value	69.6%	22.1%	118.5%	21.6%	62.8%
Price/Assets	7.4%	1.3%	14.2%	1.7%	12.4%
Price/Deposits	9.2%	1.4%	17.0%	1.9%	18.4%

Monroe also used publicly available information to compare the market performance of BNC’s common stock to the common stocks of the companies comprising the BNC Group, as provided in the Selected Peer Group Analysis section above. The analysis showed the following concerning the market performance of BNC’s stock compared to the BNC Group utilizing market price information on June 20, 2012:

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	BNC(1)	BNC Group Minimum	BNC Group Maximum
Stock Price/LTM EPS	17.0x	4.3x	31.8x
Stock Price/2013 Est. EPS (2)	9.8x	8.9x	19.7x
Stock Price/Tang. Book Value	82.4%	55.4%	140.1%
Stock Price/2013 Est. Tang. Book Value (2)	88.9%	58.3%	119.8%
Stock Price/Assets	3.6%	3.7%	12.0%
Stock Price/Deposits	4.1%	4.5%	14.7%
Dividend Yield	2.5%	0.0%	1.0%

(1) BNC metrics reported on a fully-converted basis assuming conversion of all BNC convertible preferred shares into BNC common stock.

(2) Pro forma BNC 2013  earnings per share and tangible book value per share estimates adjusted for all strategic acquisitions and capital raise transactions announced after March 31, 2012 including KeySource acquisition; BNC Group mean estimates per FactSet, BNC estimates from MSI

Analysis of Comparable Merger Transactions

Southeast Merger Transactions

Monroe selected a group of comparable Southeast U.S. merger and acquisition transactions and compared the pricing multiples to the multiples implied by the Merger consideration. Specifically, Monroe selected fourteen bank merger and acquisition transactions according to the following criteria:

•	merger and acquisition transactions announced since July 1, 2010; and

•	sellers located within the states of Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia

Asset Quality Merger Transactions

Monroe selected a group of comparable national merger and acquisition transactions and compared the pricing multiples to the multiples implied by the Merger consideration. Specifically, Monroe selected twenty-seven bank merger and acquisition transactions according to the following criteria:

•	merger and acquisition transactions announced since July 1, 2010;

•	sellers located within the United States; and

•	sellers’ non-performing assets were between 4% and 8% of total assets.

Monroe then compared the implied value of the consideration of $8.00 per share to KeySource’s book value, tangible book value, total assets, total deposits and core deposits with the same metrics for the Southeast and Asset Quality comparable groups. The table below compares the minimum and maximum multiples of the identified transactions with those of the Merger consideration.

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	Merger Consideration	Southeast Group Minimum	Southeast Group Maximum	Asset Quality Group Minimum	Asset Quality Group Maximum
Merger Cons./Book Value	69.6%	19.6%	141.0%	19.6%	141.0%
Merger Cons./Tang. Book Value	69.6%	19.6%	141.0%	19.6%	141.0%
Merger Cons./Assets	7.4%	1.5%	12.7%	1.8%	13.1%
Merger Cons./Deposits	9.2%	1.6%	15.9%	2.0%	15.9%
Core Deposit Premium	(3.0%)	(10.4%)	6.1%	(10.4%)	6.1%

Monroe noted that the comparable merger transactions analysis is a widely used valuation methodology, but it is virtually impossible to find perfectly comparable merger transactions. There are several factors which may cause a bank to receive higher or lower pricing multiples, including, but not limited to: demand for franchises in a particular market, future earnings, number of interested acquirers, asset size, quality and composition of deposits and loans, nature of the target’s customer base, and estimated cost savings related to a certain transaction.

Financial Impact Analysis

Monroe evaluated the pro forma effects of a merger on selected financial data of BNC and KeySource. The primary assumptions utilized to execute such analyses include, but are not limited to, the following:

•	BNC stock price of $8.00;

•	Merger closes in third quarter of 2012;

•	pre-tax cost savings equal to $1.1 million, growing 4% annually with 75% phase-in for 2012 and 100% realization in 2013;

•	pre-tax transaction costs of $2.0 million; and

•	certain purchase accounting adjustments related to core deposit intangibles and mark-to-market of KeySource’s balance sheet:

•	BNC:

o	forecasts include effects of all closed and pending branch, whole-bank and failed bank acquisitions announced since March 31, 2012 and the capital offering completed on June 8, 2012; and

o	minimal organic balance sheet growth through 2014.

•	KeySource:

o	balance sheet growth rate of -3.0% in 2012, 5.3% in 2013 and 5.0% annual growth thereafter.

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This analysis indicated that the Merger is expected to be accretive to BNC’s estimated earnings per share in 2013, the first full year of combined operations of BNC and KeySource, and 2014. The analysis further indicated that the Merger would be minimally dilutive to BNC’s 2013 and 2014 projected tangible book value, but BNC would remain well-capitalized. The analysis also indicated that the Merger is expected to be accretive to KeySource’s estimated earnings per share for 2013 and 2014. Finally, following the closing of the Merger, KeySource shareholders are expected to receive an annual dividend of $0.20 versus no projected dividend as an independently operating company.

Contribution Analysis

Monroe computed the contribution of BNC and KeySource to various elements of the pro forma company’s income statement (excluding estimated cost savings and operating synergies) and balance sheet. The following table compares the pro forma ownership in the combined company, based upon the exchange ratio, to each company’s respective contribution to various financial components of the pro forma company.

	Contribution
	BNC (1)	KeySource
Pro Forma Ownership (2)	93.1%	6.9%

Earnings
2011 Net Income	94.4%	5.6%
2011 Pre-Tax, Pre-Provision Income	93.0%	7.0%
Year-to-Date Net Income	90.8%	9.2%
Year-to-Date Pre-Tax, Pre-Provision Income	93.8%	6.2%

Balance Sheet at March 31, 2012	BNC	KeySource
Assets	93.9%	6.1%
Gross Loans	93.1%	6.9%
Deposits	94.3%	5.7%
Equity	93.2%	6.8%
Tangible Common Equity (2)	91.5%	8.5%

(1) BNC net income and balance sheet information reflects actual data provided in BNC’s March 31, 2012 1Q-Q adjusted for all pending and closed branch, whole bank and failed bank acquisitions announced since March 31, 2012 and the capital offering completed on June 8, 2012.

(2) BNC information assumes conversion of all outstanding convertible preferred shares into common stock.

Conclusion

Based on the results of the various analyses described above, Monroe concluded that the consideration to be received under the terms of the Merger Agreement is fair, from a financial point of view, to KeySource’s shareholders.

The opinion expressed by Monroe was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of KeySource or BNC could materially affect the assumptions used in preparing the opinion.

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Monroe has received total fees equal to $35,000 for the rendering of its initial and updated fairness opinions. In addition, KeySource has agreed to indemnify Monroe and its directors, officers and employees, from liability in connection with the transaction, and to hold Monroe harmless from any losses, actions, claims, damages, expenses or liabilities related to any of Monroe’s acts or decisions made in good faith and in the best interest of KeySource. During the two years preceding the date of the original opinion, Monroe has not had a material relationship with KeySource or BNC where compensation was received or that it contemplates will be received after closing of the Merger.

As described above, Monroe’s opinion was among the many factors taken into consideration by the KeySource Board in making its determination to approve the Merger Agreement.

KeySource also engaged Banks Street as its financial advisor in connection with the Merger. Pursuant to an engagement letter, KeySource has already paid Banks Street an initial non-refundable retainer fee of $15,000 upon the execution of the engagement letter. KeySource has also agreed to pay Banks Street a fee of $30,000 less aggregated advisory fees (of $6,000 per quarter), and an additional payment of $175,000 upon the close of the Merger following shareholder and regulatory approval. KeySource has also agreed to reimburse certain of Banks Street’s reasonable out-of-pocket expenses up to $12,000 (or more with KeySource’s consent) incurred in connection with its engagement and to indemnify Banks Street against certain liabilities arising out of its engagement. Banks Street did not provide a fairness opinion in connection with the Merger.

Board of Directors and Management of BNC Following Completion of the Merger

Effective upon completion of the Merger, BNC currently expects to take certain actions to appoint to the BNC and Bank of North Carolina boards of directors John S. Ramsey, Jr., an individual currently serving as chairman of KeySource and KeySource Commercial Bank’s board of directors. For information about the current BNC directors and executive officers as well as Mr. Ramsey, see “Management Following the Merger” and for more information on the employment arrangements between BNC and Donald R. Draughon, Jr. that will become effective upon the completion of the Merger, see “—KeySource’s Directors and Officers Have Financial Interests in the Merger—Draughon Employment Agreement” immediately below.

KeySource’s Directors and Officers Have Financial Interests in the Merger

Interests of Directors and Executive Officers of KeySource

In considering the recommendation of the KeySource Board that you vote to approve the Merger on substantially the terms set forth in the Merger Agreement, you should be aware that some of KeySource’s directors and executive officers have interests in the Merger and have arrangements that are different from, or are in addition to, those of KeySource’s shareholders generally. The KeySource Board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the Merger Agreement and to recommend that you vote in favor of approving the Merger Agreement.

Share Ownership. As of [      ], 2012, the record date for the annual meeting of KeySource shareholders, the directors and executive officers of KeySource may be deemed to be the beneficial owners of [•] shares, representing [•] of the outstanding shares of KeySource common stock. See “Security Ownership of Directors and Officers and Certain Beneficial Owners – KeySource.”

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Draughon Employment Agreement. It is a condition to both BNC’s and KeySource’s respective obligations under the Merger Agreement that Donald Draughon, Jr., President and Chief Executive Officer of KeySource, enter into an employment agreement with BNC and Bank of North Carolina. Under the employment agreement, which will be effective upon consummation of the Merger and have an initial term of three years from the consummation of the Merger, Mr. Draughon will serve as Executive Vice President and Director of Corporate Finance Advisory Services of Bank of North Carolina and receive an annual salary of $227,425 (which may be increased but not decreased during the term of the agreement). The employment agreement provides that Mr. Draughon shall be entitled throughout the term of the agreement to participate in any and all officer or employee compensation, bonus, incentive and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability and group life benefits, including Bank of North Carolina’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that Mr. Draughon satisfies the eligibility requirements for the plans or benefits. Mr. Draughon will also participate in a cash incentive plan based upon the financial performance of the Corporate Finance Advisory Group, based upon specific targets to be agreed upon prior to the effectiveness of the employment agreement.

The employment agreement provides that BNC will also make a $150,000 loan to Mr. Draughon, which shall be forgivable over three years from the date of the closing of the Merger. One-third of the loan shall be forgiven at each of the first three anniversary dates of the closing of the Merger, and the loan shall be forgiven for Mr. Draughon’s termination without cause or in the event of his death or disability. The employment agreement also provides that Mr. Draughon will receive $250,000 upon either: (i) a change in control (as such term is defined in the employment agreement) of BNC or (ii) Mr. Draughon’s employment is terminated without cause or he terminates his employment with good reason (as such term is defined in the employment agreement).

KeySource Options. Pursuant to the Merger Agreement, each participant in the KeySource Stock Plans shall fully and immediately vest in any KeySource Options awarded under the KeySource Stock Plans as of the effective time of the Merger. The KeySource Options shall be converted into and become rights with respect to BNC common stock, and BNC shall assume the KeySource Options in accordance with the terms of the KeySource Stock Plans and the respective option grant agreement by which they are evidenced.

Severance Payments to Executive Officers. In connection with the Merger, Donald R. Draughon, Jr., Eddie B. Blount, Roy Lee Haga, Jr. and Scott C. McLean, each executive officers of KeySource, shall receive the following severance payments from KeySource, subject to receipt by BNC of mutually acceptable release agreements to be received at the effective time of the Merger. Mr. Draughon shall receive an upfront payment of one times his base salary of $220,800. Mr. Blount shall receive an upfront payment of one times his base salary of $137,100, and a $75,000 loan forgivable over three years from the date of the closing of the Merger. Mr. Haga shall receive an upfront payment of one times his base salary of $136,500, and a $75,000 loan forgivable over three years from the date of the closing of the Merger. Mr. McLean shall receive an upfront payment of one times his base salary of $159,040, a $87,500 loan forgivable over three years from the date of the closing of the Merger and a guaranteed six months of employment. The cash severance payments to each of the KeySource executive officers shall be paid by KeySource prior to the closing of the Merger. One-third of each of the loans to Messrs. Blount, Haga and McLean shall be forgiven at each of the first three anniversary dates, and each loan shall be forgiven for the individual’s termination without cause.

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BNC and Bank of North Carolina Board Seats. Effective upon completion of the Merger, BNC currently expects to appoint to the BNC and Bank of North Carolina boards of directors John S. Ramsey, Jr., an individual currently serving as chairman of KeySource and KeySource Commercial Bank’s board of directors.

Support Agreements. As an inducement to and a condition of BNC’s willingness to enter into the Merger Agreement, each of the directors of KeySource entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of KeySource agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, (i) in favor of the approval of the Merger Agreement at the annual meeting of the KeySource shareholders and (ii) against any Alternative Transaction (as defined in the Merger Agreement and as further described under “The Merger Agreement—Agreement Not to Solicit Other Offers”). As of [      ], 2012, the directors of KeySource beneficially owned [•] shares, or approximately [•]% of the outstanding shares of KeySource common stock. A copy of the form of this support agreement is attached to this proxy statement/prospectus as Exhibit B to the Merger Agreement and is incorporated herein by reference. KeySource shareholders are urged to read the support agreements in their entirety.

Director’s Agreements. As an inducement to and a condition of BNC’s willingness to enter into the Merger Agreement, each of the directors of KeySource entered into a director’s agreement with BNC. Pursuant to the director’s agreements, each of the directors of KeySource agreed to refrain from, among other things, (i) engaging in any aspect of business of KeySource and its subsidiaries, and (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assisting others to engage in such business, each for a period of one year following the effective time of the Merger, and within a defined territory. Each of the directors also agreed to certain noninterference with customers, noninterference with employees and confidentiality obligations for a period of one year following the effective time of the Merger. A copy of the form of the director’s agreement is attached to this proxy statement/prospectus as Exhibit C to the Merger Agreement and is incorporated herein by reference. KeySource shareholders are urged to read the director’s agreements in their entirety.

KeySource Director and Officer Indemnification and Insurance. BNC has agreed to indemnify the directors and officers of KeySource following the Merger against certain liabilities arising from their acts or omissions before the Merger. BNC has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of KeySource for a period of six years following the Merger with respect to acts or omissions occurring before the Merger that were committed by such directors and officers in their capacities as such. However, BNC is not required to pay annually in the aggregate any amount in excess of 150% of the annual premiums paid by KeySource before the Merger for such insurance.

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Public Trading Markets

BNC common stock is listed on The NASDAQ Capital Market under the symbol “BNCN.” KeySource common stock is not traded on any securities exchange nor is there an established trading market for KeySource common stock. The shares of BNC common stock issued pursuant to the Merger Agreement will be listed for trading on The NASDAQ Capital Market.

Regulatory Approvals Required for the Merger

Bank holding companies, such as BNC and KeySource, and their respective depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. For detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried, see “Supervision and Regulation.” Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

The Merger is subject to approval by the Federal Reserve Board under the BHCA. In considering the approval of a transaction such as the Merger, this Act requires the Federal Reserve Board to review, with respect to the bank holding companies and the banks concerned, the financial condition and future prospects, including capital positions and managerial resources, the effect of the Merger on competition in the relevant markets and the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act. The Federal Reserve Board also is required to evaluate whether the Merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the Federal Reserve Board determines that there are anticompetitive consequences to the Merger, it will not approve the transaction unless it finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting within GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of KeySource as of the effective date of the Merger will be recorded at their respective fair values and added to those of BNC. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of BNC issued after the Merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of KeySource before the Merger date.

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KeySource’s Shareholders Have Appraisal Rights

Holders of the common stock of KeySource who are entitled to vote on the Merger have a right to demand payment in cash of the “fair value” of their shares of KeySource common stock. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of BNC common stock offered in the Merger. Article 13 of the NCBCA sets forth the rights of KeySource’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a holder of KeySource’s common stock in order to perfect appraisal rights under the NCBCA. Shareholders who do not properly follow appraisal rights procedures will receive shares of BNC common stock if the plan of merger is effected. A copy of Article 13 of the NCBCA is attached as Appendix B hereto.

Requirements of Appraisal Rights

If a KeySource shareholder elects to exercise the right to demand appraisal, such shareholder must satisfy all of the following conditions:

•	The shareholder must be entitled to vote on the Merger.

•	The shareholder must deliver to KeySource, before the vote on approval or disapproval of the Merger Agreement is taken, written notice of the shareholder’s intent to demand payment if the plan of merger is effectuated. This notice must be in addition to and separate from any proxy or vote against the plan of merger. Neither voting against, abstaining from voting, nor failing to vote on the plan of merger will constitute a notice within the meaning of Article 13.

•	The shareholder must not vote, or cause or permit to be voted, any shares in favor of the plan of merger. A failure to vote will satisfy this requirement, as will a vote against the plan of merger, but a vote in favor of the plan of merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the plan of merger or contain a direction to abstain, will constitute a waiver of the shareholder’s appraisal rights.

If the requirements above are not satisfied and the plan of merger becomes effective, a KeySource shareholder will not be entitled to payment for such shareholder’s shares under the provisions of Article 13.

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Required Notice to KeySource

Written notices of intent to demand payment should be addressed to KeySource Financial, Inc., 280 South Mangum Street, Suite 140, Durham, North Carolina 27701-3986, attention: Donald R. Draughon, Jr. The notice must be executed by the holder of record of shares of KeySource’s common stock. A beneficial owner may assert appraisal rights only with respect to all shares of KeySource’s common stock of which it is the beneficial owner. With respect to shares of KeySource’s common stock which are owned of record by a voting trust or nominee, the beneficial owner of such shares may exercise appraisal rights only if such beneficial owner also submits to KeySource the record holder’s written consent to such exercise not later than the Demand Deadline (as defined below). A record holder, such as a broker, who holds shares of KeySource’s common stock as a nominee for others, may exercise appraisal rights with respect to the shares held by all or less than all beneficial owners of shares as to which such person is the record holder, provided such record holder exercises appraisal rights with respect to all shares beneficially owned by any particular beneficial shareholder. In such case, the notice submitted by such nominee as record holder must set forth the name and address of the beneficial shareholder who is demanding payment.

Appraisal Notice from KeySource

If the plan of merger becomes effective, KeySource will be required to deliver a written appraisal notice and form to all shareholders who have satisfied the requirements described under the heading “Requirements of Appraisal Rights” above. The appraisal notice and form must be sent no earlier than the effective date of the plan of merger and no later than ten days after such effective date. The appraisal notice and form must:

•	Identify the first date of any announcement of the principal terms of the Merger to the shareholders. If such an announcement was made, the form must require the shareholder to certify whether beneficial ownership of the shares was acquired before that date. For more information regarding this requirement, see “After-Acquired Shares” below.

•	Require the shareholder to certify that the shareholder did not vote for or consent to the transaction.

•	State where the appraisal form is to be returned, where certificates for uncertificated shares must be deposited, and the date by which such certificates must be deposited.

•	State a date by which KeySource must receive the appraisal form from the shareholder (the “Demand Deadline”). The date may not be less than forty nor more than sixty days after the date the appraisal notice and form are sent.

•	State that if the appraisal form is not received by KeySource by the specified date, the shareholder will be deemed to have waived the right to demand appraisal.

•	State KeySource’s estimate of the fair value of the shares.

•	Disclose that, if requested in writing by the shareholder, KeySource will disclose within ten days after the Demand Deadline the number of shareholders who have returned their appraisal forms and the total number of shares owned by them.

•	Establish a date within twenty days of the Demand Deadline by which shareholders can withdraw the request for appraisal.

•	Include a copy of Article 13 of the NCBCA.

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A shareholder who receives an appraisal notice from KeySource must demand payment by signing and returning the appraisal form included with the notice and, in the case of certificated shares, deposit his or her share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows KeySource to treat the shares as “after-acquired shares” subject to KeySource’s authority to delay payment as described under the heading “After-Acquired Shares” below. Once a shareholder deposits his or her certificates or, in the case of uncertificated shares, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, is not entitled to payment under Article 13.

A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying KeySource in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with KeySource’s consent.

KeySource’s Payment to Shareholders Demanding Appraisal

Within thirty days after the Demand Deadline, KeySource is required to pay each shareholder the amount that KeySource estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the plan of merger to the date of payment. The payment must be accompanied by the following:

•	KeySource’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any;

•	a statement of KeySource’s estimate of the fair value of the shares, which must equal or exceed KeySource’s estimate in the earlier-circulated appraisal notice; and

•	a statement that the shareholder has the right to submit a final payment demand as described below and that the shareholder will lose the right to submit a final payment demand if he or she does not act within the specified time frame.

Final Payment Demand by Shareholders

A shareholder who is dissatisfied with the amount of the payment received from KeySource may notify KeySource in writing of such shareholder’s own estimate of the fair value of the shares and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by KeySource. A shareholder who does not submit a final payment demand within thirty days after receiving KeySource’s payment is only entitled to the amount previously paid.

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After-Acquired Shares

KeySource may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the Merger were first announced. If KeySource withholds payment, it must, within thirty days after the Demand Deadline, provide affected shareholders with KeySource’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any. KeySource must also inform such shareholders that they may accept KeySource’s estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand. Shareholders who wish to accept the offer must notify KeySource of their acceptance within thirty days after receiving the offer. KeySource must send payment to such shareholders within ten days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a shareholder does not explicitly accept or reject KeySource’s offer, he will be deemed to have accepted the offer. KeySource must send payment to these shareholders within forty days after sending the notice regarding withholding of payment.

Judicial Appraisal of Shares

If KeySource does not pay the amount demanded pursuant to a shareholder’s final payment demand, it must commence a proceeding in North Carolina Superior Court within sixty days after receiving the final demand. The purpose of the proceeding is to determine the fair value of the shares and the interest due. If KeySource does not commence the proceeding within the sixty-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.

All shareholders whose payment demands remain unsettled will be parties to the action. The proceeding is against the shareholders’ shares and not against shareholders personally. There is no right to a jury trial. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by KeySource to the shareholder for the shares.

The court will determine all court costs of the proceeding and will assess the costs against KeySource, except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable: (1) against KeySource if the court finds that it did not comply with the statutes or (2) against KeySource or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against KeySource, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.

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If KeySource fails to make a required payment to a shareholder under Article 13, the shareholder entitled to payment can commence an action against KeySource directly for the amount owed and recover the expenses of that action.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF ARTICLE 13 RELATING TO THE RIGHTS OF SHAREHOLDERS DEMANDING APPRAISAL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT, WHICH ARE INCLUDED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS ARE URGED TO REVIEW APPENDIX B CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.

Restrictions on Sales of Shares by Certain Affiliates

All shares of BNC common stock to be issued in the Merger will be freely transferable under the Securities Act, except shares issued to any shareholder who is an “affiliate” of BNC as defined by Rule 144 under the Securities Act. These affiliates may only sell their shares in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” typically include directors, executive officers and those who control, are controlled by or are under common control with BNC and may include significant shareholders of BNC.

Material U.S. Federal Income-Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income-tax consequences of the Merger to U.S. holders (as defined below) of KeySource common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

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This discussion addresses only those holders of KeySource common stock that hold their KeySource common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income-tax consequences that may be relevant to particular holders of KeySource common stock in light of their individual circumstances or to holders of KeySource common stock that are subject to special rules, such as

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold KeySource common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of KeySource common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income-tax purposes) holds KeySource common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the tax consequences of the Merger to them.

The actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors that are not within the control of BNC or KeySource. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income-tax consequences will be as follows:

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•	no gain or loss will be recognized by BNC or KeySource as a result of the Merger;

•	no gain or loss will be recognized by U.S. holders that hold their KeySource common stock as a capital asset within the meaning of Section 1221 of the Code who exchange all of their KeySource common stock solely for BNC common stock pursuant to the Merger;

•	the aggregate basis of the BNC common stock received by a U.S. holder of KeySource common stock in the Merger will be the same as the aggregate basis of the KeySource common stock for which it is exchanged, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”); and

•	the holding period of BNC common stock received in exchange for shares of KeySource common stock will include the holding period of the KeySource common stock for which it is exchanged.

If a U.S. holder of KeySource common stock acquired different blocks of KeySource common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of KeySource common stock, and the shares of BNC common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of BNC common stock received in the Merger.

The U.S. federal income-tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise number of BNC common shares that such U.S. holder will receive in the Merger.

Completion of the Merger is conditioned on, among other things, the receipt by BNC and KeySource of legal opinions from Womble Carlyle Sandridge & Rice, LLP and Gaeta & Eveson, P.A., respectively, each dated as of the closing date of the Merger, that for U.S. federal income-tax purposes the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by KeySource and BNC to be delivered at the time of closing. Neither of the tax opinions will be binding on the IRS. Neither BNC nor KeySource intends to request any ruling from the IRS as to the U.S. federal income-tax consequences of the Merger and there is no guarantee that the IRS will treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Taxation of Capital Gain

Except as described under “—Potential Recharacterization of Gain as a Dividend” below, any gain, such as the receipt of consideration other than BNC common stock in exchange for KeySource common stock, that U.S. holders of KeySource common stock recognize in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their KeySource common stock for more than one year as of the date of the Merger. For U.S. holders of KeySource common stock that are noncorporate holders, long-term capital gain generally will be taxed at a maximum U.S. federal income-tax rate of 15%.

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Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of KeySource common stock recognizes could be treated as dividend income rather than capital gain if such U.S. holder is a significant shareholder of BNC. This could happen, for example, because of ownership of additional shares of BNC common stock by such holder, ownership of shares of BNC common stock by a person related to such holder or a share repurchase by BNC from other holders of BNC common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of KeySource common stock, including the application of certain constructive ownership rules, holders of KeySource common stock should consult their own tax advisors regarding the potential tax consequences of the Merger to them.

Constructive Ownership

In applying the constructive ownership provisions of Section 318 of the Code, a holder of KeySource stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Since the constructive ownership provisions are complex, holders of KeySource common stock should consult their tax advisors as to the applicability of these provisions.

Information Reporting

A U.S. holder of KeySource common stock who receives BNC common stock as a result of the Merger will be required to retain records pertaining to the Merger. Each U.S. holder of KeySource common stock who is required to file a U.S. federal income-tax return and who is a “significant holder” that receives BNC common stock in the Merger will be required to file a statement with such U.S. federal income-tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the KeySource common stock surrendered and the fair market value of the BNC common stock received in the Merger. A “significant holder” is a holder of KeySource common stock who, immediately before the Merger, owned at least 5% of the outstanding stock of KeySource or securities of KeySource with a basis for federal income taxes of at least $1 million.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of KeySource common stock. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Tax matters are very complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the Merger.

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The foregoing summary of material federal U.S. income-tax consequences of the Merger is not intended or written to be used, and cannot be used, by any shareholder of KeySource, any shareholder of BNC or any other person for the purpose of avoiding penalties that may be imposed by the IRS.

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THE MERGER AGREEMENT

The following summary describes certain aspects of the Merger, including all the terms of the Merger Agreement that the respective managements of BNC and KeySource believe are material. The Merger Agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference in this proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

Terms of the Merger

The Merger Agreement provides for the merger of KeySource with and into BNC (the “Merger”), with BNC as the surviving corporation. Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $1.00 per share, of KeySource issued and outstanding immediately before the Effective Time, except for shares of KeySource common stock owned by KeySource or BNC or any of their respective wholly-owned subsidiaries (other than certain trust account shares), will be converted into the right to receive one share of common stock, no par value per share, of BNC. Any holder of shares of KeySource common stock who perfects such holders’ appraisal rights in accordance with and as contemplated by the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the NCBCA.

The BNC articles of incorporation will be the articles of incorporation, and the BNC bylaws will be the bylaws, of the combined company after completion of the Merger. KeySource Commercial Bank will be merged with and into Bank of North Carolina, and the separate existence of KeySource Commercial Bank will thereupon cease. The bank merger is currently anticipated to occur simultaneously with the Merger.

Closing and Effective Time of the Merger

The Merger will be completed only if all of the following occur:

•	the Merger, on substantially the terms and conditions set forth in the Merger Agreement, shall have been approved by the requisite affirmative vote of holders of KeySource entitled to vote thereon;

•	the shares of BNC common stock to be issued to holders of the KeySource common stock issued upon consummation of the Merger shall have been authorized for listing on The NASDAQ Capital Market, subject to official notice of issuance;

•	the registration statement on Form S-4 of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	the employment agreement with Donald R. Draughon, Jr. shall have become effective;

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•	no order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the transactions contemplated by the Merger Agreement shall be in effect; and

•	no statute, rule, regulation, order, injunction or decree issued by any court of competent jurisdiction shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the Merger.

The closing of the Merger (the “Closing”) shall take place no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties. The Merger will become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State on the date of the Closing.

Board of Directors of the Surviving Corporation

BNC and Bank of North Carolina currently expect to take certain actions to appoint to the BNC and Bank of North Carolina boards of directors John S. Ramsey, Jr., the current chairman of the KeySource and KeySource Commercial Bank board of directors, until BNC’s next annual meeting of shareholders following the Effective Time. BNC will use all reasonable efforts to arrange for Mr. Ramsey, Jr. to sit for election to a regular term at BNC’s next annual meeting of shareholders. The directors of KeySource and its subsidiaries immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

Conversion of Shares; Exchange of Certificates

Promptly after the Effective Time, BNC will mail to the former holders of KeySource common stock appropriate transmittal materials. After the Effective Time, each holder of shares of KeySource common stock (other than shares as to which appraisal rights have been perfected as provided in the Merger Agreement) issued and outstanding at the Effective Time shall surrender the certificate(s) representing such shares to BNC and receive the merger consideration in exchange, together with all undelivered dividends or distributions in respect of such shares (without interest thereon). BNC shall not be obligated to deliver the consideration to which any former holder of KeySource common stock is entitled as a result of the Merger until such holder surrenders his or her certificate(s) representing the shares of KeySource common stock for exchange as provided in the Merger Agreement.

Letter of Transmittal

As soon as is reasonably practicable after the completion of the Merger, the exchange agent will mail to each KeySource shareholder at the time of the Merger a letter of transmittal containing instructions for the exchange of his or her KeySource stock certificates for the merger consideration. Upon surrendering your certificate(s) representing shares of KeySource common stock, together with the properly executed letter of transmittal and any other required documents, your KeySource stock certificate(s) will be cancelled and you will receive the shares of BNC common stock, to which you are entitled in accordance with the Merger Agreement. No interest will be paid to KeySource shareholders or accrued with respect to unpaid dividends and distributions, if any. Upon completion of the Merger, KeySource stock certificates will no longer represent shares of KeySource common stock and will only represent the right to receive the merger consideration. After the completion of the Merger, there will be no further transfers of KeySource common stock, except as required to settle trades executed before completion of the Merger.

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Holders of KeySource common stock should not submit their KeySource stock certificate(s) for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and an indemnity bond must be purchased at your expense before you receive any consideration for your shares. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership and the purchase of an indemnity bond for lost certificates.

If any certificate representing shares of BNC’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, it will be a condition of issuance that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the shares of BNC common stock made available to the exchange agent that remains unclaimed by KeySource shareholders as of the first anniversary of the Effective Time of the Merger will be returned to BNC. After that time, any KeySource shareholder who has not exchanged shares of KeySource common stock for the merger consideration in accordance with the Merger Agreement may look only to BNC for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, none of BNC, KeySource, the exchange agent or any other person will be liable to any KeySource shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Dividends and Distributions

Until KeySource common stock certificates are surrendered for exchange, any dividends or other distributions declared after the Effective Time with respect to BNC common stock into which shares of KeySource common stock may have been converted into the right to receive will accrue, without interest, but will not be paid. BNC will pay to former KeySource shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their KeySource stock certificates.

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Before the Effective Time, KeySource and its subsidiary may not make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the subsidiaries of KeySource to KeySource or to any of its wholly owned subsidiaries and (B) the acceptance of shares of KeySource common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of KeySource common stock granted under a KeySource Stock Plan, in each case in accordance with past practice and the terms of the applicable KeySource Stock Plan and related award agreements).

Representations and Warranties

The Merger Agreement contains customary representations and warranties of KeySource and BNC relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects (or, in the case of specific representations and warranties regarding the capitalization and authority of KeySource, or specific representations and warranties of either party regarding the absence of certain changes or events, true and correct in all respects), no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect on the company making the representation. In determining whether a Material Adverse Effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes in laws, rules or regulations of general applicability to banks or savings associations, and their holding companies generally, or their interpretations by courts or governmental entities, except to the extent such changes have a disproportionate adverse effect on such party as compared to other community banks in the southeastern United States, (3) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, except to the extent that such changes have a disproportionate adverse effect on such party as compared to other community banks in the southeastern United States, or (4) the direct effects of negotiating, entering into and compliance with the Merger Agreement on the operating performance of KeySource and its subsidiaries. The representations and warranties in the Merger Agreement do not survive the Effective Time.

Each of BNC and KeySource has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

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•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and accounting;

•	broker’s fees payable in connection with the Merger;

•	the absence of material adverse changes;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	tax treatment of the Merger; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, KeySource has made other representations and warranties about itself to BNC as to:

•	employee matters, including employee benefit plans;

•	certain contracts;

•	risk management instruments;

•	investment securities and commodities;

•	loan portfolios;

•	real property and intellectual property;

•	environmental liabilities;

•	personal and real property leases;

•	securitizations;

•	the inapplicability of state takeover laws; and

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•	the receipt of a financial advisor’s opinion.

The representations and warranties described above and included in the Merger Agreement were made by each of BNC and KeySource to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by BNC and KeySource in connection with negotiating the terms of the Merger Agreement, and may have been included in the Merger Agreement for the purpose of allocating risk between BNC and KeySource rather than to establish matters as facts. The Merger Agreement is described in, and included as Appendix A to this proxy statement/prospectus only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding KeySource, BNC or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 169 for a description of where you can find this information.

Covenants and Agreements

Each of KeySource and BNC has undertaken customary covenants that place restrictions on it and its subsidiary until the Effective Time. In general, KeySource agreed to (1) conduct its business in the ordinary course in all material respects, (2) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and retain the services of its key officers and key employees, (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either party to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby and (4) permit an executive officer of Bank of North Carolina to have the right to attend and observe meetings of the KeySource Commercial Bank Loan Committee.

KeySource has further agreed that, with certain exceptions and except with BNC’s prior written consent, KeySource will not, and will not permit its subsidiary to, among other things, undertake the following actions:

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

•	adjust, split, combine or reclassify any of its capital stock;

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•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the subsidiaries of KeySource to KeySource or to its wholly-owned subsidiary and (B) the acceptance of shares of KeySource common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of KeySource common stock granted under a KeySource Stock Plan, in each case in accordance with past practice and the terms of the applicable KeySource Stock Plan and related award agreements);

•	grant any stock options, restricted shares or other equity-based award with respect to shares of KeySource common stock under the KeySource Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the KeySource Stock Plans;

•	hire any employees, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements;

•	make any loan or extension of credit in an amount in excess of $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $500,000) or renew or amend any loan or extension of credit in excess of $250,000; provided, however, that, if KeySource or any of its subsidiaries shall request the prior approval of BNC to make a loan or extend credit in an amount in excess of $500,000, and BNC shall not have disapproved such request in writing within three business days upon receipt of such request from KeySource or any of its subsidiaries, as applicable, then such request shall be deemed to be approved by BNC in writing and thus KeySource or its subsidiary, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request; provided, further, that any renewal, amendment or modification of credit shall require the written approval of BNC, which approval shall not be unreasonably withheld;

•	except as required by applicable law or the terms of any Seller Benefit Plan (as defined in the Merger Agreement and referred to herein as a “KeySource Benefit Plan”) as in effect on the date of the Merger Agreement and, solely with respect to employees that are not executive officers or directors of KeySource, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of KeySource or any of its subsidiaries or ERISA Affiliates (as defined in the Merger Agreement), or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of KeySource or any of its subsidiaries or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any KeySource Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any KeySource Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in KeySource or any securities exchangeable for or convertible into the same or other KeySource common stock outstanding on the date of the Merger Agreement, except as otherwise permitted in the Merger Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any KeySource Benefit Plan;

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•	sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a subsidiary, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the Merger Agreement; provided, however, that, if KeySource or any of its subsidiaries shall request the prior approval of BNC to make sell, transfer or dispose of any “Other Real Estate Owned” of KeySource, and BNC shall not have disapproved such request in writing within five business days upon receipt of such request from KeySource or any of its subsidiaries, as applicable, then such request shall be deemed to be approved by BNC in writing and thus KeySource or its subsidiary, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 5.2(i) of the KeySource Disclosure Schedule or (ii) transactions with respect to any real estate valued at less than $250,000, in each case, so long as the sale or transfer price is at least 90% of the carrying value for such real estate on KeySource’s financial statements as of September 30, 2011;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

•	make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	amend KeySource’s articles of incorporation or KeySource’s bylaws, or otherwise take any action to exempt any person (other than BNC or its subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

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•	other than in prior consultation with BNC, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting KeySource or any of its subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of BNC);

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied;

•	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	file or amend any tax return other than in the ordinary course of business, make any significant change in any method of tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any tax election or settle or compromise any tax liability in excess of $50,000;

•	except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any KeySource Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

•	take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions, contemplated hereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by Section 5.2 of the Merger Agreement.

BNC has agreed that, except with KeySource’s prior written consent, BNC will not, among other things, undertake the following actions:

•	amend, repeal or otherwise modify any provision of BNC’s articles of incorporation or BNC’s bylaws in a manner that would adversely affect the shareholders of KeySource or the transactions contemplated by the Merger Agreement;

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•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied;

•	take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a bank regulatory agency for approval of a merger to be submitted for filing before the application related to the Merger is approved by such bank regulatory agency (except if such bank regulatory agency requires in writing a prior submission as a condition to its approval of the application related to the Merger); or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by Section 5.3 of the Merger Agreement (it being understood that BNC’s pursuit, negotiation, and/or consummation of other acquisitions shall not constitute a violation of this Section 5.3 of the Merger Agreement).

The Merger Agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus, access to information of the other company and public announcements with respect to the transactions contemplated by the Merger Agreement. BNC also has agreed to cause the shares of BNC common stock issued in the Merger to be approved for listing on The NASDAQ Capital Market.

Reasonable Best Efforts of KeySource to Obtain the Required Shareholder Vote

KeySource has agreed to hold a meeting of its shareholders as soon as is reasonably practicable for the purpose of obtaining the requisite shareholder approval of the Merger Agreement. KeySource will use its reasonable best efforts to obtain such approval. KeySource is also required to submit the Merger Agreement to a shareholder vote even if the KeySource Board has withdrawn, modified or qualified its recommendation to approve the Merger Agreement.

Agreement Not to Solicit Other Offers

KeySource has agreed that it and its subsidiaries, and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	solicit, initiate, encourage or facilitate (including by way of furnishing information) any inquiries or proposals for any “Alternative Transaction” (as defined below); or

•	participate in any discussions or negotiations regarding any Alternative Transaction; or

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•	enter into any agreement regarding any Alternative Transaction.

KeySource also has agreed to cease any existing discussions or negotiations with any persons with respect to any Alternative Proposal (as defined below), to request the prompt return or destruction of all confidential information previously furnished in connection therewith and not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or any of its subsidiaries is a party, and to enforce the provisions of such agreement.

However, if at any time before approval of the Merger Agreement by KeySource’s shareholders, (1) KeySource receives an unsolicited written Alternative Proposal that its board of directors believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a breach of KeySource’s nonsolicitation provisions under the Merger Agreement, (3) the KeySource Board determines in good faith, after consulting with outside counsel and its financial advisor, that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (4) the KeySource Board determines in good faith, after consulting with outside legal counsel, that failure to so act would be reasonably likely to violate its fiduciary duties under applicable law, then KeySource may (and may authorize its subsidiaries and representatives to): (1) furnish nonpublic information regarding KeySource and its subsidiaries to the person making such Alternative Proposal (and its representatives) pursuant to a confidentiality agreement that is no less favorable to KeySource than its confidentiality agreement with BNC, and (2) participate in discussions and negotiations with the person making the Alternative Proposal.

KeySource has agreed to call its shareholder meeting as soon as reasonably practicable to obtain shareholder approval of the Merger Agreement and that the KeySource Board will recommend that its shareholders approve the Merger Agreement. KeySource has further agreed that the KeySource Board will not withdraw (or modify or qualify in any manner adverse to BNC) or refuse to recommend its approval of the Merger Agreement, or adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (we refer to any such action as an “Adverse Recommendation Change”) or cause or permit KeySource or any of its subsidiaries to enter into any agreement that is intended to or reasonably likely to lead to an Alternative Proposal (other than the confidentiality agreement referenced above). However, before obtaining the KeySource shareholder approval, the KeySource Board may, if such board determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by BNC, make an Adverse Recommendation Change; provided that KeySource may not make an Adverse Recommendation Change in response to an Alternative Proposal unless KeySource shall not have breached its nonsolicitation covenant in the Merger Agreement in any respect and:

(i)           the KeySource Board determines in good faith (after consultation with outside legal and its financial advisor) that such Alternative Proposal is a Superior Proposal and such proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of the Merger Agreement that may be offered by BNC pursuant to the Merger Agreement;

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(ii)           KeySource has given BNC at least seven days’ prior written notice of its intention to take such action and specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii)          before effecting such an Adverse Recommendation Change, KeySource has negotiated, and has caused its representatives to negotiate, in good faith with BNC during such notice period to the extent BNC wishes to negotiate, to enable BNC to revise the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

KeySource has agreed that, in the event of any material change to a Superior Proposal, KeySource shall, in each case, be required to deliver to BNC a new written notice, the notice period shall have commenced and KeySource shall be required to comply with the above obligations with respect to such new written notice.

KeySource has further agreed to notify BNC promptly (but in no event later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to KeySource or any of its subsidiaries by any person that informs the KeySource Board that it is considering making, or has made, an Alternative Proposal. Such notice to BNC shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information relating to KeySource or any of its subsidiaries, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. KeySource shall keep BNC fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. KeySource shall also promptly, and in any event within 24 hours, notify BNC, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal.

As used in the Merger Agreement, “Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving KeySource or any of its subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the Merger Agreement, “Alternative Transaction” means any of:

•	a transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of KeySource common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from KeySource or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving KeySource (other than the Merger);

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•	any transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of KeySource and securities of the entity surviving any merger or business combination including any of KeySource’s subsidiaries) of KeySource, or any of its subsidiaries representing more than 25% of the assets of KeySource and its subsidiaries, taken as a whole, immediately before such transaction, or;

•	any other consolidation, business combination, recapitalization or similar transaction involving KeySource or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, as a result of which the holders of shares of KeySource common stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of KeySource common stock immediately before the consummation thereof.

As used in the Merger Agreement, “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the KeySource Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of KeySource from a financial point of view than the transactions contemplated by the Merger Agreement (including taking into account any adjustment to the terms and conditions proposed by BNC in response to such proposal under the Merger Agreement or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Expenses and Fees

In general, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. However, the costs and expenses of printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by KeySource and BNC. Further, KeySource has agreed to reimburse certain expenses of BNC if the Merger Agreement is terminated under certain circumstances. See “—Termination of the Merger Agreement.”

Employee Matters

BNC has agreed that all individuals employed by, or on an authorized leave of absence from, KeySource or any of its subsidiaries immediately before the Effective Time (the “Covered Employees”) shall automatically become employees of BNC and its affiliates as of the Effective Time. Immediately following the Effective Time, BNC shall, or shall cause its applicable subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the KeySource Benefit Plans as in effect immediately before the Effective Time.

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In addition, BNC has agreed, that if a Covered Employee who does not have an employment, change-of-control or severance agreement with KeySource or any of its subsidiaries and who within three months after the Effective Time is (i) terminated by BNC or any of its subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of any organizational or business restructuring or the integration of KeySource and its subsidiaries with BNC and its subsidiaries, discontinuance of operation, relocation of all or a part of BNC’s or its subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of BNC’s or its subsidiaries’ business, or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be materially decreased, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of severance pay, regardless of employee classification.

For a discussion of the employment agreement that BNC has entered into with Donald R. Draughon, KeySource’s President and Chief Executive Officer, and the effect of the Merger on agreements between KeySource and certain of its executives, see “The Merger—KeySource’s Directors and Officers Have Financial Interests in the Merger.”

Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time existing in favor of any director, officer or employee as provided in the respective BNC and KeySource articles of incorporation or bylaws and any existing indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of BNC pursuant to the Merger Agreement.

The Merger Agreement provides that BNC will maintain for a period of six years after completion of the Merger KeySource’s current directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacities as such, except that BNC is not required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by KeySource for such insurance.

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Conditions to Complete the Merger

The respective obligations of BNC and KeySource to effect the Merger are subject to the satisfaction at or before the Effective Time of the following conditions:

•	the approval of the Merger by the requisite affirmative vote of the holders of KeySource and BNC common stock entitled to vote thereon;

•	the authorization of the listing of BNC common stock to be issued in the Merger on The NASDAQ Capital Market, subject to official notice of issuance;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the BNC common stock to be issued in the Merger and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall be in effect;

•	no statue, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the Merger; and

•	the employment agreement with Donald R. Draughon, Jr., President and Chief Executive Officer of KeySource, which is discussed under the heading “The Merger—KeySource’s Directors and Officers Have Financial Interests in the Merger,” shall have become effective.

The obligation of BNC to effect the Merger is also subject to the satisfaction, or waiver by BNC, at or before the Effective Time, of a number of other conditions, including:

•	the representations and warranties of KeySource set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time, and BNC shall have received a certificate signed on behalf of KeySource by the Chief Executive Officer of KeySource to such effect;

•	KeySource shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the Effective Time, and BNC shall have received a certificate signed on behalf of KeySource by the Chief Executive Officer of KeySource to such effect;

•	BNC shall have received the opinion of its counsel with respect to certain federal income-tax consequences of the Merger;

•	all regulatory approvals set forth in the Merger Agreement to consummate the transactions contemplated by the Merger Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition (as defined in the Merger Agreement);

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•	BNC must have received from each director of KeySource (1) an executed support agreement and (2) a noncompete agreement, each in the form attached as an exhibit to the Merger Agreement (see “The Merger—KeySource’s Directors and Officers Have Financial Interests in the Merger”);

•	BNC shall have received resignations, effective as of the Effective Time, from the directors of KeySource and its subsidiaries; and

•	KeySource’s classified assets (which means loans or other assets characterized as “Substandard,” “Doubtful,” “Loss” or words of similar import and “Other Real Estate Owned”) shall not exceed $20 million as of the Effective Time.

The obligation of KeySource to complete the Merger is also subject to the satisfaction, or waiver by KeySource, at or before the Effective Time, of a number of other conditions, including:

•	the representations and warranties of BNC set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time, and KeySource shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or the Chief Financial Officer of BNC to such effect;

•	BNC shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the Effective Time, and KeySource shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or Chief Financial Officer of BNC to such effect;

•	KeySource shall have received the opinion of its counsel with respect to certain federal income-tax consequences of the Merger;

•	all regulatory approvals set forth in the Merger Agreement to consummate the transactions contemplated by the Merger Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

•	the executive officers of KeySource listed on Exhibit D of the Merger Agreement shall be entitled to receive severance payments as set forth on Exhibit D to the Merger Agreement, subject to receipt by BNC of mutually acceptable release agreements to be received at the Effective Time; and

•	on the last day of the month preceding the month in which the Effective Time occurs, the tangible book value per share of the BNC common stock, as determined in accordance with GAAP, shall equal or exceed $7.50.

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We cannot provide assurance as to when or if all of the conditions to the Merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The Merger Agreement can be terminated at any time before completion of the Merger by mutual consent, if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable) or any governmental entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•	if the Merger has not been consummated by June 30, 2012, unless the failure of the Closing to occur by that date is due to the terminating party’s failure to abide by the Merger Agreement; or

•	if there is a breach by the other party that would cause the failure of the Closing conditions described above, unless the breach is capable of being, and is, cured within 45 days’ notice of the breach.

BNC also may terminate the Merger Agreement if the KeySource Board: (i) fails to recommend that KeySource shareholders approve and adopt the Merger Agreement, or (ii) in a manner adverse to BNC, (a) withdraws, modifies, or qualifies, or proposes to withdraw, modify or qualify, the recommendation of the KeySource Board of the Merger Agreement and/or the Merger to the KeySource shareholders; (b) takes any public action or makes any public statement in connection with the meeting of KeySource shareholders inconsistent with such recommendation or (c) recommends any Alternative Proposal (or, in the case of clause (ii), resolves to take any such action), whether or not permitted by the terms of the Merger Agreement.

KeySource will be required to pay BNC a termination fee in the amount of $625,000, plus up to $500,000 of BNC’s documented out-of-pocket legal and due diligence expenses in connection with the transactions contemplated by the Merger Agreement, if either:

•	the Merger Agreement is duly terminated by BNC and before such termination, an Alternative Transaction was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received), and within 12 months after such termination, KeySource shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction, or

•	after receiving an Alternative Proposal, the KeySource Board fails to convene the annual meeting to approve the Merger with BNC and/or fails to recommend that the KeySource shareholders adopt the Merger Agreement, and within 12 months of receiving the Alternative Proposal, KeySource shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

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However, BNC will in any event not be entitled to a termination fee if the Merger Agreement is terminated by mutual consent or due to a failure to obtain the necessary regulatory approvals. Similarly, BNC will not be entitled to a termination fee if KeySource terminates the Merger Agreement due to a material breach of a representation, warranty or covenant by BNC.

Effect of Termination

If the Merger Agreement is terminated, it will become void, and there will be no liability on the part of BNC or KeySource, except that (1) both BNC and KeySource will remain liable for any willful breach of the Merger Agreement and (2) designated provisions of the Merger Agreement, including the payment of fees and expenses, the confidential treatment of information, publicity restrictions, notices and governing law and jurisdiction will survive the termination.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the Merger Agreement by action taken or authorized by their respective boards of directors. However, after any approval of the transactions contemplated by the Merger Agreement by the KeySource shareholders, there may not be, without further approval of the shareholders, any amendment of the Merger Agreement that (1) alters or changes the amount or the form of the consideration to be delivered to the holders of KeySource common stock, (2) alters or changes any term of the articles of incorporation of BNC or (3) changes any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any KeySource securities, in each case other than as contemplated by the Merger Agreement.

At any time before the Effective Time, each of BNC and KeySource, by action taken or authorized by its respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties in the Merger Agreement; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the Merger Agreement.

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DESCRIPTION OF BNC CAPITAL STOCK

The following is a brief description of the terms of BNC’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the NCBCA, federal law, BNC’s amended articles of incorporation (“Amended Articles”), and BNC’s bylaws. Copies of the Amended Articles and bylaws have been filed with the SEC and are also available upon request from BNC.

Common Stock

General

BNC’s Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. The common stock consists of two separate classes, of which 60,000,000 shares are designated as voting common stock and 20,000,000 shares are designated as non-voting common stock. The terms of the voting common stock are described in this section and the terms of the non-voting common stock are described in “Non-voting Common Stock,” below. As of July [•], 2012, there were [•] shares of voting common stock issued and outstanding, held of record by approximately [•] stockholders. In addition, as of July [•], 2012, [•] shares of BNC’s voting common stock are reserved for issuance upon exercise of stock options issued pursuant to BNC’s stock compensation plans and grants of restricted stock, 543,337 shares of BNC’s voting common stock are reserved for issuance upon exercise of the Warrant, and 1,804,566 shares of BNC’s voting common stock are reserved for issuance upon the conversion of the Series B Preferred Stock. As of July [•], 2012, there were [•] shares of non-voting common stock issued and outstanding, held of record by approximately [•] stockholders. BNC’s voting common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” Outstanding shares of BNC’s common stock are validly issued, fully paid and non-assessable. Each share of BNC’s voting common stock has the same relative rights and is identical in all respects to each other share of BNC’s voting common stock. Each share of BNC’s non-voting common stock has the same relative rights and is identical in all respects to each other share of BNC’s non-voting common stock.

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s common stock has no preemptive rights, redemption rights, conversion rights, sinking fund, or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor shall be elected and shall qualify. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the BNC Board is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office.

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Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of BNC common stock are entitled to share ratably in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, subordinated debt securities, and the liquidation preference of any then outstanding preferred stock. BNC’s issued and outstanding Series A Preferred Stock and Series B Preferred Stock both carry liquidation rights senior to BNC’s common stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may itself be a creditor with recognized claims against its subsidiary.

Dividend Rights

Holders of BNC’s common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on BNC’s common stock is subject to the terms of applicable North Carolina law, banking regulations, and the terms of BNC’s participation in the CPP as described in “Supervision and Regulation.” BNC’s principal source of income is dividends that are declared and paid by Bank of North Carolina on its capital stock. Therefore, the ability of BNC to pay dividends is dependent upon the receipt of dividends from Bank of North Carolina. North Carolina commercial banks, such as Bank of North Carolina, are subject to legal limitations on the amounts of dividends they are permitted to pay. Bank of North Carolina may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as Bank of North Carolina, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if the company is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of BNC’s common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions, and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for BNC’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of BNC’s common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of BNC’s common stock under the Change in Bank Control Act. Any holder of 25% or more of BNC’s common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

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Non-voting Common Stock

Except as described below, the terms of the non-voting common stock are similar to the terms of the Series B Preferred Stock. Like the existing voting common stock, the non-voting common stock is available for issuance without further action by BNC’s shareholders, except as may be required by applicable law or pursuant to the requirements of the Nasdaq Stock Market or other securities exchange or quotation system upon which BNC’s securities are then trading or quoted.

Dividend Rights

Like the holders of the Series B Preferred Stock, the holders of the non-voting common stock are entitled to receive and share equally in such dividends or distributions, if any, or the same amount, in an identical form of consideration and at the same time as those dividends and distributions declared by the BNC Board in respect of the voting common stock from legally available funds.

Voting Rights

Like the holders of the Series B Preferred Stock, the holders of the non-voting common stock are not entitled to vote on any matter except as may be required by law or in the Amended Articles. Approval of a majority of the holders of the non-voting common stock would be required in the event BNC proposes any amendments to the Amended Articles that would affect the rights of the holders of non-voting common stock in a manner different than the rights of the holders of the voting common stock or proposes to increase or decrease the authorized number of shares of non-voting common stock.

Conversion

Pursuant to the terms of the non-voting common stock as set forth in Section 2.3 of the Amended Articles, a holder of non-voting common stock may convert any number of its shares of non-voting common stock into an equal number of shares of common stock at the option of the holder, provided, however, that each share of non-voting common stock is not convertible in the hands of or at the election of the initial holder or any affiliate of such initial holder and is only convertible by a transferee and in connection with or after a transfer to a third party unaffiliated with such initial holder and that complies with the transfer restrictions described below.

The non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to BNC; (ii) in a widely distributed public offering of the common stock; (iii) in a transfer that is part of a private placement of the common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of the voting securities of BNC then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of the common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) a transaction approved by the FRB or if the FRB is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction. In order to transfer such shares of non-voting common stock under the preceding clauses (i) or (iii), a transferee of such shares must surrender certificates representing such shares to BNC, together with documentation reasonably satisfactory to BNC that such transferee has acquired such shares in a transfer qualifying under the preceding clauses (i) or (iii).

Liquidation Rights

Unlike the Series B Preferred Stock, the non-voting common stock is not entitled to a liquidation preference. Holders of the non-voting common stock would be entitled to the amount that a holder of the voting common stock would be entitled to receive upon our liquidation or dissolution (plus any declared but unpaid dividends).

Preemptive Rights

Similar to the terms of the Series B Preferred Stock and the voting common stock, the terms of the non-voting common stock do not provide for preemptive rights.

Redemption and Other Terms

Like the Series B Preferred Stock, the non-voting common stock is not subject to mandatory redemption. All issued and outstanding shares of non-voting common stock will be non-assessable.

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Dilutive Effect

There will be no additional dilutive effect on holders of our common stock if holders of non-voting common stock convert to common stock than if holders of the outstanding Series B Preferred Stock were to convert their shares into common stock.

Preferred Stock

General

BNC’s Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of July [•], 2012, there were 31,260 shares of BNC’s Series A Preferred Stock issued and outstanding and 1,804,566 shares of Series B Preferred Stock issued and outstanding.

BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

Series A Preferred Stock

On December 5, 2008, pursuant to the CPP, BNC issued and sold 31,260 shares of Series A Preferred Stock to Treasury. The Series A Preferred Stock has a liquidation preference of $1,000 per share. The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of BNC’s common stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years, and thereafter 9% per year. The Series A Preferred Stock is non-voting, except in limited circumstances. So long as any of BNC’s Series A Preferred Stock is outstanding, BNC may not repurchase or otherwise acquire any of its outstanding common stock unless BNC is current in its dividend payments on BNC’s outstanding Series A Preferred Stock. BNC may not redeem the Series A Preferred Stock without prior consultation with BNC’s primary federal regulator.

Voting Rights

Except as indicated below or otherwise required by the NCBCA, the holders of Series A Preferred Stock do not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect two members of the BNC Board, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause BNC to violate the corporate governance requirement of The NASDAQ Capital Market (or any other exchange on which BNC’s securities may be listed) that listed companies must have a majority of independent directors.

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Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of BNC’s authorized directors will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or written consent of stockholders required by law or by BNC’s Amended Articles, the vote or written consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•	any amendment or alteration of the certificate of designations for the Series A Preferred Stock or BNC’s Amended Articles to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on BNC’s liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation by BNC with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if BNC is not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held.

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The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by BNC for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Liquidation Rights

If BNC voluntarily or involuntarily liquidates, dissolves or wind ups its affairs, the holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series A Preferred Stock will be entitled to receive the total liquidation amount out of BNC’s assets, if any, that are available for distribution to stockholders, after payment or provision for payment of BNC’s debts and other liabilities, including but not limited to BNC’s outstanding subordinated debentures, but before any distribution of assets is made to holders of BNC’s common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If BNC’s assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of other shares of stock ranking equally with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount of those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of BNC’s common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all remaining assets of BNC according to their respective rights and preferences. For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of BNC’s property and assets, nor the consolidation or merger by BNC with or into any other corporation or by another corporation with or into BNC, will constitute a liquidation, dissolution or winding up of BNC’s affairs.

Dividends Payable on Shares of Series A Preferred Stock

The holders of Series A Preferred Stock are entitled to receive, if and when declared by the BNC Board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period during the five year period following December 5, 2008 and are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on (i) the liquidation preference of $1,000 per share of Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such shares, if any, thereafter.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to the holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the BNC Board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

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Dividends on the Series A Preferred Stock are cumulative. If for any reason the BNC Board does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the BNC Board declares less than a full dividend, BNC will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

BNC is required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date if BNC determines not to pay any dividend or a full dividend with respect to the Series A Preferred Stock.

BNC is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit their payment.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank (i) senior to BNC’s common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and (ii) at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, referred to as parity stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of BNC.

So long as any share of Series A Preferred Stock remains outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend or distribution may be declared or paid on shares of common stock or any other shares of junior stock, other than a dividend payable solely in shares of common stock. In addition, BNC may not repurchase, redeem or otherwise acquire for consideration any shares of common stock or other junior stock unless all accrued and unpaid dividends for all past dividend periods on the Series A Preferred Stock are fully paid, other than: (i) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with the administration of BNC’s employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan; (ii) any dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iii) the acquisition by BNC of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than BNC or any of its subsidiaries), including as trustees or custodians; and (iv) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

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On any dividend payment date for which full dividends on the Series A Preferred Stock and any other parity stock are not paid, or declared and funds set aside therefor, all dividends paid or declared with respect to the Series A Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, and the restriction on increasing the dividend on BNC’s common stock described in “Supervision and Regulation,” such dividends (payable in cash, securities or other property) as may be determined by the BNC Board may be declared and paid on BNC’s common stock and any other stock ranking equally with or junior to the Series A Preferred Stock, from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock will not be entitled to participate in any such dividends.

Redemption

BNC may redeem the Series A Preferred Stock, subject to the approval of the appropriate federal banking agency, in whole or in part, at any time and from time to time. Once an institution notifies Treasury that it would like to repay its investment, Treasury must permit repayment subject to consultation with the appropriate federal banking agency. All such redemptions will be at 100% of the issue price, plus any accrued and unpaid dividends.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata or in such other manner as the BNC Board may determine to be fair and equitable.

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by BNC will be cancelled and will revert to authorized but unissued shares of BNC’s preferred stock.

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

Series B Preferred Stock

On June 14, 2010, BNC issued and sold 1,804,566 shares of Series B Preferred Stock to Aquiline BNC Holdings LLC, a Delaware limited liability company (“Aquiline”), pursuant to an Investment Agreement with Aquiline. The Series B Preferred Stock is designed to be a common stock equivalent that is a non-voting security for purposes of the BHCA and the Change in Bank Control Act.

Mandatory Conversion

The shares of Series B Preferred Stock will be mandatorily converted into shares of BNC’s common stock at a ratio of one share of common stock for each share of Series B Preferred Stock (subject to adjustments in certain events) only when the shares of the Series B Preferred Stock are transferred by Aquiline to third parties in a “widely dispersed offering.” For purposes of the Series B Preferred Stock, a “widely dispersed offering” means (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive more than two percent (2%) of any class of BNC’s voting securities or (iii) a transfer to a transferee that would control more than fifty percent (50%) of BNC’s voting securities without any transfer from the transferor.

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In no event shall a transferee of a “widely dispersed offering” be entitled to receive shares of Common Stock upon any conversion of Series B Preferred Stock to the extent (but only to the extent) that at such time the transferee holder does not have any required “regulatory approvals” (as defined below). If any delivery of shares of common stock owed to a transferee upon conversion of the Series B Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, BNC’s obligation to make such delivery shall not be extinguished and BNC shall, at the option of the transferee holder, deliver such shares as promptly as practicable after such converting holder gives notice to BNC that the applicable requirements are met. For purposes of the Series B Preferred Stock, “regulatory approvals” means, as to any holder, to the extent applicable and required to permit such holder to convert such holder’s shares of Series B Preferred Stock into common stock and to own such common stock without being in violation of applicable law, rule or regulation, receipt or making of approvals or authorizations of, filings and registrations with, notifications to, or determinations of any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Voting Rights; Consent Rights on Extraordinary Matters

Except as from time to time required by applicable law, the Series B Preferred Stock has no voting rights. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of the Articles of Amendment creating the Series B Preferred Stock or the Amended Articles that significantly and adversely affects the rights, preferences or privileges of the Series B Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of the affairs of BNC, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of BNC, the holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of BNC and after any payment required to be made to any holders of the Series A Preferred Stock and any other series of preferred stock that is issued by BNC from time to time unless so designated in such series of preferred stock, whether such assets are capital or surplus and whether or not any dividends or distributions as such are declared, (i) $0.01 per share, (ii) the amount that a holder of shares of common stock would be entitled to receive (based on each share of Series B Preferred Stock being converted into one share of common stock immediately prior to the liquidation, dissolution or winding up, assuming such shares of common stock were outstanding), subject to anti-dilution adjustments, and (iii) an amount equal to all declared and unpaid dividends for prior dividend periods, and no more, before any distribution shall be made to the holders of BNC’s common stock or any other class of stock or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets. After payment of the full amount of the liquidation preference, the holders shall not be entitled to any further participation.

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If the amounts available for distribution with respect to the Series B Preferred Stock and all outstanding stock of BNC ranking on a parity with the Series B Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding shares of the Series B Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled.

Dividends Payable on Shares of Series B Preferred Stock

The Series B Preferred Stock will receive such dividends and other distributions as declared and paid by BNC to all holders of common stock, on an as-converted basis (one share of common stock for each share of Series B Preferred Stock, subject to adjustments).

Priority of Dividends

The Series B Preferred Stock ranks junior, with regard to dividends, to the Series A Preferred Stock and any other series of preferred stock that is issued by BNC from time to time unless so designated in such series of preferred stock. The Series B Preferred Stock should have the same priority, with regard to dividends, as BNC’s common stock.

Redemption

The Series B Preferred Stock shall not be redeemable at the option of the holder or BNC. The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Treasury Warrant

In connection with the Treasury’s purchase of BNC’s Series A Preferred Stock, BNC issued to the Treasury (the “Warrantholder”), a warrant exercisable for 543,337 shares of BNC’s common stock (subject to adjustment as described below) at an initial exercise price of $8.63 per share, referred to as the Warrant. The Warrant may be exercised at any time on or before 5:00 p.m., New York City time, on December 5, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant together with payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by BNC’s withholding of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of BNC’s common stock on the trading day on which the Warrant is exercised or, if agreed to by BNC and the Warrantholder, by the payment of cash equal to the aggregate exercise price.

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Rights as a Stockholder

The Warrantholder will have no rights or privileges of the holders of BNC’s common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant, and all rights under the Warrant, is transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised, and the exercise price of the Warrant, will be proportionately adjusted in the event BNC pays dividends or make distributions of its common stock, subdivide, combine or reclassify outstanding shares of BNC’s common stock.

Other Distributions. If BNC declares any dividends or distributions other than BNC’s historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such a distribution.

Certain Repurchases. If BNC effects a pro rata repurchase of common stock, then both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving BNC and requiring stockholder approval, the Warrantholder’s right to receive shares of BNC’s common stock upon exercise of the Warrant will convert into the right to exercise the Warrant for the consideration that would have been payable to the Warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of the Continuing Directors (as defined in the Amended Articles). “Continuing Directors” generally includes all members of the BNC Board who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of the voting shares of BNC. This provision could tend to make the acquisition of BNC more difficult to accomplish without the cooperation or favorable recommendation of the BNC Board. When evaluating such business combinations, the BNC Board will consider (i) the social and economic effects of acceptance of such an offer on its depositors, borrowers, other customers, employees, and creditors of BNC and its subsidiaries, and on the communities in which BNC and Bank of North Carolina operate or are located; (ii) the ability of BNC and Bank of North Carolina to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon BNC and Bank of North Carolina and the communities in which BNC and Bank of North Carolina are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

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BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without stockholder approval, the BNC Board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

As more particularly described below under “Comparison of Shareholders’ Rights for Existing KeySource Shareholders,” BNC’s articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove BNC’s management or to gain control of BNC in a transaction not supported by its board of directors.

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COMPARISON OF SHAREHOLDERS’ RIGHTS FOR
EXISTING KEYSOURCE SHAREHOLDERS

The current rights of KeySource shareholders are governed by North Carolina law, including the NCBCA, and KeySource’s articles of incorporation and bylaws. Upon consummation of the Merger, holders of KeySource common stock will receive BNC common stock as merger consideration and will become holders of BNC common stock. Consequently, after the Merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of BNC together with the NCBCA.

The following is a summary of material differences between the rights of holders of BNC common stock and the rights of holders of KeySource common stock. The following summary does not purport to be a complete statement of the provisions affecting and differences between the rights of holders of BNC common stock and the rights of holders of KeySource common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to North Carolina law and the governing corporate documents of BNC and KeySource, to which the shareholders of KeySource are referred.

Authorized Capital

KeySource. KeySource is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, and up to 1,000,000 shares of preferred stock, no par value per share.

BNC . BNC is authorized to issue 80,000,000 shares of common stock, no par value per share, and up to 20,000,000 shares of preferred stock, no par value per share. Of the 80,000,000 shares of common stock, 20,000,000 shares are classified as non-voting common stock, no par value per share.

Annual Meetings of Shareholders

KeySource. KeySource’s bylaws provide that an annual meeting will be held prior to June 30 of each year as may be determined by the board of directors.

BNC. BNC’s bylaws provide that an annual meeting will be held within 175 days of the end of the fiscal year, which follows the calendar year, as may be determined by the board of directors.

Special Meetings of Shareholders

KeySource. Special meetings of the KeySource shareholders can be called by KeySource’s chairman of the board of directors, the president, or the secretary at the request of the board of directors.

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BNC. Special meetings of the BNC shareholders can be called at any time by BNC’s chief executive officer, the president, the chairman or vice chairman of the board of directors, or the board of directors.

Shareholder Nomination of Directors

KeySource. Nomination of directors may be made by the board of directors or a committee thereof or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by the board of directors or a committee thereof, must be submitted to the Secretary in writing not less than 120 days prior to the one-year anniversary of the date on which the previous year’s notice of meeting at which directors were elected was first mailed to shareholders. The shareholder making such nomination shall include a detailed resume of the nominee and state reasons why the nominee is qualified to serve.

BNC. Nomination of directors may be made by the Nominating and Corporate Governance Committee or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by the Nominating and Corporate Governance Committee, must be submitted to the Secretary in writing not less than fifty days nor more than ninety days prior to the meeting; provided, however, that if less than sixty days notice of the meeting is given, a nomination may be submitted to the Secretary within ten days of the mailing of the notice.

Number of Directors

KeySource. The number of KeySource directors will be not less than six and not more than fifteen as may be fixed by the KeySource shareholders or by a majority of the KeySource Board. The KeySource Board currently consists of ten directors.

BNC. The number of directors will be not less than five and not more than thirty, with the actual number of directors to be determined by the BNC Board. The BNC Board currently consists of fifteen directors.

Director Qualifications

KeySource. The KeySource bylaws do not address director qualifications.

BNC. No person can be elected, re-elected, or appointed a director after attaining 70 years of age. Each director attaining the age of 70 years during his or her term shall retire at the end of the term.

Classification of Directors

KeySource. KeySource’s directors are divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of KeySource’s directors expire each year.

BNC. So long as BNC has nine or more directors, the directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. If BNC has fewer than nine directors, then each director shall be elected to a term ending at the next succeeding annual meeting.

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Removal of Directors

KeySource. KeySource’s bylaws provide that KeySource directors may be removed from office only for “cause” by a vote of shareholders whenever the number of votes cast in favor of removal exceeds the number of votes cast against removal. KeySource’s articles of incorporation define cause as (i) the criminal conviction of an act of fraud, embezzlement, theft, personal dishonesty, or breach of trust or (ii) the occurrence of any event resulting in the director being excluded from coverage under KeySource’s fidelity bonds or insurance policies.

BNC. BNC’s bylaws provide that BNC directors may be removed from office, with or without cause, by a vote of the shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove such director.

Voting Rights

Amendment of Articles.

Under North Carolina law, unless a corporation’s board of directors, articles of incorporation, or bylaws adopted by stockholders require a greater vote, amendments to articles of incorporation must be approved by a majority of all votes entitled to be cast on the matter, and if applicable, a majority of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment.

KeySource. KeySource’s articles of incorporation do not require more than a majority of votes cast with respect to amendments to the articles of incorporation.

BNC. BNC’s articles of incorporation do not require more than a majority of votes cast with respect to amendments to the articles of incorporation; provided, however, that changes to articles of incorporation related to the approval of business combinations requires the affirmative vote of 75% of the shareholders unless 75% of the board of directors has recommended the change to the shareholders.

Amendment of Bylaws.

For both KeySource and BNC the bylaws may be amended or repealed, and new bylaws may be adopted, by the affirmative vote of a majority vote of the board of directors. In addition, the shareholders may amend or repeal the bylaws. Pursuant to North Carolina law, no bylaw adopted, amended, or repealed by the shareholders can be readopted, amended, or repealed by the board of directors unless authorized by the articles of incorporation or a bylaw adopted by the shareholders.

Required Vote for Certain Business Combinations.

KeySource. KeySource’s articles of incorporation provide that the affirmative vote of at least two-thirds of the outstanding capital stock is required for the approval of a business combination; provided, however, that this two-thirds requirement is not applicable, and the combination may be approved by a majority of the outstanding shares, if the business combination is approved by a majority of the board of directors.

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BNC. BNC’s articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock is required for the approval of a business combination; provided, however, that this 75% requirement is not applicable, and the combination may be approved by a majority of the outstanding shares, if the business combination is approved by at least 75% of the whole board of directors.

Shareholders’ Right of Appraisal

Under Article 13 of the NCBCA, certain shareholders have appraisal rights to obtain “fair value” for their shares in connection with certain business combinations and corporate actions. The KeySource shareholders have such appraisal rights in connection with the Merger with BNC as discussed on page 76 of this proxy statement/prospectus.

North Carolina Shareholder Protection Act

The North Carolina Shareholder Protection Act generally requires that, unless certain “fair price” and procedural requirements are satisfied, an affirmative vote of 95% of a public corporation’s voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation’s voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. Because KeySource is not a public corporation, the Shareholder Protection Act is not applicable to KeySource. Although the Shareholder Protection Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its articles of incorporation that the provisions of the Act are not applicable to BNC.

Control Share Acquisition Act

The North Carolina Control Share Acquisition Act generally provides that, except as provided below, “Control Shares” will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of the corporation’s directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at their fair value. Because KeySource is not a public corporation, the Control Share Acquisition Act is not applicable to KeySource. Although the Control Share Acquisition Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its articles of incorporation that the provisions of the Act are not applicable to BNC.

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Anti-Takeover Effect of Certain Provisions

The ability of the BNC Board to expand the number of directors up to 30, without shareholder approval, and to fill vacancies resulting from such an increase, may allow the BNC Board to prevent, for a period of time, a person or entity owning a majority of shares from electing a majority of the BNC directors. Additionally, the classification of the BNC Board may have the effect of delaying any person or entity owning a majority of shares from electing its designees to a majority of seats on the BNC Board. Moreover, the 75% super majority voting requirement to approve a business combination also may serve as an anti-takeover device in situation where the BNC Board is not in favor of a change in control.

Indemnification

KeySource. KeySource’s articles of incorporation and bylaws provide for the indemnification of its officers, directors, employees, and agents against liability and litigation expense arising out of such status or activities in such capacity; provided, however, that no indemnification shall be provided for liability or expense incurred for activities known or believed to be clearly in conflict with the best interests of the company.

BNC. BNC’s bylaws provide for the indemnification of its officers, directors, employees, and agents to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. BNC’s articles of incorporation provide that, to the fullest extent provided by the NCBCA, no director or former director shall be personally liable to BNC or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

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INFORMATION ABOUT KEYSOURCE

KeySource Financial, Inc.

KeySource was incorporated under the laws of the State of North Carolina on August 25, 2009, at the direction of the board of directors of KeySource Commercial Bank for the purpose of serving as the bank holding company for KeySource Commercial Bank and became the holding company for KeySource Commercial Bank on January 1, 2010. To become KeySource Commercial Bank’s holding company, KeySource received the approval of the Federal Reserve Bank of Richmond as well as KeySource Commercial Bank’s shareholders. Upon receiving such approvals, each share of $5.00 par value common stock of KeySource Commercial Bank was exchanged on a one-for-one basis for one share of $1.00 par value common stock of KeySource. Following this share exchange, KeySource became the sole shareholder of KeySource Commercial Bank and each former shareholder of KeySource Commercial Bank became a shareholder of KeySource.

KeySource Commercial Bank

KeySource Commercial Bank commenced operations as a North Carolina-chartered commercial bank in Durham, North Carolina, on March 19, 2007. The bank operates as a full-service bank, with its primary focus being on serving the banking needs of its customers, which include small- to mid-size businesses, real estate developers, professionals, and their employees. KeySource Commercial Bank’s corporate headquarters, which is also the location of its one operating branch, is located in the Diamond View II building in the outfield of the Durham Bulls Athletic Park in Durham, North Carolina. From this location, KeySource Commercial Bank is able to serve the banking needs of a wide array of customers, which include businesses native to the vibrant Research Triangle economy as well as the surrounding counties. In addition, KeySource Commercial Bank also offers personal banking services, which include various deposit and credit services.

KeySource Commercial Bank has a stable of experienced bankers who understand their clients’ businesses and work hard to maintain lasting relationships built from a commitment to superior customer service. KeySource Commercial Bank’s customers enjoy comprehensive loan and deposit services, cash management services, credit and debit cards with international access to ATMs, advisory services, and access to a state-of-the-art conference room for their business needs. Additionally, KeySource Commercial Bank’s online banking service affords its customers the ability to open an account online and 24-hour account access, allowing them to easily check account balances, transfer funds, make loan payments, initiate wire transfers and stop payments, view check images, and reorder checks.

For business customers, KeySource Commercial Bank has a variety of deposit and credit services. It offers checking accounts designed for businesses with both high and low account activity levels. Through remote capture check scanning devices (“ROC-Kit”) KeySource Commercial Bank offers its customers the capability of depositing checks from their computer. KeySource Commercial Bank offers certificates of deposit, money market accounts, and IOLTA (Interest on Lawyers’ Trust Accounts) checking services. Business customers enjoy access to lines of credit, term loans, letters of credit, and various real estate lending services. KeySource Commercial Bank also offers cash management services, such as sweep accounts and zero balance accounts, and analysis of its clients’ financial performance so that it may be benchmarked against peer performance.

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Middle-market business customers can receive investment banking services from KeySource Commercial Bank. KeySource Commercial Bank’s experienced professionals provide sell side and/or buy side advisory services, private placement of debt, interest rate protection, and business valuation services.

Personal banking customers can benefit from interest-bearing checking or money market accounts, Blue Savings Account, take advantage of IRA accounts or attractive certificate of deposit rates, and interact with knowledgeable loan officers about their personal borrowing needs. KeySource Commercial Bank brokers a full range of loans for residential mortgages and also offers equity lines of credit.

Lastly, KeySource Commercial Bank offers wealth management advisory services through Investors Trust Company. Investors Trust Company specializes in designing portfolios of individual equity and fixed-income issues to meet the needs of its clients—whether for income, capital preservation, capital growth, or tax minimization.

KeySource Commercial Bank’s goal is to provide banking services to satisfy the needs of small businesses, professionals, and retail customers while operating in a safe, sound, and profitable manner to enhance value. In addition to expense control, KeySource Commercial Bank operates under principles consistent with sound lending and investment practices. KeySource Commercial Bank evaluates its services on an ongoing basis and adds or eliminates services based upon the needs of its customers, competitive factors, and financial capabilities.

Market Area

The primary market area for KeySource Commercial Bank’s products and service offerings is the City of Durham and Durham County, North Carolina. Durham and Durham County are a part of the Durham-Chapel Hill Metropolitan Statistical Area, which includes most of the “Research Triangle Park.” The City of Durham and Durham County rank 5th and 6th in terms of population size for cities and counties in North Carolina, respectively. In fact, Durham County has experienced an estimated population growth rate of approximately 19.8% during the 2000–2010 period while the rate for the State of North Carolina as a whole was approximately 18.5%. The City of Durham’s estimated population as of 2010 was 228,330 and Durham County’s estimated 2010 population was 267,587. The projected growth rate for the City of Durham and Durham County is expected to continue to grow at a moderate rate for the foreseeable future.

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In 2010, the estimated median household income for Durham County of $49,874 was above the comparable figure of $45,570 for North Carolina. Also, the estimated per capita incomes in 2009 for the Durham-Chapel Hill MSA and Durham County, $41,008 and $38,692, respectively, were both above the per capita income level of $34,879 for North Carolina. In addition, the unemployment rate as of December 2011 for Durham County was 7.5%, which was significantly lower than the unemployment rate of 9.8% for the state as a whole. Primary industry sectors, with their corresponding approximate percentage of the workforce in Durham County, include the following: healthcare (20.2%), manufacturing (16.6%), professional and technical services (10.6%), government (10.5%), education services (10.1%), retail trade (7.1%), hospitality (6.8%), finance and insurance (4.5%), wholesale trade (3.6%), construction (2.8%), information (1.7%), and real estate (1.1%). Major employers within these employment sectors include, but are not limited to, Duke University & Health System, IBM, GlaxoSmithKline, Blue Cross Blue Shield of North Carolina, Durham VA Medical Center, Durham public schools, Durham city government, RTI International, Quintiles Transnational, Fidelity Investments, and Cree, Inc.

As of June 30, 2011, total deposits in the City of Durham and Durham County exceeded $5.1 billion and $5.2 billion, respectively. Deposits in the City of Durham grew by approximately 7.4% over the past year and approximately 6.7% in Durham County over the same time period. Over the past ten years, deposits have grown by approximately 87.1% in the City of Durham and approximately 93.2% in Durham County.

Corporate Information

KeySource conducts all of its business activities through its banking subsidiary, KeySource Commercial Bank. KeySource’s corporate headquarters is located at 280 South Mangum Street, Suite 140, Durham, North Carolina 27701, and its telephone number is (919) 383-4200. KeySource’s website is www.keysourcebank.com. Information contained on KeySource’s website is not incorporated by reference into this proxy statement/prospectus and you should not consider information contained on its website to be part of this proxy statement/prospectus or any supplement thereto.

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KeySource’s Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following presents management’s discussion and analysis of the financial condition and results of operations of KeySource and should be read in conjunction with the financial statements and related notes contained elsewhere herein. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors. The following discussion is intended to assist in understanding the financial condition and results of operations of KeySource Financial, Inc., and KeySource Commercial Bank. Because KeySource Financial, Inc., has no material operations and conducts no business on its own other than owning its subsidiary, KeySource Commercial Bank, the discussion contained in this management’s discussion and analysis concerns primarily the business of the subsidiary. However, for ease of reading and because the financial statements are presented on a consolidated basis, KeySource Financial, Inc., and KeySource Commercial Bank are collectively referred to herein as “KeySource” unless otherwise noted.

Overview

KeySource Commercial Bank began operations on March 19, 2007. The bank operates by attracting deposits from the general public and using such deposit funds to make commercial, consumer, and residential construction and permanent mortgage real estate loans. Revenues are derived principally from interest on loans and investments. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income. KeySource Financial, Inc., was formed during 2009 and acquired all the outstanding shares of KeySource Commercial Bank on January 1, 2010.

Net income for the quarter ended March 31, 2012, was $206,000 or $0.11 per weighted average diluted share outstanding compared to $96,000 or $0.05 per weighted average diluted share outstanding for the quarter ended March 31, 2011. Net income for the year ended December 31, 2011 was $432,000 or $0.25 per weighted average diluted share outstanding compared to $934,000 or $0.54 per weighted average diluted share outstanding for the year ended December 31, 2010.

As of March 31, 2012, KeySource’s assets totaled $195.5 million compared to $195.9 million on December 31, 2011. Total loans on March 31, 2012, were $149.1 million compared to $153.5 million on December 31, 2011. Total deposits on March 31, 2012, were $157.5 million compared to $153.5 million at the end of 2011. Stockholders’ equity increased by $178,000 resulting in a March 31, 2012, book value of $11.50 per common share, as compared to $11.40 per common share on December 31, 2011. Investment securities were $18.1 million and $17.1 million at March 31, 2012 and December 31, 2011, respectively.

As of December 31, 2011, KeySource’s assets totaled $195.9 million compared to $217.9 million on December 31, 2010. Total loans on December 31, 2011, were $153.5 million compared to $171.6 million on December 31, 2010. Total deposits on December 31, 2011, were $153.5 million compared to $175.7 million at the end of 2010. Stockholders’ equity increased by $1.3 million resulting in a December 31, 2011, book value of $11.40 per common share, as compared to $11.22 per common share on December 31, 2010. Investment securities were $17.1 million and $18.1 million at December 31, 2011 and 2010, respectively.

Critical Accounting Policies

KeySource’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The notes to the KeySource audited consolidated financial statements that accompany this proxy statement/prospectus contain a summary of its significant accounting policies. Management believes KeySource’s policies with respect to the methodology for the determination of the allowance for loan losses, investment impairment charges, and asset impairment judgments involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, KeySource considers the policies related to those areas to be critical. The allowance for loan losses is an estimate of the losses that may be sustained in KeySource’s loan portfolio. The allowance is based on two basic principles of accounting: (i) Accounting Standards Codification (“ASC”) Topic 450, Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) ASC 310, Receivables, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

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The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

As of March 31, 2012 and December 31, 2011, KeySource had no intangible assets.

Net Interest Income

Net interest income, the principal source of income for KeySource, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. The following tables present the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities and stockholders’ equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purposes of these tables and other statistical disclosures were calculated by using the daily average balances.

	Net Interest Income and Average Balances (thousands)
	Period Ended March 31,
	2012			2011
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expenses	Cost	Balance	Expenses	Cost
Interest-earning assets:
Investment securities	$17,494	$100	2.30%	$18,574	$142	3.10%
Deposits with banks	22,150	42	0.76%	19,703	33	0.68%
Loans, net[1,2]	149,719	2,032	5.46%	173,838	2,412	5.63%
Total interest-earning assets	189,363	2,174		212,115	2,587

Yield on average interest-earning assets			4.62%			4.95%

Non-interest-earning assets:
Cash	5,403			5,040
Premises and equipment	775			926
Interest receivable and other	3,030			2,724
Total non-interest-earning assets	9,208			8,690
Total assets	$198,571			$220,805

Interest-bearing liabilities:
Demand deposits	$2,929	3	0.41%	$3,039	4	0.53%
Savings deposits	56,109	138	0.99%	63,878	181	1.15%
Time deposits	85,513	317	1.49%	101,916	422	1.68%
Other short-term borrowings	9,099	74	3.27%	2,144	10	1.89%
Long-term debt	8,548	139	6.54%	16,877	209	5.02%
Total interest-bearing liabilities	162,198	671		187,854	826
Cost of average interest-bearing liabilities			1.66%			1.78%

Non-interest-bearing liabilities:
Demand deposits	13,661			11,285
Interest payable and other	1,724			1,954

Total non-interest-bearing liabilities	15,385			13,239

Total liabilities	177,583			201,093

Stockholders’ equity	20,988			19,712
Total liabilities and stockholders’ equity	$198,571			$220,805

Net interest income		$1,503			$1,761

Net yield on interest-earning assets			3.19%			3.37%

[1]	Average loan balances include non-accrual loans.
[2]	Deferred loan fees are included in interest income.

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	Net Interest Income and Average Balances (thousands)
	Year Ended December 31,
	2011			2010
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expenses	Cost	Balance	Expenses	Cost
Interest-earning assets:
Investment securities	$18,471	$492	2.66%	$18,823	$651	3.46%
Deposits with banks	21,787	143	0.66%	10,587	57	0.54%
Loans, net[1,2]	165,242	9,036	5.47%	166,038	9,599	5.78%
Total interest-earning assets	205,500	9,671		195,448	10,307

Yield on average interest-earning assets			4.71%			5.27%

Non-interest-earning assets:
Cash	5,429			8,913
Premises and equipment	877			1,027
Interest receivable and other	3,197			2,653
Total non-interest-earning assets	9,503			12,593
Total assets	$215,003			$208,041

Interest-bearing liabilities:
Demand deposits	$3,136	14	0.45%	$2,705	15	0.55%
Savings deposits	62,994	721	1.14%	62,361	850	1.36%
Time deposits	95,854	1,525	1.59%	90,632	1,865	2.06%
Other short-term borrowings	6,553	197	3.01%	4,327	104	2.40%
Long-term debt	12,158	702	5.77%	14,577	595	4.08%
Total interest-bearing liabilities	180,695	3,159		174,602	3,429
Cost of average interest-bearing liabilities			1.75%
						1.96%
Non-interest-bearing liabilities:
Demand deposits	12,261			12,612
Interest payable and other	1,799			2,019
Total non-interest-bearing liabilities	14,060			14,631
Total liabilities	194,755			189,233

Stockholders’ equity	20,248			18,808
Total liabilities and stockholders’ equity	$215,003			$208,041

Net interest income		$6,512			$6,878

Net yield on interest-earning assets			3.17%			3.52%

[1]	Average loan balances include non-accrual loans.
[2]	Deferred loan fees are included in interest income.

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KeySource generated net interest income of $1.5 million during the first quarter of 2012, a decrease of 14.7% from the first quarter of 2011. This decrease in net interest income can primarily be attributed to the declining yields on earning assets outpacing the reduction in funding costs.

Interest income during the three months ended March 31, 2012 was $2.2 million, a decrease of 16.0% from the $2.6 million in interest income during the three months ended March 31, 2011. The decrease in interest income can primarily be attributed to lower yields on a smaller earning asset base. Average earning assets were $189.4 million during the first quarter of 2012, a decrease of 10.7% from the first quarter of 2011. Yields on interest-earning assets during the periods ended March 31, 2012 and 2011 were 4.62% and 4.95%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 5.46% and 5.63% during the three months ended March 31, 2012 and 2011, respectively. Yields on loans decreased in 2012 primarily as a result of an increased level of non-accrual loans.

Interest expense was $671,000 during the first quarter of 2012, a decrease of 18.8% from the first quarter of 2011. The decrease was a result of an overall reduction in deposit costs, coupled with an increased percentage of funding from lower cost non-maturity deposits. The average rate paid on interest-bearing liabilities during the three months ended March 31, 2012 and 2011 was 1.66% and 1.78%, respectively.

KeySource generated net interest income of $6.5 million during 2011, a decrease of 5.32% from 2010. The decrease in net interest income in 2011 can primarily be attributed to the 56 basis point decline in the yield on average earning assets, which outpaced the 21 basis point reduction in our funding costs. As a result our net interest margin experienced some compression during 2011, lowering to 3.17% from 3.52% for 2010.

Interest income during 2011 was $9.7 million, a decrease of 6.17% from the 2010 total of $10.3 million. The decrease in net interest income can primarily be attributed to a decline in interest income on our loan portfolio due to an increase in the level of non-accrual loans. Average earning assets were $205.5 million during 2011, an increase of 5.1% from 2010. Yields on interest-earning assets during 2011 and 2010 were 4.71% and 5.27%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 5.47% and 5.78% during 2011 and 2010, respectively. Yields on loans decreased in 2011 primarily as a result of an increased level of non-accrual loans.

Interest expense was $3.2 million during 2011, a decrease of 7.87% from 2010. The decrease in 2011 was a result of reduced interest costs on deposits as non-maturity rates were lowered during the year and maturing CD’s were re-priced in this lower rate environment. The average rate paid on interest-bearing liabilities during 2011 and 2010 was 1.75% and 1.96%, respectively.

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Provision for Loan Losses

The provision for loan losses is charged to income in an amount necessary to maintain an appropriate allowance in light of the risk inherent in KeySource’s loan portfolio. The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. In addition there is a qualitative component that is maintained to cover uncertainties that could affect management’s estimate of probable losses. The qualitative component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

The provision for loan loss expense was $198,000 in the first quarter of 2012 and $446,000 in the first quarter of 2011.

The provision for loan loss expense was $1.4 million and $1.7 million during 2011 and 2010 respectively. KeySource’s allowance for loan losses as a percentage of total loans was 1.53% and 1.57% at the end of 2011 and 2010, respectively. Additional information regarding loan loss provisions is discussed under the heading “Nonperforming and Problem Assets.”

Non-interest Income

Non-interest income consists of revenues generated from a variety of financial services and activities. The majority of our non-interest income is a result of fees associated with loan originations by our mortgage department as well as fees from the sale of the Small Business Administration (SBA) guaranteed portion of certain loans. Non-interest income also includes fees charged for various bank services such as fees associated with deposit accounts, ATM’s, and investment banking activities. A portion of non-interest income may also be realized from gains on the sale of investment securities. Although KeySource generally follows a buy-and-hold philosophy with respect to investment securities, occasionally opportunities to sell some investment securities are created by changes in market rate conditions or by efforts to restructure the portfolio to improve liquidity or interest rate risk positions.

Non-interest income totaled $541,000 for the three months ended March 31, 2012, as compared with $321,000 for the three months ended March 31, 2011. The principal reasons for the increase of $220,000 in total non-interest income for the first quarter of 2012 was $269,000 of fee income generated from the sale of the SBA-guaranteed loans.

The sources of non-interest income for the quarterly periods ended March 31, 2012 and 2011 are summarized in the following table:

Sources of Non-interest Income (thousands)

	Period Ended March 31,
	2012	2011

Mortgage origination fees	$253	$179
Gain on sale of available for sale investment securities	-	-
Investment impairment loss	(13)	(25)
SBA loan sale fees	269	68
Investment banking fees	30	-
Other	2	99
Total noninterest income	$541	$321

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Non-interest income totaled $1.5 million and $954,000 for the years ended December 31, 2011 and 2010, respectively. Non-interest income increased in 2011 primarily due to $514,000 of fees generated from the sale of the guaranteed portion of SBA loans.

The sources of non-interest income for 2011 and 2010 are summarized in the following table.

Sources of Non-interest Income (thousands)

	Year Ended December 31,
	2011	2010

Mortgage origination fees	$978	$932
Gain on sale of available for sale investment securities	-	39
Investment impairment loss	(139)	(267)
SBA loan sale fees	514	-
Investment banking fees	62	13
Other	69	237
Total noninterest income	$1,484	$954

Non-interest Expense

Non-interest expenses totaled $1.5 million for the three months ended March 31, 2012, an increase of $123,000 or 8.9% over the $1.4 million reported for the three months ended March 31, 2011. For the three months ended March 31, 2012, personnel costs increased by approximately $37,000, or 4.8% to approximately $803,000 as compared to $766,000 for the three months ended March 31, 2011. Other expenses totaled approximately $707,000 for the three months ended March 31, 2012, an increase of approximately $86,000 or 13.9% over the approximately $621,000 reported for the three months ended March 31, 2011.

Non-interest expense for 2011 and 2010 was $5.8 million and $5.4 million, respectively. The increase in non-interest expense for 2011 can be attributed primarily to an additional $211,000 of cost to provide FDIC insurance of our deposit base.

Total personnel expenses, the largest component of non-interest expense, were $3.1 million and $3.0 million during 2011 and 2010, respectively. Personnel expenses increased 2.43% during 2011.

Combined occupancy and furniture and equipment expense was $665,000 and $615,000, or 11.52% and 11.48% of non-interest expense during 2011 and 2010, respectively. Professional services expense, including fees paid to attorneys, independent auditors and consultants was $476,000 and $422,000 in 2011 and 2010, respectively. The increase in 2011 is primarily attributed to additional legal expenses associated with our loan portfolio as well as expenses incurred in conjunction with our proposed merger with BNC.

Advertising and public relations expense decreased to $136,000 in 2011 from $144,000 in 2010. Data processing fees were $181,000 and $183,000 during 2011 and 2010, respectively. These fees relate directly to the number of accounts serviced and transactions processed.

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The primary elements of non-interest expenses for the three months ended March 31, 2012 and 2011 are summarized in the following table:

Sources of Non-interest Expense (thousands)

	Period Ended March 31,
	2012	2011
Personnel expenses	$803	$766
Occupancy expense	88	87
Furniture and equipment	83	78
Professional services	194	79
Postage and office supplies	14	14
Foreclosed property expense	2	3
Regulatory agency expense	96	161
Data processing services	45	41
Other operating expense	185	158
Total noninterest expenses	$1,510	$1,387

The primary elements of non-interest expense for 2011 and 2010 are summarized in the following table:

Sources of Non-interest Expense (thousands)

	Year Ended December 31,
	2011	2010
Personnel expenses	$3,121	$3,047
Occupancy expense	351	345
Furniture and equipment	314	270
Professional services	476	422
Postage and office supplies	74	81
Foreclosed property expense	97	9
Regulatory agency expense	541	326
Data processing services	181	183
Other operating expense	617	674
Total noninterest expenses	$5,772	$5,357

Income Taxes

Income tax expense and benefit is based on amounts reported in the statements of income (after adjustments for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future federal and state income tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The income tax expense was $130,000 for the three months ended March 31, 2012, as compared to $153,000 for the three months ended March 31, 2011. The income tax expense / (benefit) was $364,000 and $(201,000) for 2011 and 2010, respectively.

KeySource recorded a net deferred tax asset of $1.2 million for the three months ended March 31, 2012 and $1.4 million for the three months ended March 31, 2011. KeySource recorded a net deferred tax asset of $1.2 million and $1.6 million for 2011 and 2010, respectively

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Earning Assets

Average earning assets were $189.4 million during the first quarter of 2012, a decrease of 10.7% from the first quarter of 2011. Total average earning assets represented 95.4% and 96.1% of total average assets during the three months ended March 31, 2012 and 2011, respectively. A summary of average assets is shown in the following table.

Average Asset Mix (dollars in thousands)

	Period Ended March 31,
	2012		2011
	Average		Average
	Balance	Percent	Balance	Percent
Earning assets:
Loans, net	$149,719	75.4%	$173,838	78.8%
Investment securities	17,494	8.8%	18,574	8.4%
Deposits with banks	22,150	11.2%	19,703	8.9%
Total earning assets	189,363	95.4%	212,115	96.1%

Nonearning assets:
Cash and due from banks	5,403	2.7%	5,040	2.3%
Premises and equipment	775	0.4%	926	0.4%
Other assets	3,030	1.5%	2,724	1.2%
Total nonearning assets	9,208	4.6%	8,690	3.9%
Total assets	$198,571	100.0%	$220,805	100.0%

Average earning assets were $205.5 million during 2011, an increase of 5.1% from 2010. Total average earning assets represented 95.6% and 93.9% of total average assets during the years ended December 31, 2011 and 2010, respectively. A summary of average assets is shown in the following table.

 Average Asset Mix (dollars in thousands)

	Year Ended December 31,
	2011		2010
	Average		Average
	Balance	Percent	Balance	Percent
Earning assets:
Loans, net	$165,242	76.9%	$166,038	79.8%
Investment securities	18,471	8.6%	18,823	9.0%
Deposits with banks	21,787	10.1%	10,587	5.1%
Total earning assets	205,500	95.6%	195,448	93.9%

Nonearning assets:
Cash and due from banks	5,429	2.5%	8,913	4.3%
Premises and equipment	877	0.4%	1,027	0.5%
Other assets	3,197	1.5%	2,653	1.3%
Total nonearning assets	9,503	4.4%	12,593	6.1%
Total assets	$215,003	100.0%	$208,041	100.0%

Loans

A significant portion of the loan portfolio is made up of loans secured by various types of real estate. Real estate loans represented 81.4% and 80.5% of total loans at March 31, 2012 and 2011, respectively. Total loans secured by one-to-four family residential properties represented 15.7% and 16.0% of total loans at March 31, 2012 and 2011, respectively. Loans for commercial and business purposes were $27.2 million and $33.5 million, or 18.2% and 19.3% of total loans outstanding at March 31, 2012 and 2011, respectively.

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Loans outstanding by type at March 31, 2012 and 2011 are shown in the following table.

Loan Portfolio Summary (thousands)

	At March 31,
	2012	2011

Construction and development	$18,639	$23,271
1-4 family residential	23,367	27,793
Multifamily residential	1,661	6,035
Nonfarm, nonresidential	77,740	82,856
Total real estate	121,407	139,955

Commercial and industrial	27,183	33,506
Consumer	586	541
Less unearned income, net	(103)	(146)
Total	$149,073	$173,856

Real estate loans represented 82.4% and 81.2% of total loans at December 31, 2011 and 2010, respectively. Total loans secured by one-to-four family residential properties represented 16.1% and 16.6% of total loans at the end of 2011 and 2010, respectively. Loans for commercial and business purposes were $26.5 million and $31.9 million, or 17.3% and 18.6% of total loans outstanding at December 31, 2011 and 2010, respectively.

Loans outstanding by type at December 31, 2011 and 2010 are shown in the following table.

Loan Portfolio Summary (thousands)

	At December 31,
	2011	2010

Construction and development	$16,125	$23,352
1-4 family residential	24,691	28,519
Multifamily residential	2,343	1,598
Nonfarm, nonresidential	83,398	85,880
Total real estate	126,557	139,349

Commercial and industrial	26,505	31,852
Consumer	550	604
Less unearned income, net	(100)	(186)
Total	$153,512	$171,619

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The maturity/re-pricing distributions of loans as of March 31, 2012, are set forth in the following table.

Maturity Schedule of Loans (dollars in thousands)

	Commercial	Construction
	and	and		Total
	Industrial	Development	Others	Amount	Percent

Three months or less	$9,136	$4,289	$5,232	$18,657	12.5%
Over three months to twelve months	3,576	12,132	17,906	33,614	22.6%
Over one year to five years	13,012	1,874	63,529	78,415	52.6%
Over five years	1,459	344	16,584	18,387	12.3%
Total loans	$27,183	$18,639	$103,251	$149,073	100.0%

The maturity/re-pricing distributions of loans as of December 31, 2011, are set forth in the following table.

Maturity Schedule of Loans (dollars in thousands)

	Commercial	Construction
	and	and		Total
	Industrial	Development	Others	Amount	Percent

Three months or less	$6,523	$5,027	$5,365	$16,915	11.0%
Over three months to twelve months	7,081	9,894	11,445	28,420	18.5%
Over one year to five years	11,400	1,078	73,281	85,789	55.9%
Over five years	1,501	126	20,791	22,418	14.6%
Total loans	$26,505	$16,125	$110,882	$153,512	100.0%

Investment Securities

The investment portfolio is used to provide liquidity for unexpected deposit decreases, to fund loans, to meet interest rate sensitivity goals and to generate income.

Securities are classified as securities held to maturity when management has the intent and KeySource has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available for sale. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in stockholders’ equity. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, general liquidity needs and other similar factors. The entire securities portfolio is classified as available for sale.

Management of the investment portfolio is conservative with virtually all investments taking the form of purchases of government sponsored enterprises, corporate securities, municipal securities, and mortgage-backed securities. Management views the investment portfolio as a source of income and liquidity, and purchases securities with that in mind.

However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, management may sell certain securities prior to their maturity.

The following tables present the investment portfolio as of March 31, 2012 and December 31, 2011 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.

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Investment Securities (dollars in thousands)

	March 31, 2012
	Amortized Cost Due
		After One	After Five		Total
	In One Yr.	Through	Through	After Ten	Amortized	Fair
	Or Less	Five Years	Ten Years	Years	Cost	Value
Investment securities
Agency securities	-	6,111	4,800	-	10,911	10,892
Municipal securities	-	412	1,363	756	2,531	2,660
Corporate securities	-	-	251	583	834	646
Mortgage-backed securities
	-	-	939	2,657	3,596	3,860
Total	$-	$6,523	$7,353	$3,996	$17,872	$18,058

Weighted average yields						Total
Agency securities	-	1.25%	1.41%	-		1.32%
Municipal securities	-	3.68%	2.53%	4.09%		3.20%
Corporate securities	-	-	7.19%	-		1.43%
Mortgage-backed securities	-	-	4.00%	4.64%		4.47%
Consolidated	-%	1.40%	2.13%	3.47%		2.22%

Investment Securities (dollars in thousands)

	December 31, 2011
	Amortized Cost Due
		After One	After Five		Total
	In One Yr.	Through	Through	After Ten	Amortized	Fair
	Or Less	Five Years	Ten Years	Years	Cost	Value
Investment securities
Agency securities	-	6,465	3,100	-	9,565	9,591
Municipal securities	-	413	1,034	1,089	2,536	2,688
Corporate securities	-	-	251	419	670	609
Mortgage-backed securities	-	-	1,035	2,935	3,970	4,230
Total	$	$6,878	$5,420	$4,443	$16,741	$17,118

Weighted average yields						Total
Agency securities	-	1.33%	1.26%	-		1.31%
Municipal securities	-	3.68%	2.53%	3.62%		3.20%
Corporate securities	-	-	7.19%	5.94%		6.20%
Mortgage-backed securities	-	-	3.99%	4.63%		4.47%
Consolidated	-%	1.47%	2.29%	4.69%		2.65%

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The interest rate environment and the need for liquidity resulted in an annualized average yield on the investment portfolio of 2.66% and 3.46% during 2011 and 2010 respectively. At December 31, 2011 and 2010, the market value of the investment portfolio was $17.1 million and $18.1 million, respectively. Amortized cost was $16.7 million and $18.2 million. At December 31, 2011, KeySource had $101,000 in corporate securities on nonaccrual status.

Federal Funds Sold

Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Due to the current low rate and unstable banking environment we have experienced over the past few years, we have elected to maintain the bulk of our excess cash on deposit with the Federal Reserve. As a result, over the past two years we have not sold any funds through our correspondents as Federal funds.

Deposits

KeySource relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less time deposits in denominations of $100,000 or more) are the primary funding source.

KeySource’s balance sheet growth is largely determined by the availability of deposits in its market, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for better deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. Management must continuously monitor market pricing, competitors’ rates, and internal interest rate spreads to maintain growth and achieve profitability. KeySource attempts to structure rates so as to promote deposit and asset growth while at the same time increasing the overall profitability.

Average total deposits were $174.2 million during 2011. This is an increase of 3.5% over 2010. Average total deposits were $168.3 million for the year ended December 31, 2010. The majority of those deposits were core deposits. The percentage of average deposits that were interest bearing in 2011 was 93.0% and 92.5% during 2010. Average demand deposits which earn no interest were $12.3 million and $12.6 million for the periods ended December 31, 2011 and 2010, respectively.

Average deposits for the first quarter of 2012 were $158.2 million, compared to $180.1 million for the first quarter of 2011. The percentage of average deposits that were interest-bearing in the first quarter of 2012 was 91.4%, as compared to 93.7% for the first quarter of 2011. Average demand deposits which earned no interest were $13.7 million and $11.3 million for the quarters ended March 31, 2012 and March 31, 2011, respectively.

Management’s strategy has been to support loan and investment growth with core deposits and not to aggressively solicit more volatile, large denomination certificates of deposit. Large denomination certificates of deposit are particularly sensitive to changes in interest rates. Management considers these deposits to be volatile and, in order to minimize liquidity and interest rate risks, invests these funds in short-term investments.

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Average deposits and related average rates paid for the period ended March 31, 2012, are summarized in the following table.

Average Deposit Mix (dollars in thousands)

	Period Ended March 31,
	2012
	Amount	Rate
Interest bearing deposits:
Demand accounts	$2,929	0.41%
Savings	56,109	0.99%
Time deposit	85,513	1.49%
Total interest bearing deposits	144,551	1.27%

Demand deposits	13,661
Total deposits	$158,212

The following table provides maturity information relating to time deposits of $100,000 or more at March 31, 2012.

Large Time Deposit Maturities, (thousands)

Remaining maturity of three months or less	$11,414
Remaining maturity over three through six months	17,280
Remaining maturity over six though twelve months	18,432
Remaining maturity over one through three years	25,025
Remaining maturity over three years	2,629
Total time deposits of $100,000 or more	$74,780

The following table provides maturity information relating to brokered deposits at March 31, 2012:

Brokered Deposit Maturities, (thousands)

Remaining maturity of three months or less	$8,821
Remaining maturity over three through twelve months	19,510
Remaining maturity over one through three years	20,402
Remaining maturity over three years	3,809
Total brokered deposits	$52,542

Average deposits and related average rates paid for the periods ended December 31, 2011 and 2010 are summarized in the following table.

Average Deposit Mix (dollars in thousands)

	2011		2010
	Amount	Rate	Amount	Rate
Interest bearing deposits:
Demand accounts	$3,136	0.45%	$2,705	0.55%
Savings	62,994	1.14	62,361	1.36
Time deposit	95,854	1.59	90,632	2.06
Total interest bearing deposits	161,984	1.40%	155,698	1.75%

Demand deposits	12,261		12,612
Total deposits	$174,245		$168,310

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The following table provides maturity information relating to time deposits of $100,000 or more at December 31, 2011.

Large Time Deposit Maturities, (thousands)

Remaining maturity of three months or less	$14,294
Remaining maturity over three through six months	10,687
Remaining maturity over six though twelve months	18,585
Remaining maturity over one through three years	27,658
Remaining maturity over three years	4,336
Total time deposits of $100,000 or more	$75,560

The following table provides maturity information relating to brokered deposits at December 31, 2011:

Brokered Deposit Maturities, (thousands)

Remaining maturity of three months or less	$7,217
Remaining maturity over three through twelve months	20,547
Remaining maturity over one through three years	21,798
Remaining maturity over three years	3,080
Total brokered deposits	$52,642

Short-term Borrowings

Short-term borrowed funds consisting of Federal Home Loan Bank of Atlanta advances that mature in twelve months or less, securities sold under agreements to repurchase and federal funds purchased totaled $7.6 million at March 31, 2012.

Short-term borrowed funds consisting of Federal Home Loan Bank of Atlanta advances that mature in twelve months or less, securities sold under agreements to repurchase and federal funds purchased totaled $11.8 million and $3.0 million at December 31, 2011 and 2010, respectively. Average short-term borrowings were $6.6 million and $4.3 million during 2011 and 2010, respectively. The related interest expense was $197,000 and $104,000 during 2011 and 2010, respectively.

Long-term Debt

As of March 31, 2012, KeySource had long-term debt on its books consisting of $2.0 million of Federal Home Loan Bank of Atlanta advances that mature in excess of twelve months and $6.0 million of Subordinated Notes.

KeySource had two separate subordinated note offerings outstanding as of March 31, 2012, and December 31, 2011. KeySource Commercial Bank had $3.6 million of Subordinated Notes outstanding. These notes are fixed rate unsecured debt of KeySource Commercial Bank and mature on June 30, 2020. Interest on these notes is payable quarterly in arrears on the last day of each calendar quarter, beginning June 30, 2010. The interest rate on these notes is fixed at 8.0%. The notes are callable quarterly at the Bank’s option on or after June 30, 2012, at a price equal to 100% of the principal amount, plus any accrued but unpaid interest to the redemption date. As of December 31, 2010, the Bank had $6.0 million of these same notes issued and outstanding. However, during the second and third quarters of 2011, the Bank repurchased and retired $2.4 million of these notes. During this same period of time, KeySource Financial, Inc. issued $2.4 million of Subordinated Notes. These notes are fixed rate unsecured debt of KeySource Financial, Inc., and mature on June 30, 2020. Interest on these notes is payable quarterly in arrears on the last day of each calendar quarter, beginning September 30, 2011. The interest rate on these notes is fixed at 8.0%. The notes are callable quarterly at KeySource’s option on or after June 30, 2013, at a price equal to 100% of the principal amount, plus any accrued but unpaid interest to the redemption date. The noteholders have an option to convert their investment in this debt into common stock of the KeySource Financial, Inc., at a conversion price of $13.60.

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Long-term advances from the Federal Home Loan Bank of Atlanta totaled $3.0 million and $12.0 million at December 31, 2011 and 2010, respectively. Average long-term borrowings were $12.2 million and $14.6 million during 2011 and 2010, respectively. The related interest expense was $702,000 and $595,000 during 2011 and 2010, respectively.

Capital Adequacy

Total stockholders’ equity at March 31, 2012, was $20.8 million compared to $20.6 million at December 31, 2011. This increase was primarily due to net income generated during the first quarter of 2012.

Total stockholders’ equity at December 31, 2011, was $20.6 million compared to $19.3 million at December 31, 2010. This $1.3 million increase was primarily due to the issuance of new common stock coupled with earnings for the year. Average stockholders’ equity as a percentage of average total assets was 9.4% and 9.0% for 2011 and 2010, respectively.

KeySource Commercial Bank maintains a capital position which exceeds all capital adequacy requirements of Federal regulatory authorities.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. Under the terms of the MOU with the FDIC and the NCOCB, KeySource Commercial Bank is required to have and maintain capital ratios higher than otherwise required by applicable regulations, specifically a Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12%.

At March 31, 2012, the Bank’s capital ratios were as follows: Tier 1 leverage ratio, 11.41%, Tier 1 risk-based capital ratio, 14.10% and total risk-based ratio, 17.57%. At December 31, 2011, the Bank’s capital ratios were as follows: Tier 1 leverage ratio, 11.06%, Tier 1 risk-based capital ratio 14.13% and total risk-based ratio, 17.63%. These capital ratios were sufficient at March 31, 2012, and December 31, 2011 to classify the Bank as “well capitalized” in accordance with the FDIC’s regulatory capital rules and were also in excess of the heightened capital requirements of the MOU. The Bank’s actual capital amounts and ratios at March 31, 2012, are presented in the following table.

Capital Requirements (dollars in thousands)

			Risk-based Capital
	Leverage Capital		Tier 1 Capital		Total Capital
	Amount	Percentage (1)	Amount	Percentage (2)	Amount	Percentage (2)

Actual	$22,606	11.41%	$22,606	14.10%	$28,180	17.57%
Well Capitalized	9,909	5.00%	9,622	6.00%	16,036	10.00%
Minimum Capital	7,927	4.00%	6,415	4.00%	12,829	8.00%

(1)	Percentage of total adjusted average quarterly assets.
(2)	Percentage of risk-weighted assets.

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Non-performing and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. Management also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

The allowance for loan losses is maintained at a level deemed appropriate in light of the risk inherent in the loan portfolio. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, regulatory policies, and in particular, how such conditions relate to the market areas that KeySource serves. Bank regulators also periodically review loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following tables.

Allowance for Loan Losses (dollars in thousands)

	Period Ended March 31,
	2012	2011
Balance at beginning of period	$2,343	$2,690
Charge-offs:
1-4 family residential	50	-
Nonfarm, nonresidential	5	-
Commercial and industrial loans	-	-
Total charge-offs	55	-
Recoveries:
1-4 family residential	-	-
Nonfarm, nonresidential	-	-
Commercial and industrial loans	-	2
Total recoveries	-	2

Net charge-offs	55	(2)

Provision for loan losses	198	446

Balance at the end of the period	$2,486	$3,138

Total loans outstanding at period-end	$149,073	$173,856

Average net loans outstanding for the period	$149,719	$173,838

Allowance for loan losses to total loans outstanding	1.67%	1.80%

Ratio of net loan charge-offs to average loans outstanding (annualized)	0.15%	-%

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Allowance for Loan Losses (dollars in thousands)

	Year Ended December 31,
	2011	2010

Balance at beginning of period	$2,690	$1,932
Charge-offs:
Construction loans	194	83
Commercial and industrial loans	41	871
Consumer and other	1,589	45
Total charge-offs	1,824	999
Recoveries:
Commercial and industrial loans	8	12
Consumer and other	41	3
Total recoveries	49	15

Net charge-offs	1,775	984

Provision for loan losses	1,428	1,742

Balance at the end of the period	$2,343	$2,690

Total loans outstanding at period-end	$153,512	$171,619

Average net loans outstanding for the period	$165,242	$166,038

Allowance for loan losses to loans outstanding	1.53%	1.57%

Ratio of net loan charge-offs to average loans outstanding (annualized)	1.07%	0.59%

The following tables set forth information about the allowance for loan losses by asset category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

Allowance for Loan Losses by Category (dollars in thousands)

	Periods Ended March 31,
	2012		2011
	Amount	%(1)	Amount	%(1)

Construction and development	$511	2.7%	$449	1.9%
1-4 family residential	300	1.3%	693	2.5%
Multifamily residential	7	0.4%	802	13.3%
Nonfarm, nonresidential	780	1.0%	622	0.8%
Total real estate	1,598	1.3%	2,566	1.8%

Commercial and industrial	878	3.2%	556	1.7%
Consumer	10	1.7%	16	3.0%
Total	$2,486	1.7%	$3,138	1.8%

(1)	Represents the allowance as a percentage of total loans in each loan category.

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Allowance for Loan Losses by Category (dollars in thousands)

	Periods Ended December 31,
	2011		2010
	Amount	%(1)	Amount	%(1)

Construction and development	$378	2.3%	$700	3.0%
1-4 family residential	337	1.4	300	1.1
Multifamily residential	11	0.5	8	0.5
Nonfarm, nonresidential	668	0.8	637	0.7
Total real estate	1,394	1.1	1,645	1.2

Commercial and industrial	938	3.5%	1,028	3.2%
Consumer	11	2.0	17	2.8
Total	$2,343	1.5%	$2,690	1.6%

(1)	Represents the allowance as a percentage of total loans in each loan category.

Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however consider the level of the allowance for loan losses to be appropriate in light of the risk inherent in the loan portfolio at March 31, 2012, and December 31, 2011.

The following tables set forth information about KeySource’s non-performing assets.

Non-performing Assets (dollars in thousands)

	March 31,
	2012	2011

Non-accrual loans	$11,137	$7,974
Loans past due 90 days or more and still accruing interest	-	257
Total non-performing loans	11,137	8,231

Other real estate and repossessed personal property	449	250
Non-accrual securities	321	-
Total non-performing assets	$11,907	$8,481

Non-performing assets as a percentage of:
Total assets	6.09%	3.77%
Total loans	7.99%	4.88%

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Non-performing Assets (dollars in thousands)

	December 31,
	2011	2010

Non-accrual loans	$10,850	$4,255
Loans past due 90 days or more and still accruing interest	-	250
Total non-performing loans	10,850	4,505

Other real estate and repossessed personal property	506	250
Non-accrual securities	101	-
Total non-performing assets	$11,457	$4,755

Non-performing assets as a percentage of:
Total assets	5.83%	2.18%
Total loans	7.46%	2.77%

Asset Quality

At March 31, 2012, KeySource had approximately $1.2 million in loans that were 30–89 days past due. This represented 0.77% of total loans outstanding on that date. At December 31, 2011, KeySource had approximately $602,000 of loans that were 30–89 days past due. This represented 0.40% of gross loans outstanding on that date. This is an increase from December 31, 2010, when there were approximately $147,000 in loans that were 30–89 days past due, or 0.09% of gross loans outstanding. Non-accrual loans increased $287,000 to $11.1 million at March 31, 2012 compared to $10.9 million at December 31, 2011.

The percentage of non-performing loans (non-accrual loans and loans that were 90 days or more past due but still in accruing status) to total loans increased 40 basis points from 7.07% at December 31, 2011 to 7.47% at March 31, 2012. At March 31, 2012, KeySource had $4.0 million of loans that were considered troubled debt restructured, including $690,000 of loans on non-accrual, as compared to $3.9 million of loans that were considered troubled debt restructured, including $608,000 of loans on non-accrual at December 31, 2011.

At March 31, 2012, there were $13.8 million of loans that were reviewed for individual impairment under ASC 310. Of these impaired loans, $1.7 million required a specific reserve of $305,000 at March 31, 2012. The allowance for loan losses was $2.5 million at March 31, 2012, or 1.67% of total loans outstanding. This is an increase of 14 basis points from the 1.53% of total loans at December 31, 2011. The allowance for loan losses at March 31, 2012 represented 17.98% of impaired loans. It is management’s assessment that the allowance for loan losses as of March 31, 2012, is appropriate in light of the risk inherent in within KeySource’s loan portfolio. No assurances, however, can be made that further adjustments to the allowance for loan losses may not be deemed necessary.

At December 31, 2011, there were $12.7 million of loans that were reviewed for individual impairment under ASC 310. $5.0 million of these impaired loans required a specific reserve of $194,000 at December 31, 2011. At December 31, 2010, $5.1 million in loans were classified as impaired of which $2.7 million required a specific reserve of $147,000. The allowance for loan losses was $2.3 million at December 31, 2011 or 1.53% of total loans outstanding. This is a decrease of 4 basis points from the 1.57% of total loans at December 31, 2010. This decrease in the allowance for 2011 resulted from provisions for loan losses of $1.4 million, offset by net charge-offs of $1.8 million. The allowance for loan losses at December 31, 2011 represented 18.4% of impaired loans compared to 52.8% at December 31, 2010. It is management’s assessment that the allowance for loan losses as of December 31, 2011, is appropriate in light of the risk inherent within the loan portfolio. No assurances, however, can be made that further adjustments to the allowance for loan losses may not be deemed necessary.

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Total non-performing assets as of March 31, 2012, were $11.9 million. The allowance for loan losses at March 31, 2012 represented 20.9% of non-performing assets. The total non-performing assets at December 31, 2011 and December 31, 2010 were $11.5 million and $4.8 million, respectively. The allowance for loan losses at December 31, 2011 represented 20.5% of non-performing assets compared to 56.6% at December 31, 2010.

Additional information is as follows (dollars in thousands):

	March 31,
	2012	2011

Impaired loans	$13,829	$12,728
Unimpaired loans	135,244	161,128
Total loans	$149,073	$173,856

Specific reserve on impaired loans	$305	$1,724
Reserve related to ASC 450	1,829	995
Qualitative reserve	352	419
Total allowance for loan losses	$2,486	$3,138

Allowance to total loans	1.67%	1.80%
Specific reserve to impaired loans	2.21%	13.54%

ASC 450 reserves to unimpaired loans	1.35%	0.62%

	December 31,
	2011	2010

Impaired loans	$12,717	$5,100
Unimpaired loans	140,795	166,519
Total loans	$153,512	$171,619

Specific reserve on impaired loans	$194	$147
Reserve related to ASC 450	1,783	2,110
Qualitative reserve	366	433
Total allowance for loan losses	$2,343	$2,690

Allowance to total loans	1.53%	1.57%
Specific reserve to impaired loans	1.53%	2.88%
ASC 450 reserves to unimpaired loans	1.27%	1.27%

KeySource’s allowance for loan and lease losses is comprised of three major components. The first is a formula reserve. This reserve is established for the potential inherent losses which are expected, yet not specifically identified, that are embedded in pools of similar loans within the portfolio. This reserve is based on actual historical losses given default. The second is an individual reserve. This reserve represents the loss that has been identified and is expected within a specific credit. The third component of the allowance is the qualitative reserve. This reserve is established to capture potential losses embedded in the portfolio that are influenced by environmental factors which are not captured in the historical loss data.

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Due to its relatively short time in existence, KeySource does not have sufficient history of its own to produce reliable credit loss estimates for its formula reserve. As such, the KeySource Board implemented a model for establishing the allowance for loan and lease losses based on the loss history of a peer bank group. Peer banks meet all of the following criteria: (1) the institution must have been in existence for not less than seven years, (2) they must have similar market characteristics (headquartered and principal operations in the Triangle/Triad/Charlotte corridor of North Carolina), and (3) they must be a going concern (not functioning under a formal Consent Order or having a Texas Ratio in excess of 125%). The loss data from the peer group is acquired from their quarterly call report filings. The data is then averaged across the peer banks, weighted based on the timing of the loss, and the resulting loss percentages are applied to the KeySource’s net loan balances.

Liquidity and Sensitivity

The principal goals of the KeySource’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest against liabilities on which interest is paid, to protect from wide fluctuations in its net interest income which could result from interest rate changes.

Management must ensure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, Federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates of deposit, Federal funds lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either re-price or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or re-pricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates.

At March 31, 2012, from a re-pricing gap analysis, KeySource Commercial Bank was cumulatively asset-sensitive. While the majority of our loan portfolio is structured to re-price almost immediately as interest rates change, due to the level of floors embedded in our portfolio, unless there is a significant increase in interest rates, it is anticipated that our interest bearing liabilities will re-price faster than our assets. Demand, savings and money market accounts re-pricing within three months totaled $57.8 million. Historically, these short-term deposits are not as rate-sensitive as other types of interest-bearing deposits.

Matching sensitive positions alone does not ensure that there is no interest rate risk. The re-pricing characteristics of assets are different from the re-pricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the re-pricing opportunities of assets and liabilities are perfectly matched.

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KeySource’s historical liquidity management process included anticipating operating cash requirements, evaluating time deposit maturities, monitoring loan to deposit ratios and correlating these activities to an overall periodic internal liquidity measure. In evaluating our asset mix, we have sought to maintain a securities portfolio and investments in time deposits sufficient to provide short-term liquidity in periods of unusual fluctuations.

The tables below show the sensitivity of the KeySource’s balance sheet at the dates indicated but are not necessarily indicative of the position on other dates.

Interest Rate Sensitivity (dollars in thousands)

	March 31, 2012
	Maturities/Re-pricing
	1–3	4–12	13–60	Over 60
	Months	Months	Months	Months	Total
Earning assets:
Loans	$102,707	$18,614	$27,048	$704	$149,073
Investments	3,578	4,071	7,626	2,783	18,058
Deposits with banks	9,301	3,893	5,735	-	18,929
Total	115,586	26,578	40,409	3,487	186,060

Interest-bearing liabilities:
Demand accounts	2,956	-	-	-	2,956
Savings and money market	54,835	-	-	-	54,835
Time deposits	13,554	39,413	33,647	-	86,614
Repurchase agreements and purchased funds	585	-	-	-	585
Other short-term borrowings	6,000	1,000	-	-	7,000
Long-term debt	-	-	2,000	-	2,000
Subordinated debentures	-	-	-	5,999	5,999
Total	77,930	40,413	35,647	5,999	159,989
Interest rate gap	$37,656	$(13,835)	$4,762	$(2,512)	$26,071

Cumulative interest sensitivity gap	$37,656	$23,821	$28,583	$26,071

Ratio of sensitivity gap to total earnings assets	32.6%	(52.1)%	11.8%	(72.0)%
Cumulative ratio of sensitivity gap to total earnings assets	32.6%	16.8%	15.7%	14.0%

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Interest Rate Sensitivity (dollars in thousands)

	December 31, 2011
	Maturities/Re-pricing
	1–3	4–12	13–60	Over 60
	Months	Months	Months	Months	Total
Earning assets:
Loans	$101,429	$16,089	$35,865	$129	$153,512
Investments	101	-	11,161	5,856	17,118
Deposits with banks	7,763	5,163	3,285	-	16,211
Total	109,293	21,252	50,311	5,985	186,841

Interest-bearing liabilities:
Demand accounts	3,861	-	-	-	3,861
Savings and money market	52,078	-	-	-	52,078
Time deposits	15,670	32,963	35,536	-	84,169
Repurchase agreements and purchased funds	796	-	-	-	796
Other short-term borrowings	5,000	6,000	-	-	11,000
Long-term debt	-	-	3,000	-	3,000
Subordinated debentures	-	-	-	5,999	5,999
Total	77,405	38,963	38,536	5,999	160,903
Interest rate gap	$31,888	$(17,711)	$11,775	$(14)	$25,938

Cumulative interest sensitivity gap	$31,888	$14,177	$25,952	$25,938

Ratio of sensitivity gap to total earnings assets	29.2%	(83.3)%	23.4%	(0.2)%
Cumulative ratio of sensitivity gap to total earnings assets	29.2%	10.9%	14.3%	13.9%

Effects of Inflation

Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors interest rate sensitivity in order to minimize the effects of inflationary trends on operations. Other areas of non-interest expense may be more directly affected by inflation. Since KeySource’s assets and liabilities are primarily monetary in nature, our performance is more affected by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not necessarily be the same.

While the effect of inflation on a financial institution is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and financial institutions will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

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Commitments and Contingencies

Litigation

In the normal course of business KeySource is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

To meet the financing needs of its customers, KeySource is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

KeySource’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Management uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of commitments are as follows (in thousands):

	March 31,	December 31,	December 31,
	2012	2011	2010

Commitments to extend credit	$21,405	$19,999	$30,374

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. KeySource evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which management deems necessary.

Concentrations of Credit Risk

Substantially all of KeySource’s loans and commitments to extend credit have been granted to customers in KeySource’s market area and such customers are generally depositors of KeySource. The concentrations of credit by type of loan are set forth in Note 4 of the notes to KeySource’s audited financial statements that accompany this proxy statement/prospectus. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

KeySource’s primary focus is toward commercial, consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $4.0 million.

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KeySource from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Financial Ratios

The following table summarizes ratios considered to be significant indicators of KeySource’s operating results and financial condition at or for the three months ended March 31, 2012, and 2011.

 Key Financial Ratios

	March 31,
	2012	2011

Average equity to average assets	10.57%	8.93%
Return on average assets	0.42%	0.18%
Return on average equity	3.96%	1.97%

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SUPERVISION AND REGULATION

Bank holding companies and state commercial banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that affect or will affect BNC and Bank of North Carolina as well as KeySource and KeySource Commercial Bank. This summary contains what management believes to be the material information related to the supervision and regulation of BNC and Bank of North Carolina and KeySource and KeySource Commercial Bank but is not intended to be an exhaustive description of the statutes or regulations applicable to their respective businesses. Supervision, regulation and examination of BNC and Bank of North Carolina, KeySource and KeySource Commercial Bank by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of BNC and/or KeySource. BNC cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of BNC and Bank of North Carolina and KeySource and KeySource Commercial Bank may be affected by a statute or regulation. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on our business and prospects.

Federal Bank Holding Company Regulation and Structure

As bank holding companies, both BNC and KeySource are subject to regulation under the BHCA and to the supervision, examination and reporting requirements of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Both Bank of North Carolina and KeySource Commercial Bank have a North Carolina state charter and are subject to regulation, supervision and examination by the FDIC and the NCOCB.

The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

•	it may merge or consolidate with any other bank holding company.

The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under the Community Reinvestment Act of 1977, both of which are discussed elsewhere in more detail.

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Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is also presumed to exist, although rebuttable, if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Exchange Act; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

BNC’s common stock is registered under Section 12 of the Exchange Act. The regulations provide a procedure for challenging rebuttable presumptions of control.

The BHCA generally prohibits a bank holding company from engaging in activities other than banking; managing or controlling banks or other permissible subsidiaries and acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

Under the BHCA, a bank holding company may file an election with the Federal Reserve to be treated as a financial holding company and engage in an expanded list of financial activities. The election must be accompanied by a certification that all of the company’s insured depository institution subsidiaries are “well capitalized” and “well managed.” Additionally, the Community Reinvestment Act of 1977 rating of each subsidiary bank must be satisfactory or better. If, after becoming a financial holding company and undertaking activities not permissible for a bank holding company, the company fails to continue to meet any of the prerequisites for financial holding company status, the company must enter into an agreement with the Federal Reserve to comply with all applicable capital and management requirements. If the company does not return to compliance within 180 days, the Federal Reserve may order the company to divest its subsidiary banks or the company may discontinue or divest investments in companies engaged in activities permissible only for a bank holding company that has elected to be treated as a financial holding company. Neither BNC nor KeySource has elected to be treated as a financial holding company.

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BNC is required to act as a source of financial strength for Bank of North Carolina and to commit resources to support Bank of North Carolina. This support may be required at times when BNC might not be inclined to provide it. In addition, any capital loans made by BNC to Bank of North Carolina will be repaid only after its deposits and various other obligations are repaid in full. KeySource is likewise expected to act as a source of financial strength for KeySource Commercial Bank and to commit resources to support KeySource Commercial Bank. This support may be at time when KeySource might not be inclined to provide it. Any capital loans made by KeySource to KeySource Commercial Bank will be repaid only after its deposits and various other transactions are paid in full.

Bank of North Carolina and KeySource Commercial Bank are also subject to numerous state and federal statutes and regulations that affect their respective businesses, activities and operations and are supervised and examined by state and federal bank regulatory agencies. The FDIC and the NCOCB regularly examine the operations of each bank and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. These agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

Emergency Economic Stabilization Act of 2008

The Emergency Economic Stabilization Act of 2008 (“EESA”) gave the Treasury authority to take certain actions to restore liquidity and stability to the U.S. banking markets. Based upon its authority in the EESA, a number of programs to implement EESA have been announced. The first program implemented by the Treasury is the CPP. Pursuant to this program, the Treasury, on behalf of the U.S. government, is authorized to purchase preferred stock, along with warrants to purchase common stock, from certain financial institutions, including bank holding companies, savings and loan holding companies and banks or savings associations not controlled by a holding company. The investment will have a dividend rate of 5% per year, until the fifth anniversary of the Treasury’s investment and a dividend of 9% thereafter. During the time the Treasury holds securities issued pursuant to this program, participating financial institutions are required to comply with certain provisions regarding executive compensation and corporate governance. Participation in this program also imposes certain restrictions upon an institution’s dividends to common shareholders and stock repurchase activities. As described further herein, BNC elected to participate in the CPP and received $31.3 million pursuant to the program.

Payment of Dividends and Other Restrictions

BNC and KeySource are legal entities separate and distinct from the banks they own. While there are various legal and regulatory limitations under federal and state law on the extent to which banks can pay dividends or otherwise supply funds to holding companies, the principal source of cash revenues for both BNC and KeySource is dividends from their respective bank subsidiaries. The prior approval of applicable regulatory authorities is required if the total amount of all dividends declared by a bank in any calendar year exceeds 50% of such bank’s net profits for the previous year. The relevant federal and state regulatory agencies also have authority to prohibit a state bank or bank holding company, which would include BNC and Bank of North Carolina and KeySource and KeySource Commercial Bank, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of a bank, be deemed to constitute an unsafe or unsound practice in conducting its business.

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North Carolina commercial banks, such as Bank of North Carolina and KeySource Commercial Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Dividends may be paid by Bank of North Carolina or from KeySource Commercial Bank from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as Bank of North Carolina and KeySource Commercial Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).

The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if one or more of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Furthermore, under rules and regulations of the EESA to which BNC is subject, no dividends may be declared or paid on BNC’s common stock unless the dividends due with respect to the Series A Preferred Stock owned by the Treasury have been paid in full.

KeySource Commercial Bank entered into an MOU with its regulators on December 15, 2010, and the KeySource Board adopted the Federal Reserve Resolutions on March 16, 2011. Under the provisions of the MOU and the Federal Reserve Resolutions, neither KeySource Commercial Bank nor KeySource may declare or pay dividends without the prior approval of their respective banking regulators.

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Capital Adequacy

BNC and KeySource must comply with the Federal Reserve’s established capital adequacy standards, and both Bank of North Carolina and KeySource Commercial Bank are required to comply with the capital adequacy standards established by the FDIC. The Federal Reserve has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance-sheet exposure and minimize disincentives for holding liquid assets.

Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items. The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock and a limited amount of loan loss reserves.

At December 31, 2011, Bank of North Carolina’s total risk-based capital ratio and its Tier 1 risk-based capital ratio were 11.19% and 9.65%, respectively. Neither BNC nor Bank of North Carolina has been advised by any federal banking agency of any additional specific minimum capital ratio requirement applicable to it.

At December 31, 2011, KeySource Commercial Bank’s total risk-based capital and its Tier 1 risk-based capital ratio were 17.63% and 14.13%, respectively. Under the terms of the MOU, KeySource Commercial Bank is required to maintain a Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12% while the MOU is in effect.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a minimum leverage ratio of 4%. BNC’s ratio at December 31, 2011 was 7.13% compared to 7.26% at December 31, 2010. KeySource’s ratio at December 31, 2011 was 10.57% compared to 9.19% at December 31, 2010. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital leverage ratio” and other indications of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised BNC of any additional specific minimum leverage ratio or tangible Tier 1 Capital leverage ratio applicable to it.

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Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits and certain other restrictions on its business. As described below, the FDIC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements.

The Federal Deposit Insurance Act (or “FDI Act”) requires the federal regulatory agencies to take “prompt corrective action” if a depository institution does not meet minimum capital requirements. The FDI Act establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the Total Risk-Based Capital ratio, Tier 1 Risk-Based Capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

•	“well capitalized” if it has a Total Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not “well capitalized;”

•	“undercapitalized” if it has a Total Risk-Based Capital ratio of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances);

•	“significantly undercapitalized” if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3% or a leverage ratio of less than 3%; and

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of December 31, 2011, both Bank of North Carolina and KeySource Commercial Bank had capital levels that qualify as “well capitalized” under such regulations.

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The FDI Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.” “Undercapitalized” banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank’s capital. In addition, for a capital restoration plan to be acceptable, the bank’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to 5% of the bank’s total assets at the time it became “undercapitalized”; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and the cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. A bank that is not “well capitalized” is also subject to certain limitations relating to brokered deposits.

The regulatory capital framework under which we operate is expected to change in significant respects as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted in July 2010, and other regulations, including a separate regulatory capital initiative known as “Basel II.” Currently, BNC and Bank of North Carolina are now governed by a set of capital rules that the Federal Reserve and the FDIC have had in place since 1988, with some subsequent amendments and revisions. These rules are popularly known as “Basel I.” Before the current financial crisis began to have a dramatic effect on the banking industry, the U.S. regulators had participated in an effort by the Basel Committee on Banking Supervision to develop Basel II. Basel II provides several options for determining capital requirements for credit and operational risk. In December 2007, the agencies adopted a final rule implementing Basel II’s “advanced approach” for “core banks” – U.S. banking organizations with over $250 billion in banking assets or on-balance-sheet foreign exposures of at least $10 billion. For other banking organizations, the U.S. banking agencies proposed a rule in July 2008 that would have enabled these organizations to adopt the Basel II “standardized approach.” As a result of the financial crisis that has adversely affected global credit markets and increases in credit, liquidity, interest rate and other risks, in September 2009, the Treasury issued principles for stronger capital and liquidity standards for banking firms, which included recommendations for higher capital standards for all banking organizations to be implemented as part of a broader reconsideration of international risk-based capital standards developed by Basel II. In December 2010, Basel III was finalized, with new standards that, when fully phased in, would require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. The Basel III requirements also call for a capital conservation buffer, designed to absorb losses during periods of economic stress. Basel III emphasizes quality of capital rather than the appropriate allocation of capital to bank assets based on credit risk, and it does not purport to replace or overrule Basel II.

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Compliance by BNC and Bank of North Carolina and KeySource and KeySource Commercial Bank with these new capital requirements will likely affect their respective operations. However, the extent of that impact cannot be known until there is greater clarity regarding the specific requirements applicable to them. While the Dodd-Frank Act was enacted in 2010, many of its provisions will require additional implementing rules before becoming effective, and while the Basel III requirements have been endorsed by U.S. banking regulators, they have yet to be translated into official regulation for U.S. financial institutions. It is anticipated that banking regulators will adopt new regulatory capital requirements similar to those proposed by the Basel Committee, with a phase-in for compliance beginning in 2013. It is also widely anticipated that the capital requirements for most bank and financial holding companies and insured depository institutions will increase as a result.

Acquisitions

As an active acquirer, BNC must comply with numerous laws related to our acquisition activity. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Furthermore, a bank headquartered in one state is authorized to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date, and subject to any state requirement that the target bank shall have been in existence and operating for a minimum period of time, not to exceed five years, and to certain deposit market-share limitations. After a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable federal or state law.

FDIC Insurance Assessments

The FDIC insures the deposits of Bank of North Carolina and KeySource Commercial Bank up to prescribed limits for each depositor. Effective November 21, 2008 and until December 31, 2010, the FDIC expanded deposit insurance limits for certain accounts under the Temporary Liquidity Guarantee Program (“TLGP”). Provided an institution did not opt out of the TLGP, the FDIC would fully guarantee funds deposited in non-interest bearing transaction accounts, including interest on lawyer trust accounts (or “IOLTA” accounts) and negotiable order of withdrawal accounts (or “NOW” accounts), with rates no higher than 0.50% through June 30, 2010 and no higher than 0.25% after June 30, 2010, if the institution committed to maintain the interest rate at or below that rate. In conjunction with the increased deposit insurance coverage, the amount of FDIC assessments paid by each DIF member institution also increased. The Dodd-Frank Act now provides temporary, unlimited deposit insurance for all non-interest bearing transaction accounts. In January 2011, the FDIC issued final rules implementing this provision of the Dodd-Frank Act by including IOLTAs within the definition of non-interest bearing transaction accounts. Under the FDIC’s final rules, all funds held in IOLTA accounts, together with all other non-interest bearing transaction account deposits, are fully insured, without limit, from December 31, 2010 through December 31, 2012.

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The assessment paid by each DIF member institution is based on its relative risks of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the FDIC’s determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. BNC’s insurance assessments during 2011 and 2010 were $2.4 million and $3.0 million, respectively. Because of the growing number of bank failures and costs to the DIF, the FDIC required a special assessment during 2009 totaling $1.1 million and further required that BNC prepay the assessments that would normally have been paid during 2010 – 2012. The remaining prepaid balance at December 31, 2011 was $3.7 million and is included in other assets on BNC’s consolidated balance sheets.

KeySource’s insurance assessments during 2011 and 2010 were $510,000 and $299,000, respectively.

During 2009, KeySource’s special and prepaid assessments to the FDIC amounted to $925,000. The remaining prepaid balance at December 31, 2011 was $114,000 and is included in other assets on KeySource’s balance sheet.

An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. The FDIC may terminate insurance of deposits upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

The Dodd-Frank Act expands the base for FDIC insurance assessments, requiring that assessments be based on the average consolidated total assets less tangible equity capital of a financial institution. On February 7, 2011, the FDIC approved a final rule to implement the foregoing provision of the Dodd-Frank Act. Among other things, the final rule revises the assessment rate schedule to provide assessments ranging from 5 to 35 basis points, with the initial assessment rates subject to adjustments which could increase or decrease the total base assessment rates. The FDIC has three possible adjustments to an institution’s initial base assessment rate: (1) a decrease of up to five basis points (or 50% of the initial base assessment rate) for long-term unsecured debt, including senior unsecured debt (other than debt guaranteed under the Temporary Liquidity Guarantee Program) and subordinated debt; (2) an increase for holding long-term unsecured or subordinated debt issued by other insured depository institutions known as the Depository Institution Debt Adjustment (“DIDA”); and (3) for institutions not well rated and well capitalized, an increase not to exceed 10 basis points for brokered deposits in excess of 10 percent of domestic deposits.

Each of these changes may increase the rate of FDIC insurance assessments to maintain or replenish the FDIC’s DIF. This could, in turn, raise BNC’s future deposit insurance assessment costs. On the other hand, the law changes the deposit insurance assessment base so that it will generally be equal to consolidated assets less tangible equity. This change of the assessment base from an emphasis on deposits to an emphasis on assets is generally considered likely to cause larger banking organizations to pay a disproportionately higher portion of future deposit insurance assessments, which may, correspondingly, lower the level of deposit insurance assessments that smaller community banks such as BNC may otherwise have to pay in the future. While it is likely that the new law will increase BNC’s future deposit insurance assessment costs, the specific amount by which the new law’s combined changes will affect BNC’s deposit insurance assessment costs is hard to predict, particularly because the new law gives the FDIC enhanced discretion to set assessment rate levels.

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The FDIC also collects a deposit-based assessment from insured financial institutions on behalf of the Financing Corporation (the “FICO”). The funds from these assessments are used to service debt issued by FICO in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The FICO assessment rate is set quarterly and in 2011 ranged from 1.02 basis points in the first quarter to 0.68 basis points in the fourth quarter per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.

Community Reinvestment Act

The Community Reinvestment Act requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low and moderate-income borrowers in their local communities. An institution’s size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions are examined using a performance-based lending, investment and service test. Small institutions are examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

The Community Reinvestment Act regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution’s Community Reinvestment Act performance and to review the institution’s Community Reinvestment Act public file. Each lending institution must maintain for public inspection a file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The Community Reinvestment Act requires public disclosure of a financial institution’s written Community Reinvestment Act evaluations. This promotes enforcement of Community Reinvestment Act requirements by providing the public with the status of a particular institution’s community reinvestment record.

The Gramm-Leach-Bliley Act made various changes to the Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual Community Reinvestment Act reports must be made available to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the Gramm-Leach-Bliley Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a satisfactory Community Reinvestment Act rating in its latest Community Reinvestment Act examination. Bank of North Carolina received a “Satisfactory” rating in its last CRA examination which was conducted during June 2011. KeySource Commercial Bank received a “Satisfactory” rating in its last CRA examination which was conducted during June 2009.

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Consumer Protection Laws

Both Bank of North Carolina and KeySource Commercial Bank are subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Act and state law counterparts.

Federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

Additional Legislative and Regulatory Matters

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) requires each financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The USA PATRIOT Act also requires the Secretary of the Treasury to prescribe by regulation minimum standards that financial institutions must follow to verify the identity of customers, both foreign and domestic, when a customer opens an account. In addition, the USA PATRIOT Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) mandates for public companies such as BNC, a variety of reforms intended to address corporate and accounting fraud and provides for the establishment of the Public Company Accounting Oversight Board (“PCAOB”), which enforces auditing, quality control and independence standards for firms that audit SEC-reporting companies. Sarbanes-Oxley imposes higher standards for auditor independence and restricts the provision of consulting services by auditing firms to companies they audit and requires that certain audit partners be rotated periodically. It also requires chief executive officers and chief financial officers, or their equivalents, to certify the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement, and increases the oversight and authority of audit committees of publicly traded companies.

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Fiscal and Monetary Policy

Banking is a business which depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, our earnings and growth will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on BNC and KeySource cannot be predicted.

Current and future legislation and the policies established by federal and state regulatory authorities will affect the future operations of both BNC and KeySource. Banking legislation and regulations may limit BNC and KeySource’s growth and the return to their investors by restricting certain of their activities.

In addition, capital requirements could be changed and have the effect of restricting the activities of BNC or KeySource or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on the business of BNC or KeySource.

Federal Home Loan Bank System

BNC has a correspondent relationship with the FHLB of Atlanta, which is one of 12 regional FHLBs that administer the home financing credit function of savings companies. Each FHLB serves as a reserve or central bank for its members within its assigned region. FHLBs are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system and make loans to members (i.e., advances) in accordance with policies and procedures, established by the Board of Directors of the FHLB which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

FHLB provides certain services to BNC such as processing checks and other items, buying and selling federal funds, handling money transfers and exchanges, shipping coin and currency, providing security and safekeeping of funds or other valuable items and furnishing limited management information and advice. As compensation for these services, BNC maintains certain balances with FHLB in interest-bearing accounts.

Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings companies and to contribute to low and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low and moderate-income housing projects.

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Title 6 of the Gramm-Leach-Bliley Act, entitled the Federal Home Loan Bank System Modernization Act of 1999 (called the “FHLB Modernization Act”), amended the Federal Home Loan Bank Act to allow voluntary membership and modernized the capital structure and governance of the FHLBs. The capital structure established under the FHLB Modernization Act sets forth leverage and risk-based capital requirements based on permanence of capital. It also requires some minimum investment in the stock of the FHLBs of all member entities. Capital includes retained earnings and two forms of stock: Class A stock redeemable within six months upon written notice and Class B stock redeemable within five years upon written notice. The FHLB Modernization Act also reduced the period of time in which a member exiting the FHLB system must stay out of the system.

Real Estate Lending Evaluations

The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans. Bank of North Carolina and KeySource Financial Bank’s respective loan policies establish limits on loan to value ratios that are equal to or less than those established in such regulations.

Commercial Real Estate Concentrations

BNC’s lending operations may be subject to enhanced scrutiny by federal banking regulators based on its concentration of commercial real estate loans. On December 6, 2006, the federal banking regulators issued final guidance to remind financial institutions of the risk posed by commercial real estate (“CRE”) lending concentrations. CRE loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land (“C&D”) represent 100% or more of the institution’s total capital; or

•	total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased by 50% or more.

As of December 31, 2011 and excluding covered assets, BNC’s C&D concentration as a percentage of capital totaled 105% and BNC’s CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 348%. Including loans subject to loss-share agreements with the FDIC, BNC’s C&D concentration as a percentage of capital totaled 134% and its CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 419%. As of December 31, 2011, KeySource’s C&D concentration as a percentage of KeySource Commercial Bank’s capital totaled 71.6% and KeySource’s CRE concentration, net of owner-occupied loans, as a percentage of KeySource Commercial Bank’s capital totaled 255.2%.

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TARP Regulations

Under the EESA, Congress has the ability to impose additional terms and conditions on TARP participants. As a participant in the CPP under TARP, BNC is subject to any such retroactive legislation. On February 10, 2009, the Treasury announced the Financial Stability Plan under the EESA (the “Financial Stability Plan”), which is intended to further stabilize financial institutions and stimulate lending across a broad range of economic sectors. On February 18, 2009, President Obama signed the American Recovery and Reinvestment Act (“ARRA”), a broad economic stimulus package that includes additional restrictions on, and potential additional regulation of, financial institutions.

On June 10, 2009, under the authority granted to it under ARRA and EESA, the Treasury issued an interim final rule under Section 111 of EESA, as amended by ARRA, regarding compensation and corporate governance restrictions that would be imposed on TARP participants, effective June 15, 2009. As a TARP participant with currently outstanding obligations under TARP, BNC is subject to the compensation and corporate governance restrictions and requirements set forth in the interim final rule, which, among other things: (i) prohibit BNC from paying or accruing bonuses, retention awards or incentive compensation, except for certain long-term stock awards, to its senior executives; (ii) prohibit BNC from making severance payments to any of its senior executive officers or next five most highly compensated employees; (iii) require BNC to conduct semi-annual risk assessments to assure that its compensation arrangements do not encourage “unnecessary and excessive risks” or the manipulation of earnings to increase compensation; (iv) require BNC to recoup or “claw back” any bonus, retention award or incentive compensation paid by BNC to a senior executive officer or any of its next 20 most highly compensated employees, if the payment was based on financial statements or other performance criteria that are later found to be materially inaccurate; (v) prohibit BNC from providing tax gross-ups to any of its senior executive officers or next 20 most highly compensated employees; (vi) require BNC to provide enhanced disclosure of perquisites, and the use and role of compensation consultants; (vii) requires BNC to adopt a corporate policy on luxury and excessive expenditures; (viii) require BNC’s chief executive officer and chief financial officer to provide period certifications about its compensation practices and compliance with the interim final rule; (ix) require BNC to provide enhanced disclosure of the relationship between its compensation plans and the risk posed by those plans; and (x) require BNC to provide an annual nonbinding shareholder vote, or “say-on-pay” proposal, to approve the compensation of its executives, consistent with regulations promulgated by the SEC. On January 12, 2010, the SEC adopted final regulations setting forth the parameters for such say-on-pay proposals for public company TARP participants.

Additional regulations applicable to TARP recipients adopted as part of EESA, the Financial Stability Plan, ARRA or other legislation may subject us to additional regulatory requirements.

KeySource was not a TARP participant.

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Limitations on Incentive Compensation

In October 2009, the Federal Reserve issued proposed guidance designed to help ensure that incentive compensation policies at banking organizations do not encourage excessive risk-taking or undermine the safety and soundness of the organization. In connection with the proposed guidance, the Federal Reserve announced that it would review BNC’s incentive compensation arrangements as part of the regular, risk-focused supervisory process.

In June 2010, the Federal Reserve issued the incentive compensation guidance in final form and was joined in the by the FDIC, and the Office of the Comptroller of the Currency. The final guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide employees incentives that appropriately balance risk and reward and, thus, do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

Due to BNC’s participation in the CPP, it is also subject to additional executive compensation limitations, as discussed above.

Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

The Federal Reserve’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on the business and earnings of Bank of North Carolina and KeySource Commercial Bank cannot be predicted.

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Evolving Legislation and Regulatory Action

In 2009, many emergency government programs enacted in 2008 in response to the financial crisis and the recession slowed or wound down, and global regulatory and legislative focus has generally moved to a second phase of broader regulatory reform and a restructuring of the entire financial regulatory system. The Dodd-Frank Act was signed into law in 2010 and implements many new changes in the way financial and banking operations are regulated in the United States, including through the creation of a new resolution authority, mandating higher capital and liquidity requirements, requiring banks to pay increased fees to regulatory agencies and numerous other provisions intended to strengthen the financial services sector. The Dodd-Frank Act provides for the creation of the Financial Stability Oversight Council (“FSOC”), which is charged with overseeing and coordinating the efforts of the primary U.S. financial regulatory agencies (including the Federal Reserve, the FDIC and the SEC) in establishing regulations to address systemic financial stability concerns. The Dodd-Frank Act also provides for the creation of the Consumer Financial Protection Bureau (the “CFPB”), a new consumer financial services regulator. The CFPB is authorized to prevent unfair, deceptive and abusive practices and ensure that consumers have access to markets for consumer financial products and services and that such markets are fair, transparent and competitive.

New laws or regulations or changes to existing laws and regulations, including changes in interpretation or enforcement, could materially adversely affect our financial condition or results of operations. Many aspects of the Dodd-Frank Act are subject to further rulemaking and will take effect over several years. As a result, the overall financial impact on BNC and Bank of North Carolina and KeySource and KeySource Commercial Bank cannot be anticipated at this time.

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MANAGEMENT FOLLOWING THE MERGER

The following persons are the current directors and executive officers of BNC and are expected to also serve as directors and executive officers of BNC following the Merger. In addition, effective upon completion of the merger, BNC currently expects to appoint to the BNC board of directors John S. Ramsey, Jr., who currently serves as chairman of KeySource and KeySource Commercial Bank’s board of directors.

Name	Age	Position(s)
W. Swope Montgomery, Jr.	63	President, Chief Executive Officer and Chairman
Richard D. Callicutt II	52	Executive Vice President, Chief Operating Officer and Director
David B. Spencer	49	Executive Vice President and Chief Financial Officer
Larry L. Callahan	64	Director
Joseph M. Coltrane, Jr.	65	Director
Richard F. Wood	67	Director
G. Kennedy Thompson	61	Director
Charles T. Hagan III	63	Director
Robert A. Team, Jr.	56	Director
Lenin J. Peters, M.D.	60	Director
Thomas R. Smith	63	Director
D. Vann Williford	64	Director
Thomas R. Sloan	67	Director
John S. Ramsey, Jr.	63	Proposed Director

W. Swope Montgomery, Jr. serves as President and Chief Executive Officer of BNC and President and Chief Executive Officer of Bank of North Carolina. He has served as a director of Bank of North Carolina since 1991 and of BNC since 2002. Mr. Montgomery has a total of 40 years of banking experience. Mr. Montgomery earned a B.A. degree from the University of North Carolina at Chapel Hill. Mr. Montgomery has attended numerous seminars and Director College with the North Carolina Banking Association (“NCBA”).

Richard D. Callicutt II serves as Chief Operating Officer and Executive Vice President of BNC and President and Chief Operating Officer of Bank of North Carolina. He has served as a director of Bank of North Carolina since 2003 and of BNC since 2003. Mr. Callicutt has a total of 30 years of banking experience. Mr. Callicutt earned a B.S. degree from High Point University. He has attended numerous seminars and Director College with the NCBA.

David B. Spencer serves as Executive Vice President and Chief Financial Officer of BNC and Bank of North Carolina. He has been employed by Bank of North Carolina since 1997 and BNC since its organization in 2002. Mr. Spencer has a total of 25 years of banking experience.

Larry L. Callahan is the President and Owner of Callahan, Inc. and is also the owner of Triad Land Surveying. He has served as a director of Bank of North Carolina since 2002 and of BNC since 2002. Mr. Callahan has a total of 19 years of banking experience. Mr. Callahan attended one year at a community college. Mr. Callahan has attended Director Assemblies and Director College with the NCBA.

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Joseph M. Coltrane, Jr. is an attorney with Coltrane, Grubbs & James PLLC. He has served as a director of Bank of North Carolina since 2002 and of BNC since 2002. Mr. Coltrane has a total of 13 years of banking experience. Mr. Coltrane earned a B.A. in Journalism and a J.D. from the University of North Carolina at Chapel Hill. Mr. Coltrane has completed 360 hours of legal and continuing education sponsored by the North Carolina Banking Institute, as well as attended Director Assemblies and Director College with the NCBA.

Richard F. Wood is employed by Wells Fargo Advisors as a Financial Advisor/Investment Officer. He is also the Secretary of BNC. Mr. Wood has served as a director of Bank of North Carolina since 1991 and of BNC since 2002. Mr. Wood has a total of 20 years of banking experience. Mr. Wood attended East Carolina University. Mr. Wood has attended Director Assemblies and Director College with the NCBA.

G. Kennedy Thompson is an Executive Advisor at Aquiline Capital Partners, LLC, a New York based financial services private equity firm. He joined the firm in March 2009. Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation from 2000 to 2008. He worked at Wachovia and First Union for 32 years. Mr. Thompson served in numerous industry leadership positions including Chairman of The Clearing House, Chairman of The Financial Services Roundtable, Chairman of the Financial Services Forum and President of the International Monetary Conference. He served on the Federal Advisory Council of the Federal Reserve Board for three years and was President in 2007. He currently serves on the boards of Hewlett-Packard, the PGA Tour, and the Carolinas Healthcare System. He is a Trustee of The Morehead-Cain Foundation. Mr. Thompson received a B.A. from the University of North Carolina-Chapel Hill and an M.B.A. from Wake Forest University.

Charles T. Hagan III is an attorney and has been a member of Hagan Davis Mangum Barrett Langley & Hale PLLC since May 2007. Prior to May 2007, he was an attorney and member at Nexsen Pruet, LLC. He has served as a director of Bank of North Carolina since 2006 and of BNC since 2006. Mr. Hagan has a total of ten years of banking experience. Mr. Hagan earned a B.A. degree from the University of North Carolina at Chapel Hill and a J.D. from Wake Forest University. Mr. Hagan has attended Director Assemblies and Director College with the NCBA and numerous NCBA seminars.

Robert A. Team, Jr. is the President of Carolina Investment Properties, Inc. He has served as a director of Bank of North Carolina since 2000 and of BNC since 2002. Mr. Team has a total of 13 years of banking experience. Mr. Team earned a B.S. degree from Wake Forest University. Mr. Team has attended numerous seminars and Director College with the NCBA.

Lenin J. Peters, M.D. is the President of Bethany Medical Center. He has served as a director of Bank of North Carolina since 1991 and of BNC since 2002. Dr. Peters has a total of 19 years of banking experience. Dr. Peters earned his medical degree from University of Pittsburgh, Pennsylvania. Dr. Peters has attended several financial and corporate governance courses from Wharton School of Business.

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Thomas R. Smith is the President of Smith, Parlsey & McWhorter, a CPA firm. He has served as a director of Bank of North Carolina since 1997 and of BNC since 2002. Mr. Smith has a total of 22 years of banking experience. Mr. Smith earned a B.S. degree from Barton College. Mr. Smith has attended several Director Assemblies and Director College with the NCBA and numerous NCBA seminars.

D. Vann Williford is the President of Vesco Material Handling Equipment, Inc. (d/b/a Atlantic Coast Toyotalift). He has served as a director of Bank of North Carolina since 1991 and of BNC since 2002. Mr. Williford has a total of 19 years of banking experience. Mr. Williford earned a B.S. degree from North Carolina State University. Mr. Williford has attended Director Assemblies and Director College with the NCBA.

Thomas R. Sloan is retired. Mr. Sloan was previously employed as an internal consultant with Essilor Laboratories of America, an optical equipment and supply company, until 2003. Prior to 2003, he was the Chairman of Essilor Laboratories of America. Mr. Sloan has served as a director of Bank of North Carolina since 2006 and of BNC since 2006. He has a total of 17 years banking experience. Mr. Sloan earned a B.S and M.S. in Optics from the University of Rochester and an M.B.A. from Northeastern University. Mr. Sloan has attended NCBA Director College. Mr. Sloan has served on the board of the following companies: Precision Fabrics Group, Inc.; Piedmont Pharmaceuticals, Inc.; Aq Data, Inc.; Mediwave Star Technology, Inc.; and Bioptigen, Inc., none of which are public companies.

John S. Ramsey, Jr. is retired. Mr. Ramsey was previously an independent sales agent and consultant for Synapse Technology and CMG Partners in Durham, North Carolina, from 2005 to 2008. Mr. Ramsey served as the Executive Vice President-Strategic Initiatives for CCB/National Commerce in Durham, North Carolina from 1995 to 2004. Mr. Ramsey has over 35 years of banking experience. Mr. Ramsey earned a B.S. in Business Administration from the University of South Carolina. Mr. Ramsey has attended Directors’ College with the NCBA.

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SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
AND CERTAIN BENEFICIAL OWNERS OF KEYSOURCE

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. The rules also treat as outstanding all shares of common stock that a person would receive upon exercise of stock options or warrants held by that person, which are immediately exercisable or exercisable within 60 days of the beneficial ownership determination date. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

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Principal Shareholders

As of [     ], 2012, no shareholder known to management beneficially owned more than five percent of KeySource’s common stock, based solely on information reported to KeySource.

Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of KeySource common stock as of [      ], 2012 by each director and named executive officer of KeySource, and of such directors and all executive officers of KeySource, as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
James A. Bick	21,392	(3)	1.17%
Eddie B. Blount	32,262		1.76%
Stephen P. Conway	19,301		1.06%
Donald R. Draughon, Jr.	90,758	(4)	4.82%
Roy Lee Haga, Jr.	21,027		1.15%
George A. Horton, III	23,105		1.27%
Lucy G. Martindale	16,847		*
Scott C. McLean	19,800		1.08%
Jeffrey A. Monsein	31,392		1.72%
James P. Murphy	31,063		1.70%
Joseph R. Parker, Jr.	17,301		*
John S. Ramsey, Jr.	21,392		1.17%
Michael C. Waters	20,756		1.14%
All directors and executive officers as a group (13 persons)	366,396		17.89%

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* Less than 1.0%

(1)	Included in the beneficial ownership tabulation are the following options to purchase shares of common stock of the Company: Mr. Bick – 12,301 shares; Mr. Blount – 25,862 shares; Mr. Conway – 12,301 shares; Mr. Draughon – 72,576 shares; Mr. Haga – 11,800 shares; Mr. Horton – 12,301 shares; Ms. Martindale – 12,301 shares; Mr. McLean – 16,800 shares; Mr. Monsein – 12,301 shares; Mr. Murphy – 12,301 shares; Mr. Parker – 12,301 shares; Mr. Ramsey – 12,301 shares; and Mr. Waters – 12,301 shares.
(2)	The calculation of the percentage of class beneficially owned by the individual and group is based, in each case, on the sum of (i) 1,810,267 outstanding shares of common stock as of the [.] and (ii) options to purchase shares of common stock capable of being exercised within sixty days of [.].
(3)	Includes 5,746 shares owned individually by Mr. Bick’s spouse.
(4)	Includes 5,672 shares owned individually by Mr. Draughon’s spouse.

LEGAL MATTERS

The validity of the BNC common stock to be issued in connection with the Merger will be passed upon for BNC by Womble Carlyle Sandridge & Rice, LLP. Womble Carlyle Sandridge & Rice, LLP, on behalf of BNC, and Gaeta & Eveson, P.A., on behalf of KeySource, will also opine as to material federal income tax consequences of the Merger.

EXPERTS

The consolidated financial statements of BNC and its subsidiary as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and audit reports incorporated into this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of Cherry Bekaert & Holland, L.L.P., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

BNC has filed a registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) that registers the shares of BNC common stock to be issued in the merger to KeySource shareholders and includes this proxy statement/prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BNC and its common stock, KeySource and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, BNC (File No. 000-50128) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like BNC, that file electronically with the SEC. The address of that site is http://www.sec.gov. BNC’s Internet address is http://www.bncbancorp.com. The information on BNC’s Internet site is not a part of this proxy statement/prospectus.

You may obtain copies of the documents that BNC files with the SEC, free of charge, by going to the Investor Relations section of BNC’s website (http://www.bncbancorp.com) or by written or oral request to Drema Michael, SVP, Investor and Corporate Relations, at 1226 Eastchester Drive, High Point, North Carolina 27265, telephone: (336) 869-9200.

The SEC allows BNC to “incorporate by reference” information into this proxy statement/prospectus. This means that BNC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below, except to the extent that any information in such filings is deemed “furnished” in accordance with SEC rules:

•	BNC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 10, 2012;

•	BNC’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012;

•	BNC’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2012; and

•	BNC’s Current Reports on Form 8-K filed with the SEC on January 31, May 1, May 23, June 6 and June 14, 2012.

169

BNC incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of KeySource’s annual meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

BNC has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to BNC, and KeySource has supplied all such information relating to KeySource.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from BNC or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from BNC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, at 1226 Eastchester Drive, High Point, North Carolina 27265, telephone: (336) 869-9200.

If you would like to request documents, please do so by September 5, 2012, to receive them before the KeySource annual meeting. If you request any incorporated documents from BNC, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that BNC has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

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Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

KEYSOURCE FINANCIAL, INC.

AND

BNC BANCORP

DATED AS OF DECEMBER 21, 2011

A-1

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4.4	Consents and Approvals	23
4.5	Reports; Regulatory Matters.	24
4.6	Financial Statements.	25
4.7	Broker’s Fees	25
4.8	Absence of Certain Changes or Events.	25
4.9	Legal Proceedings.	26
4.10	Taxes and Tax Returns	26
4.11	Compliance with Applicable Law.	26
4.12	Assets.	26
4.13	Reorganization; Approvals	27
4.14	Buyer Information	27
Article V COVENANTS RELATING TO CONDUCT OF BUSINESS		27
5.1	Conduct of Seller’s Business Before the Effective Time	27
5.2	Seller Forbearances	27
5.3	Buyer Forbearances	30
Article VI ADDITIONAL AGREEMENTS		30
6.1	Regulatory Matters.	30
6.2	Access to Information; Confidentiality.	31
6.3	Shareholder Approval.	32
6.4	The Nasdaq Global Market Listing	33
6.5	Employee Matters.	33
6.6	Indemnification; Directors’ and Officers’ Insurance.	34
6.7	Additional Agreements	35
6.8	Advice of Changes	35
6.9	No Solicitation.	36
6.10	Buyer’s Board	38
6.11	Restructuring Efforts	38
6.12	Reasonable Best Efforts; Cooperation	39
Article VII CONDITIONS PRECEDENT		39
7.1	Conditions to Each Party’s Obligation To Effect the Merger	39
7.2	Conditions to Obligations of Buyer	39
7.3	Conditions to Obligations of Seller	40
Article VIII TERMINATION AND AMENDMENT		41
8.1	Termination	41
8.2	Effect of Termination	42
8.3	Fees and Expenses.	42
8.4	Amendment	43
8.5	Extension; Waiver	43
Article IX GENERAL PROVISIONS		44
9.1	Closing	44
9.2	Standard	44
9.3	Nonsurvival of Representations, Warranties and Agreements	44
9.4	Notices	44
9.5	Interpretation	45
9.6	Counterparts	45
9.7	Entire Agreement	45
9.8	Governing Law; Jurisdiction	46
9.9	Publicity	46
9.10	Assignment; Third-Party Beneficiaries.	46
9.11	Enforcement	46

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Defined Term	Section
Adverse Recommendation Change	6.9(b)
Alternative Proposal	6.9(a)
Alternative Transaction	6.9(d)
Articles of Merger	1.2
Bank Merger	1.1(b)
Benefit Plan	9.10(b)
BHC Act	3.1(b)
Buyer Articles	4.1(b)
Buyer Bank	Preamble
Buyer Bylaws	4.1(b)
Buyer Capitalization Date	4.2(a)
Buyer Common Stock	1.4(a)
Buyer Disclosure Schedule	Art. IV
Buyer Preferred Stock	4.2(a)
Buyer Regulatory Agreement	4.5(b)
Buyer Requisite Regulatory Approvals	7.2(d)
Buyer Series A Preferred Stock	4.2(a)
Buyer Series B Preferred Stock	4.2(a)
Buyer SEC Reports	4.5(c)
Buyer Stock Plans	4.2(a)
Buyer Subsidiary	3.1(c)
Certificate	1.4(d)
Claim	6.6(a)
Classified Assets	7.2(i)
Closing	9.1
Closing Date	9.1
COBRA	3.11(c)
Code	Recitals
Confidentiality Agreement	6.2(b)
Covered Employees	6.5(a)
Derivative Transactions	3.14(a)
Director	6.5(h)
Effective Time	1.2
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.5(c)
Exchange Ratio	1.4(c)
Expense Reimbursement	8.3(b)
FDIC	3.1(d)
Federal Reserve Board	3.4
Form S-4	4.4
GAAP	3.6(a)
Governmental Entity	3.4
Indemnified Parties	6.6(a)
Injunction	7.1(d)
Insurance Amount	6.6(c)
Intellectual Property	3.18
IRS	3.10(a)
Knowledge	9.5

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Defined Term	Section
Leased Properties	3.17
Liens	3.2(b)
Loans	3.16(a)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(c)
NCBCA	1.1(a)
Other Regulatory Approvals	3.4
Owned Properties	3.17
Party	Preamble
Permitted Encumbrances	3.17
Plan of Bank Merger	1.1(b)
Policies, Practices and Procedures	3.15(b)
Property Lease	3.20
Proxy Statement	3.25
Real Property	3.17
Regulatory Agencies	4.11(b)
Sarbanes-Oxley Act	3.5(c)
SEC	4.4
Section 409(A)	3.11(m)
Securities Act	3.2(a)
Seller	Preamble
Seller Articles	3.1(b)
Seller Bank	3.1(b)
Seller Benefit Plans	3.11(a)
Seller Board	3.3
Seller Bylaws	3.1(b)
Seller Capitalization Date	3.2(a)
Seller Common Stock	1.4(b)
Seller Contract	3.13(a)
Seller Disclosure Schedule	Art. III
Seller Option	1.4
Seller Preferred Stock	3.2(a)
Seller Regulatory Agreement	3.5(b)
Seller Requisite Regulatory Approvals	7.3(d)
Seller Shareholder Meeting	6.3(a)
Seller Stock Plans	1.6(a)
Seller Subsidiary	3.1(c)
SERP	3.11(c)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.9(d)
Surviving Corporation	Recitals

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of December 21, 2011 (this “Agreement”), by and between KeySource Financial, Inc., a North Carolina corporation (“Seller”), and BNC Bancorp, a North Carolina corporation (“Buyer”). Each of Buyer and Seller are referred to herein as a “Party” and, together, as the “Parties.”

WITNESSETH:

WHEREAS, the Boards of Directors of Seller and Buyer have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, it is intended that, simultaneous with the Merger, or as soon as is practicable thereafter, KeySource Commercial Bank, a North Carolina banking corporation (“Seller Bank”), will be merged with and into Bank of North Carolina, a North Carolina banking corporation ("Buyer Bank");

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I

THE MERGER

1.1	The Merger.

 (a)        Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time Seller shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of Seller shall cease.

(b)       Pursuant to the provisions of the Plan of Merger between Seller Bank and Buyer Bank attached hereto as Exhibit A and incorporated herein by this reference (the “Plan of Bank Merger”), simultaneous with, or as soon as practicable following, the Effective Time and in accordance with the Articles of Merger and with applicable law, Seller Bank shall be merged with and into Buyer Bank (the “Bank Merger”) and the separate existence of Seller Bank shall thereupon cease. Buyer Bank shall be the surviving bank in the Bank Merger and shall remain a wholly-owned subsidiary of Buyer. The charter and bylaws of Buyer Bank in effect immediately prior to the Bank Merger shall be the charter and bylaws of the surviving bank following such merger.

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(c)       Buyer may at any time change the method of effecting the combination (including by providing for the merger of Seller and a wholly owned subsidiary of Buyer) if and to the extent Buyer deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Seller’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either Party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2         Effective Time. The Merger shall become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State (the “Articles of Merger”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.3         Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth Section 55-11-06 of the NCBCA.

1.4         Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the holder of any of the following securities:

(a)       Each share of common stock, no par value per share, of Buyer (the “Buyer Common Stock”) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)       All shares of common stock, par value $1.00 per share, of Seller issued and outstanding immediately before the Effective Time (the “Seller Common Stock”) that are owned, directly or indirectly, by Seller or Buyer (other than shares of Seller Common Stock held in trust accounts (including grantor or rabbi trust accounts)), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”)) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Buyer and no other consideration shall be delivered in exchange therefor.

(c)       Subject to Sections 1.4(e), each share of Seller Common Stock, except for shares of Seller Common Stock owned by Seller or Buyer or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares), shall be converted into the right to receive 1.00 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”).

(d)       All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Seller Common Stock become entitled in accordance with Section 2.2.

(e)       If, between the date hereof and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

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1.5         Stock Options and Other Stock-Based Awards.

(a)       Unless otherwise noted, the provisions of this Section 1.5 pertain to all plans sponsored by Seller under which options and other stock-based amounts are awarded, including Seller’s 2007 Incentive Stock Option Plan and 2007 Nonstatutory Stock Option Plan, all as amended, and the award agreements thereunder (collectively, the “Seller Stock Plans”); provided, however, that any accelerated vesting performed pursuant to this Section 1.5 shall only be performed if required by the terms of the Seller Stock Plans as in effect on the date hereof without any further action by Seller.

(b)       As of the Effective Time, in accordance with the terms of the Seller Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards (“Seller Options”), each participant in the Seller Stock Plans shall fully and immediately vest in any Seller Options awarded under the Seller Stock Plans. The Seller Options shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume the Seller Options in accordance with the terms of the Seller Stock Plans and the option grant agreement by which it is evidenced. From and after the Effective Time, (i) each Seller Option assumed by Buyer may be exercised solely for shares of Buyer Common Stock, (ii) the number of shares of Buyer Common Stock subject to such Seller Option shall be equal to the number of shares of Seller Common Stock subject to such Seller Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Seller Option shall be adjusted to reflect the Exchange Ratio. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Seller and Buyer agree to take all necessary steps to effect the provisions of this Section 1.5.

1.6       Dissenting Shareholders. Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by Section 55-13-02 of the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the NCBCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NCBCA and surrendered to Seller the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, the Surviving Corporation shall issue and deliver the Merger Consideration to which such holder of shares of Seller Common Stock is entitled under Section 1.4(c) of this Agreement upon surrender by such holder of the certificate or certificates representing shares of Seller Common Stock held by such holder.

1.7       Articles of Incorporation of Buyer. At the Effective Time, the Buyer Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8       Bylaws of Buyer. At the Effective Time, the Buyer Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9       Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

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Article II

DELIVERY OF MERGER CONSIDERATION

2.1       Exchange Procedures. Unless the parties otherwise agree, promptly after the Effective Time, the Surviving Corporation shall mail to the former holders of Seller Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such certificates to the Surviving Corporation or its duly authorized agent. After the Effective Time, each holder of shares of Seller Common Stock (other than shares as to which dissenters’ rights have been perfected as provided in Section 1.6 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Surviving Corporation and shall promptly upon surrender thereof receive in exchange therefor the Merger Consideration, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 2.2 of this Agreement. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Seller Common Stock for exchange as provided in this Section 2.1. The certificate or certificates of Seller Common Stock so surrendered shall be duly endorsed as the Surviving Corporation may require. Any other provision of this Agreement notwithstanding, the Surviving Corporation shall not be liable to a holder of Seller Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

2.2       Rights of Former Seller Shareholders. At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock immediately prior to the Effective Time and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1 of this Agreement, each certificate theretofore representing shares of Seller Common Stock (other than shares as to which dissenters’ rights have been perfected as provided in Section 1.6 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of Seller Common Stock shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation shareholders the number of whole shares of Surviving Corporation Common Stock into which their respective shares of Seller Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Seller Common Stock for certificates representing Surviving Corporation Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Surviving Corporation Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Seller Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 2.1 of this Agreement. However, upon surrender of such Seller Common Stock certificate, the Surviving Corporation Common Stock certificate, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each share represented by such certificate.

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Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Buyer before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Seller’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Seller), Seller hereby represents and warrants to Buyer as follows:

3.1         Corporate Organization.

(a)       Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)       Seller is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the articles of incorporation of Seller, as amended (the “Seller Articles”), and the bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyer. Seller Bank is incorporated under the laws of the State of North Carolina.

(c)       Each of Seller’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Seller Subsidiary, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Seller Subsidiary” and “Buyer Subsidiary” shall mean any direct or indirect Subsidiary of Seller or Buyer, respectively.

(d)       The deposit accounts of Seller Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

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3.2         Capitalization.

(a)       The authorized capital stock of Seller consists of 10,000,000 shares of Seller Common Stock, of which, as of the date of this Agreement (the “Seller Capitalization Date”), 1,810,267 shares were issued and outstanding and 1,000,000 shares of preferred stock (the “Seller Preferred Stock”), of which, as of the Seller Capitalization Date, no shares were issued and outstanding. As of the Seller Capitalization Date, no shares of Seller Common Stock or Seller Preferred Stock were reserved for issuance, except for 329,821 shares of Seller Common Stock underlying options currently outstanding; and 179,044 shares of Seller Common Stock available in connection with the option conversion of Seller’s 8.0% Convertible Subordinated Notes due June 30, 2020. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which its shareholders may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, as of the date of this Agreement, except pursuant to this Agreement, including with respect to the Seller Stock Plans as set forth herein, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Seller Common Stock, Seller Preferred Stock, or any other equity securities of Seller or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock, Seller Preferred Stock, or other equity securities of Seller. As of the date of this Agreement, there are no contractual obligations of Seller or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any equity security of Seller or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller or its Subsidiaries or (ii) pursuant to which Seller or any of its Subsidiaries is or could be required to register shares of Seller capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than as set forth on Section 3.2(a) of the Seller Disclosure Schedule, no options or other equity-based awards are outstanding as of the Seller Capitalization Date. Except as set forth on Section 3.2(a) of the Seller Disclosure Schedule, since December 31, 2010 through the date hereof, Seller has not (A) issued or repurchased any shares of Seller Common Stock, or other equity securities of Seller or (B) issued or awarded any options, restricted shares or any other equity-based awards under the Seller Stock Plans.

(b)       Section 3.2(b) of the Seller Disclosure Schedule sets forth each Subsidiary of Seller. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Seller are owned by Seller, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except to the extent set forth in Section 53-42 of the North Carolina General Statutes) and free of preemptive rights. No such Seller Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)       Section 3.2(c) of the Seller Disclosure Schedule sets forth Seller’s and its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any person other than a Subsidiary of Seller, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

(d)       Section 3.2(d) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Seller Common Stock issued under the Seller Stock Plans, the number of shares of Seller Common Stock subject to outstanding awards granted under the Seller Stock Plans and the number of shares of Seller Common Stock reserved for future issuance under the Seller Stock Plans; (ii) all outstanding awards granted under the Seller Stock Plans, indicating with respect to each such award the name of the holder thereof, the number of shares of Seller Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule; and (iii) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Seller Common Stock subject to such warrant and the exercise price thereof. Seller has provided to the Buyer complete and accurate copy of the Seller Stock Plan and the forms of all award agreements related thereto and copies of all warrants.

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3.3         Authority; No Violation.

(a)       Seller has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and approved by the Board of Directors of Seller (the “Seller Board”). The Seller Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Seller and its shareholders, has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Seller’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that Seller’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b)       Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions of this Agreement, will (i) assuming that shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the Seller Charter or the Seller Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Seller, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4       Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, as amended, the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the filing of any required applications, filings or notices with the FDIC and any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing of the Articles of Merger with the North Carolina Secretary of State pursuant to the NCBCA and (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules and regulations of The Nasdaq Stock Market, or that are required under consumer finance, mortgage banking and other similar laws, if any, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement.

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3.5       Reports; Regulatory Matters. Seller and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state insurance commission or other state regulatory authority, (iv) any foreign regulatory authority, (v) any SRO and (vi) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.5(a) of the Seller Disclosure Schedule and except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Seller and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2009 or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the Seller Disclosure Schedule, since January 1, 2009, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or any of its Subsidiaries. Seller and its Subsidiaries have fully complied with, and there is no material unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, which would result in a Material Adverse Effect. Since January 1, 2009, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Seller or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Seller’s ordinary course of business).

(b)       Except as set forth on Section 3.5(b) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2009 a recipient of any supervisory letter from, or since January 1, 2009 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (each item in this sentence, a “Seller Regulatory Agreement”), nor has Seller or any of its Subsidiaries been advised since January 1, 2008 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Seller Regulatory Agreement. To the knowledge of Seller, there has not been any event or occurrence since January 1, 2008 that would result in a determination that Seller Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

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3.6         Financial Statements. Seller has included in Section 3.6 of the Seller Disclosure Schedule copies of the consolidated balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2010, and December 31, 2009, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2010 and 2009, and (b) the consolidated balance sheets (including related notes and schedules, if any) of Seller and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2010 (the “Seller Financial Statements”).The Seller Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Seller and its Subsidiaries (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Seller and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Grant Thornton LLP has served as independent registered public accountant for Seller for all periods; such firm has not resigned or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)       Neither Seller nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Seller Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2011 or (iii) liabilities incurred since September 30, 2011 in connection with this Agreement and the transactions contemplated hereby.

(c)       Since December 31, 2010, (i) through the date hereof, neither Seller nor any of its Subsidiaries nor, to the knowledge of the officers of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.

3.7         Broker’s Fees. Neither Seller nor any Seller Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Seller Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Buyer.

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3.8         Absence of Certain Changes or Events.

(a)       Since September 30, 2011, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Seller or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition or management team of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller and its Subsidiaries) or (ii) materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the transactions contemplated by this Agreement.

(b)       Since September 30, 2011 through and including the date of this Agreement, Seller and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c)       Except as set forth on Section 3.8(c) of the Seller Disclosure Schedule, since September 30, 2011, neither Seller nor any of its Subsidiaries has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of December 31, 2010, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11(a) of the Seller Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Seller Common Stock, any restricted, performance or fully vested shares of Seller Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Seller or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Seller Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

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3.9         Legal Proceedings.

(a)       Except as disclosed on Section 3.9(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Seller’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9(a) of the Seller Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(b)       There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Seller, any of its Subsidiaries or the assets of Seller or any of its Subsidiaries.

3.10       Taxes and Tax Returns.

(a)       Each of Seller and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Seller and its Subsidiaries are not subject to any ongoing or unresolved examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon Seller or any of its Subsidiaries for which Seller does not have reserves that are adequate under GAAP. Neither Seller nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and its Subsidiaries). Within the past five years, neither Seller nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Seller nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Seller nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(b)       As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

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(c)       As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller or any of its Subsidiaries.

3.11       Employee Matters.

(a)         Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Seller or any of its ERISA Affiliates (as defined herein) entered into, maintained or contributed to by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Seller Benefit Plans”). For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Seller or any of its Subsidiaries. No other Seller Benefit Plan exists.

(b)         With respect to each Seller Benefit Plan, Seller has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Seller Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Seller Benefit Plan. Section 3.11(b) of the Seller Disclosure Schedule sets forth as of November 30, 2011 the accrued liability for any such plans, programs and arrangements.

(c)         With respect to each Seller Benefit Plan:

(i)       each Seller Benefit Plan is being and has been administered in all respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Seller Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to any Seller Benefit Plan, and each Seller Benefit Plan;

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(ii)       each Seller Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has received a favorable determination letter from the IRS to such effect and, to the knowledge of Seller, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan;

(iii)     either an application for a new determination letter was filed by the end of such Seller Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied;

(iv)    each Seller Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c)(iv) of the Seller Disclosure Schedule contains (A) a list of assets that are maintained or used to informally fund such plan, (B) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (C) an analysis of the cash surrender value of the split-dollar insurance policies held pursuant to the SERPs. Any trust agreement supporting such plan has been provided as described in Section 3.11(b)(iii);

(v)    no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Seller’s or any ERISA Affiliate’s knowledge, is anticipated against any of the Seller Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Seller (including any Subsidiary thereof), any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Seller Benefit Plans;

(vi)    all contributions, premiums and other payments required to be made with respect to any Seller Benefit Plan have been made on or before their due dates under applicable law and the terms of such Seller Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Seller Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Seller for the fiscal year ended December 31, 2010 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since December 31, 2010;

(vii)    no Seller Benefit Plan is under, and Seller (including any Subsidiary or any ERISA Affiliate thereof) has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;

(viii)    no Seller Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Seller Benefit Plan that is funded in whole or in part through an insurance policy, neither Seller (including any Subsidiary thereof) nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;

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(ix)    all reports and disclosures relating to each Seller Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), Seller Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;

(x)    neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Seller to make a larger contribution to, or pay greater benefits or provide other rights under, any Seller Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Seller Benefit Plan or (C) conflict with the terms of any Seller Benefit Plan;

(xi)   all obligations of Seller, each Subsidiary and ERISA Affiliate and each fiduciary under each Seller Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;

(xii)  to the knowledge of Seller, Seller and each Subsidiary and ERISA Affiliate of Seller, as applicable, has maintained in all material respects all employee data necessary to administer each Seller Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

(xiii) except as disclosed on Section 3.11(c)(xiii) of the Seller Disclosure Schedule, no Seller Benefit Plan provides for any gross-up payment associated with any Taxes.

(d)      No Seller Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and neither Seller nor any of its Subsidiaries or ERISA Affiliates has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither Seller nor any of its Subsidiaries or ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Seller Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Seller or any of its Subsidiaries or ERISA Affiliates.

(e)       Except as otherwise provided in this Agreement or as disclosed on Section 3.11(e) of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Seller or any of its Subsidiaries or ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

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(f)         Neither Seller, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of Seller, any trustee or administrator of any Seller Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. All “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Seller Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Seller and its ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Seller Benefit Plans.

(g)        No payment made or to be made in respect of any employee or former employee of Seller or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h)        With respect to Seller and each of its Subsidiaries:

(i)      Neither Seller nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Seller or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Seller, threatened and neither Seller nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

(ii)      Neither Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.

(iii)    Each of Seller and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(iv)   Neither Seller nor any of its Subsidiaries has any workers’ compensation liability, experience or matter outside the ordinary course of business.

(v)   To the knowledge of Seller, no executive of Seller or any of its Subsidiaries: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.

(vi)   Section 3.11(h)(vi) of the Seller Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Seller and each of its Subsidiaries: name; employing entity; job title; primary work location; current compensation rate; Seller or expected bonus; and Seller’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.

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(i)    Section 3.11(i) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, nonsolicitation, noninterference, nondisclosure and similar agreements between Seller or its Subsidiaries and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Buyer. Each of the agreements set forth on Section 3.11(i) of the Seller Disclosure Schedule is valid and binding and in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(j)    Except as disclosed in Section 3.11(j) of the Seller Disclosure Schedule (which shall contain the actuarial present value of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither Seller nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

(k)    Neither Seller nor any of its Subsidiaries or ERISA Affiliates maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(l)    Any individual who performs services for Seller or any of Seller’s Subsidiaries and who is not treated as an employee for federal income tax purposes by Seller or any of Seller’s Subsidiaries is not an employee under applicable law or for any purpose including for tax withholding purposes or Seller Benefit Plan purposes.

(m) (i) Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since its date of inception in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) neither Seller nor any of its Subsidiaries (1) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Seller Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Seller Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Seller Benefit Plan to Section 409A.

3.12      Compliance with Applicable Law.

(a)    Seller and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Seller or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither Seller nor any Seller Subsidiary acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

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(b)    Section 3.12(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Seller or entities controlled by executive officers and directors of Seller who have outstanding loans from Seller or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

3.13      Certain Contracts.

(a)    Except as otherwise provided in this Agreement or as disclosed on Section 3.13(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Seller, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Seller or any Subsidiary thereof, (iii) that is a contract material to the business of Seller to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business by Seller or, to the knowledge of Seller, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to as a “Seller Contract,” and neither Seller nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Seller Contract by any of the other parties thereto.

(b) (i) Each Seller Contract is valid and binding on Seller or its applicable Subsidiary and is in full force and effect, (ii) Seller and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Seller Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or any of its Subsidiaries under any such Seller Contract.

3.14      Risk Management Instruments.

(a)    “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

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(b)    All Derivative Transactions, whether entered into for the account of Seller or any of its Subsidiaries or for the account of a customer of Seller or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Seller and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Seller or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Seller and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Seller’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15       Investment Securities and Commodities.

(a)    Except as would not reasonably be expected to have a Material Adverse Effect on Seller, each of Seller and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or its Subsidiaries. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.

(b)    Seller and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Seller believes are prudent and reasonable in the context of such businesses. Before the date hereof, Seller has made available to Buyer in writing the material Policies, Practices and Procedures.

3.16      Loan Portfolio.

(a)    Section 3.16(a) of the Seller Disclosure Schedule sets forth, as of November 30, 2011 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Seller or its Subsidiaries (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Seller as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Seller or any of its Subsidiaries that is classified as “Other Real Estate Owned” and the book value thereof.

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(b)    Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by Seller or its Subsidiaries, and all such Loans purchased by Seller or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Seller or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c)    Since September 30, 2011, none of the Seller Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Seller and its Subsidiaries on a consolidated basis; to Seller’s knowledge and in light of each of the Seller Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Seller Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

3.17      Property. Seller or one of its Subsidiaries (a) has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Seller Financial Reports as being owned by Seller or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Seller on the date hereof or otherwise materially impair business operations at such properties, as conducted by Seller on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by Seller on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Seller Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever encumbering Seller’s or its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Seller or one of its Subsidiaries or, to Seller’s knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Real Property. Seller and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Seller currently maintains insurance on all its property, including the Real Property, in amounts, scope and coverage reasonably necessary for its operations. Seller has not received any notice of termination, nonrenewal or material premium adjustment for such policies.

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3.18    Intellectual Property. Seller and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Seller and its Subsidiaries does not, to the knowledge of Seller, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller or any Subsidiary acquired the right to use any Intellectual Property. To Seller’s knowledge, no person is challenging, infringing on or otherwise violating any right of Seller or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Seller or its Subsidiaries. Neither Seller nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Seller and its Subsidiaries and, to Seller’s knowledge, no Intellectual Property owned and/or licensed by Seller or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19    Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Seller or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Seller’s knowledge, threatened against Seller or any of its Subsidiaries. To the knowledge of Seller, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.20   Leases. Section 3.20 of the Seller Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Seller or any Subsidiary is a party and (b) a list of each parcel of real property leased by Seller or any of its Subsidiaries together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on Seller or its applicable Subsidiary and is in full force and effect. Seller and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Neither Seller nor any of its Subsidiaries is in material default under any Property Lease.

3.21   Securitizations. Seller is not a party to any agreement securitizing any of its assets.

3.22   State Takeover Laws. The Seller Board has rendered inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

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3.23 Reorganization; Approvals. As of the date of this Agreement, Seller (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.24 Opinion. Before the execution of this Agreement, the Seller Board has received an opinion from Carson Medlin, A Division of Monroe Securities, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Seller Information. The information relating to Seller and its Subsidiaries that is provided by Seller or its representatives for inclusion in a proxy statement relating to the Seller Shareholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyer’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Buyer), Buyer hereby represents and warrants to Seller as follows:

4.1          Corporate Organization.

(a)    Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)    Buyer is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Seller.

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(c)    Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Buyer Subsidiary, copies of which have previously been made available to Seller, are true, complete and correct copies of such documents as of the date of this Agreement.

4.2          Capitalization.

(a)    The authorized capital stock of Buyer consists of 80,000,000 shares of Buyer Common Stock, of which, as of December 20, 2011 (the “Buyer Capitalization Date”), 9,100,890 shares were issued and outstanding, and 20,000,000 shares of preferred stock, (the “Buyer Preferred Stock”), of which, as of the Buyer Capitalization Date, 31,260 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Buyer Series A Preferred Stock”) and 1,804,566 shares of Mandatorily Convertible Non-Voting Preferred Stock, Series B (“Buyer Series B Preferred Stock”) were issued and outstanding. As of the Buyer Capitalization Date, no shares of Buyer Common Stock or Buyer Preferred Stock were reserved for issuance, except for 300,364 shares of Buyer Common Stock underlying options currently outstanding; 335,240 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans and as disclosed in Section 4.2 of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Preferred Stock, or other equity securities of Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except to the extent set forth in Section 53-42 of the North Carolina General Statutes) and free of preemptive rights. No such Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3          Authority; No Violation.

(a)    Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

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(b)    Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Articles or the Buyer Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4          Consents and Approvals . Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, as amended, and the Federal Reserve Act, as amended, the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (the “Form S-4”), and declaration of effectiveness of the Form S-4, (d) the filing of the Articles of Merger with the North Carolina Secretary of State pursuant to the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules and regulations of the Nasdaq Global Market, or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and approval of listing of such Buyer Common Stock on the Nasdaq Global Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement.

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4.5          Reports; Regulatory Matters.

(a)    Except as set forth on Section 4.5 of the Buyer Disclosure Schedule, Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Buyer and its Subsidiaries, or as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2009 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Since January 1, 2009, except as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. Since January 1, 2009, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Buyer’s ordinary course of business or as disclosed in the Buyer SEC Reports).

(b)    Except as disclosed in the Buyer SEC Reports, neither Buyer nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2009 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2009 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.

(c)    Buyer has previously made available to Seller an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Exchange Act and before the date of this Agreement (the “Buyer SEC Reports”). No such Buyer SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC, with respect thereto.

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4.6          Financial Statements.

(a)    The financial statements of Buyer and its Subsidiaries or Buyer’s bank Subsidiary, as applicable, included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries or Buyer’s bank Subsidiary, as applicable; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries or Buyer’s bank Subsidiary, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Cherry, Bekaert & Holland, LLP has served as independent registered public accountant for Buyer or its bank Subsidiary, as applicable, for all periods covered in the Buyer SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Buyer or its bank Subsidiary, as applicable, as a result of or in connection with any disagreements with Buyer or its bank Subsidiary, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2011 or in connection with this Agreement and the transactions contemplated hereby.

(c)    Since September 30, 2011, (i) through the date hereof, neither Buyer nor any of its Subsidiaries nor, to the knowledge of the officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

4.7          Broker’s Fees. Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule.

4.8          Absence of Certain Changes or Events.

(a)   Since September 30, 2011, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Buyer.

(b)   Other than as set forth on Section 4.8 of the Buyer Disclosure Schedule, since September 30, 2011 through and including the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

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4.9          Legal Proceedings.

(a)   Except as disclosed in the Buyer SEC Reports, none of Buyer or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries.

(b)   There is no Injunction, judgment or, as otherwise disclosed in the Buyer SEC Reports, regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

4.10        Taxes and Tax Returns. Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

4.11        Compliance with Applicable Law.

(a)   Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries.

(b)   Since the enactment of the Sarbanes-Oxley Act, to the extent required by applicable law, Buyer has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

4.12        Assets.

(a)   Since September 30, 2011, none of the Buyer Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Buyer and its Subsidiaries on a consolidated basis; to Buyer’s knowledge and in light of each of the Buyer Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Buyer Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

(b)   Buyer is in material compliance with all reporting, recordkeeping, audit and other requirements under all purchase and assumption agreements, commercial shared-loss agreements, and/or loss share arrangements with the FDIC and all agreements and arrangements with respect to loss sharing thereunder are enforceable against the FDIC in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

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4.13         Reorganization; Approvals. As of the date of this Agreement, Buyer (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14         Buyer Information. The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Seller’s Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause each Seller Subsidiary, to:

(a)          conduct its business in the ordinary course in all material respects;

(b)          use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees;

(c)          take no action that is intended to or would reasonably be expected to adveresely affect or materially delay the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby;

(d)          permit an executive officer of Buyer Bank to have the right to attend and observe meetings of the Seller Bank Loan Committee.

5.2           Seller Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Seller shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

(a)          other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

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(b)          adjust, split, combine or reclassify any of its capital stock;

(c)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Seller to Seller or to any of its wholly owned Subsidiaries and (B) the acceptance of shares of Seller Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Seller Common Stock granted under a Seller Stock Plans, in each case in accordance with past practice and the terms of the applicable Seller Stock Plans and related award agreements);

(d)          grant any stock options, restricted shares or other equity-based award with respect to shares of Seller Common Stock under the Seller Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(e)          issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Seller Stock Plans;

(f)          hire any employees, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements;

(g)          make any loan or extension of credit in an amount in excess of $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $500,000) or renew or amend any loan or extension of credit in excess of $250,000; provided, however, that, if Seller or any of its Subsidiaries shall request the prior approval of Buyer in accordance with this Section 5.2 to make a loan or extend credit in an amount in excess of $500,000, and Buyer shall not have disapproved such request in writing within three business days upon receipt of such request from Seller or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Buyer in writing and thus Seller or its Subsidiary, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request; provided, further, that any renewal, amendment or modification of credit shall require the written approval of Buyer, which approval shall not be unreasonably withheld;

(h)          except as required by applicable law or the terms of any Seller Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Seller, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or any of its Subsidiaries or ERISA Affiliates, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Seller Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Seller Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller or any securities exchangeable for or convertible into the same or other Seller Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Seller Benefit Plan;

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(i)          sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Seller or any of its Subsidiaries shall request the prior approval of Buyer in accordance with this Section 5.2 to make sell, transfer or dispose of any “Other Real Estate Owned” of Seller, and Buyer shall not have disapproved such request in writing within five business days upon receipt of such request from Seller or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Buyer in writing and thus Seller or its Subsidiary, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 5.2(i) of the Seller Disclosure Schedule or (ii) transactions with respect to any real estate valued at less than $250,000, in each case, so long as the sale or transfer price is at least 90% of the carrying value for such real estate on Seller’s financial statements as of September 30, 2011;

(j)          enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(k)          make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

(l)           take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(m)         amend the Seller Articles or Seller Bylaws, or otherwise take any action to exempt any person (other than Buyer or its Subsidiaries) or any action taken by any person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n)         other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(o)          other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting Seller or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);

(p)          take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

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(q)          implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(r)          file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;

(s)          except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(t)          take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions, contemplated hereby; or

(u)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3           Buyer Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Seller, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Buyer Articles or the Buyer Bylaws in a manner that would adversely affect the shareholders of Seller or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a bank Regulatory Agency for approval of a merger to be submitted for filing before the application related to the Merger is approved by such bank Regulatory Agency (except if such bank Regulatory Agency requires in writing a prior submission as a condition to its approval of the application related to the Merger); or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3 (it being understood that Buyer’s pursuit, negotiation, and/or consummation of other acquisitions shall not constitute a violation of this Section 5.3).

Article VI

ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)          Buyer shall promptly prepare and file with the SEC the Form S-4. Buyer shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Seller shall promptly prepare and thereafter mail or deliver the Proxy Statement to its shareholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

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(b)          The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Seller) on either Buyer or Seller (a “Materially Burdensome Regulatory Condition”).

(c)          Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)          Each of Buyer and Seller shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Buyer Requisite Regulatory Approval or Seller Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed or subject to a Materially Burdensome Regulatory Condition.

6.2          Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Seller and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request (in the case of a request by Seller, information concerning Buyer that is reasonably related to the prospective value of Buyer Common Stock or to Buyer’s ability to consummate the transactions contemplated hereby). Neither Seller nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

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(b)          Each Party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving Party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving Party or its agents and representatives by a third party that, to the knowledge of the receiving Party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving Party, (iv) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other party before making the disclosure) or (v) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure).

All information and materials provided by Seller pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Buyer and Seller dated September 28, 2011.

(c)          No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3           Shareholder Approval.

(a)          Seller shall call a meeting of its shareholders to be held as soon as reasonably practicable after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger (including any meeting that occurs after any adjournment or postponement, the “Seller Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except to the extent provided otherwise in Section 6.9(b), the Seller Board shall use its reasonable best efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. Seller shall submit this Agreement, including the plan of merger contained herein, to its shareholders at the Seller Shareholder Meeting even if the Seller Board shall have withdrawn, modified or qualified its recommendation. The Seller Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Seller’s shareholders for their consideration.

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(b)          Each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Seller or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.4           The Nasdaq Global Market Listing. Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Global Market, subject to official notice of issuance, before the Effective Time.

6.5           Employee Matters.

(a)          All individuals employed by, or on an authorized leave of absence from, Seller or any of its Subsidiaries immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of Buyer and its affiliates as of the Effective Time. Immediately following the Effective Time, Buyer shall, or shall cause its applicable Subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the Seller Benefit Plans as in effect immediately before the Effective Time; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Seller Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of Buyer or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Buyer or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination or (iv) obligate Seller, Buyer or any of their respective Subsidiaries to (A) maintain any particular Seller Benefit Plan or (B) retain the employment of any particular Covered Employee.

(b)          If a Covered Employee who does not have an employment, change-of-control or severance agreement with Seller or any of its Subsidiaries (i) is terminated by Buyer or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position (including a position that had been held at Seller or any of its Subsidiaries) as the result of an organizational or business restructuring or the integration of Seller or any of its Subsidiaries with Buyer or any of its Subsidiaries, discontinuance of an operation, relocation of all or a part of Buyer’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Buyer’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be materially decreased, in any case or both cases, during the period beginning at the Effective Time and ending three months following the Effective Time, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of severance pay, regardless of employee classification.

Seller shall, and shall cause its Subsidiaries to, take whatever action is necessary to terminate any and all other severance arrangements and to ensure that it and Buyer have no other liability for any other severance payments (other than as set forth in this Section 6.5(b) and agreements disclosed in Section 3.11(i) of the Seller Disclosure Schedule). Seller shall cooperate with Buyer to effectuate the foregoing, including Buyer’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

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Nothing contained in this Section 6.5(b) shall be construed or interpreted to limit or modify in any way Buyer’s at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.5(b) to any Covered Employee who does not have an employment, change-in-control or severance agreement with Buyer be taken into account in determining the amount of any other benefit (including an individual’s benefit under any retirement plan, SERP or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.

(c)          If Buyer so requests (which request shall be made no less than 15 days before the Effective Time), Seller shall take any and all actions required (including the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Seller Benefit Plans (excluding the Seller Stock Plans) immediately before the Effective Time, and, if requested by Buyer, to implement any such actions.

(d)          Seller shall provide to Buyer at least 15 days before the Effective Time, documentation that shows that the requirements of ERISA, the Code or other applicable laws are met by or with respect to each Seller Benefit Plan subject to such requirements as to the plan’s latest three plan years that have ended before the date of this Agreement.

(e)          Prior to the Effective Time, Donald R. Draughon shall have entered into an employment agreement with Buyer and Buyer Bank, which shall become effective only upon consummation of the Merger at the Effective Time.

6.6           Indemnification; Directors’ and Officers’ Insurance.

(a)          In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of Seller or any of its Subsidiaries or who is or was serving at the request of Seller or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.6(a) of the Seller Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.7, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b)          From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller or any Subsidiary of Seller, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.7.

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(c)          Buyer shall cause the individuals serving as officers and directors of Seller or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by Seller (which current amount is set forth on Section 6.6(c) of the Seller Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided, further, that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

(d)          The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7           Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Buyer, on the one hand, and a Subsidiary of Seller, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.8           Advice of Changes. Each of Buyer and Seller shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

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6.9           No Solicitation.

(a)          None of Seller, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction involving Seller or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction. Seller shall, and shall cause each of the Subsidiaries and representatives of Seller and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Proposal, (B) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or any of its Subsidiaries is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by Seller’s shareholders, (1) Seller receives an unsolicited written Alternative Proposal that the Seller Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of this Section 6.9, (3) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Seller Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Seller may (and may authorize its Subsidiaries and representatives to) (x) furnish nonpublic information regarding Seller and its Subsidiaries to the person making such Alternative Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Seller than, those contained in the Confidentiality Agreement (provided, that any nonpublic information provided to any person given such access shall have been previously provided to Buyer or shall be provided to Buyer before or concurrently with the time it is provided to such person), and (y) participate in discussions and negotiations with the person making such Alternative Proposal.

(b)          Except as provided otherwise below, neither the Seller Board nor any committee thereof may (i)(A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to recommend approval of this Agreement to Seller’s shareholders or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (each such action set forth in this Section 6.9(b)(i) being referred to as an “Adverse Recommendation Change”), or (ii) cause or permit Seller or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any Alternative Proposal (other than a confidentiality agreement permitted by Section 6.9(a)). Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Seller’s shareholders, the Seller Board may, if the Seller Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b), make an Adverse Recommendation Change; provided, that Seller may not make any Adverse Recommendation Change in response to an Alternative Proposal unless (x) Seller shall not have breached this Section 6.9 in any respect and (y):

(i)          The Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b);

(ii)         Seller has given Buyer at least seven days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

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(iii)        Before effecting such Adverse Recommendation Change, Seller has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

In the event of any material change to the terms of such Superior Proposal, Seller shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and Seller shall be required to comply with its obligations under this Section 6.9 with respect to such new written notice.

(c)          In addition to the obligations of Seller under Sections 6.9(a) and (b), Seller shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Seller or any of its Subsidiaries or for access to the properties, books or records of Seller or any Subsidiary by any person that informs the Seller Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Seller or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Seller shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Seller shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.9(a).

(d)          As used in this Agreement:

(i)          “Alternative Transaction” means any of (A) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Seller Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, share exchange, consolidation or other business combination involving Seller (other than the Merger), (C) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Seller and securities of the entity surviving any merger or business combination including any of Seller’s Subsidiaries) of Seller, or any of its Subsidiaries representing more than 25% of the assets of Seller and its Subsidiaries, taken as a whole, immediately before such transaction, or (D) any other consolidation, business combination, recapitalization or similar transaction involving Seller or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Seller Common Stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Seller Common Stock immediately before the consummation thereof.

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(ii)         “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 6.9(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(e)          Seller shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Seller or its Subsidiaries are aware of the restrictions described in this Section 6.9 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.9 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or its Subsidiaries, at the direction or with the consent of Seller or its Subsidiaries, shall be deemed to be a breach of this Section 6.9 by Seller.

(f)          Nothing contained in this Section 6.9 shall prohibit Seller or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.10         Buyer’s Board. Buyer shall offer one member of the Seller Board (the “Seller Board Director”) a seat as a nonmanagement member on Buyer’s board of directors for a period until Buyer’s next annual meeting following the Effective Date (and shall use all reasonable efforts to arrange for such member to sit for election to a regular term at the next annual meeting of Buyer’s board of directors) and, for a concurrent period of time, a seat as a nonmanagement member on the board of directors of each Buyer Subsidiary the composition of which is the same as Buyer’s then-current board of directors. While such person sits as a director of Buyer, Buyer shall pay the same compensation to such director paid to the other members of Buyer’s board of directors (exclusive of any stock or option awards made to members of such board before the Effective Date). The other members of the Seller Board shall each become “Director Emeritus” of Buyer as such term is defined in Seller’s 2007 Nonstatutory Stock Option Plan. At the time the Seller Board Director no longer serves on the Buyer's Board of Directors for any reason, other than removal for cause, the Seller Board Director shall also be designated as a "Director Emeritus" of the Buyer's Board of Directors.

6.11         Restructuring Efforts. If Seller shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such Party or its shareholders) and to resubmit the transaction to Seller’s shareholders for approval, with the timing of such resubmission to be determined at the request of Buyer.

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6.12         Reasonable Best Efforts; Cooperation. Each of Seller and Buyer agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

Article VII
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)          Shareholder Approval. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of Seller Common Stock entitled to vote thereon.

(b)          The Nasdaq Global Market Listing. The shares of Buyer Common Stock to be issued to the holders of Seller Common Stock upon consummation of the Merger shall have been authorized for listing on The Nasdaq Global Market, subject to official notice of issuance.

(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(e)          Employment Agreement. The employment agreement with Donald R. Draughon referenced in Section 6.5(e) shall have become effective.

7.2           Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction, or waiver by Buyer, at or before the Effective Time, of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to the foregoing effect.

(b)          Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to such effect.

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(c)          Federal Tax Opinion. Buyer shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice, LLP, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

(d)          Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Buyer Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e)          Support Agreements. Each member of the Seller Board shall have executed and delivered to Buyer a Support Agreement in the form attached as Exhibit B.

(f)          Noncompete Agreements. Each member of the Seller Board shall have executed and delivered a noncompete agreement in the form attached as Exhibit C.

(g)          Resignations. The directors of Seller and its Subsidiaries immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

(h)          Classified Assets. Classified Assets shall not exceed $20.0 million as of the Effective Time; for the purposes of this Section 7.2(i), “Classified Assets” means loans or other assets characterized as “Substandard”, “Doubtful”, “Loss” or words of similar import and “Other Real Estate Owned”, all as reflected in the books and records of Seller and Seller Bank, prepared in a manner consistent with past practice, with the preparation of the Seller Financial Statements and with Seller’s or Seller Bank’s written policies in effect as of the date of this Agreement; and three calendar days before the Closing Date, Seller shall provide Buyer with a schedule reporting Classified Assets, including “Other Real Estate Owned”, as of such time.

7.3           Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or before the Effective Time of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)          Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

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(c)          Federal Tax Opinion. Seller shall have received the opinion of its counsel, Gaeta & Eveson, P.A., in form and substance reasonably satisfactory to Seller, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by any of the holders of Seller Common Stock in the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

(d)          Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Seller Requisite Regulatory Approvals”).

(e)          Severance Payments. The executive officers of Seller listed on Exhibit D to this Agreement shall be entitled to receive severance payments as set forth on Exhibit D, subject to receipt by Buyer of mutually acceptable release agreements to be received at the Effective Time.

(f)          Buyer Book Value Per Share. On the last day of the month preceding the month in which the Effective Time occurs, the tangible book value per share of the Buyer Common Stock, as determined in accordance with GAAP, shall equal or exceed $7.50.

Article VIII
TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller or Buyer:

(a)          Mutual Consent. By mutual consent of Seller and Buyer in a written instrument, if the board of directors of each of Seller and Buyer so determines by a vote of the majority of the members of its entire board of directors;

(b)          No Regulatory Approval. By either Seller or Buyer, if any Governmental Entity that must grant a Buyer Requisite Regulatory Approval or a Seller Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)          Delay. By either Seller or Buyer, if the Merger shall not have been consummated on or before June 30, 2012, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d)          Material Breach of Representation, Warranty or Covenant. By either Buyer or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; or

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(e)          Failure to Recommend. By Buyer, if the Seller Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Seller Board of this Agreement and/or the Merger to Seller’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of Seller shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

The Party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2           Effect of Termination. If either Seller or Buyer terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3           Fees and Expenses.

(a)          Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Seller and Buyer, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          Seller shall pay to Buyer a termination fee in the amount of $625,000 (the “Termination Fee”) and the Expense Reimbursement in immediately available federal funds if:

(i)          (A) this Agreement is terminated by Buyer pursuant to Section 8.1(d) or 8.1(e); and (B)(1) before such termination, an Alternative Transaction with respect to Seller was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (y) any Alternative Transaction shall have been consummated; or

(ii)         after receiving an Alternative Proposal, (A) the Seller Board does not take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement and (B) within 12 months after such receipt of such Alternative Proposal, (1) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated; provided, however, that Buyer shall not be entitled to the Termination Fee and the Expense Reimbursement pursuant to this Section 8.3(b) if:

42

(A)         this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or

(B)         Seller shall have terminated this Agreement pursuant to Section 8.1(d).

(iii)        The Termination Fee and the Expense Reimbursement must be paid no later than two business days following the event that triggers such payment described in Section 8.3(b)(i) or (ii). Upon payment of the Termination Fee and the Expense Reimbursement, Seller shall have no further liability to Buyer at law or in equity with respect to such termination or any other provision of this Agreement, or with respect to Seller Board’s failure to take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement. “Expense Reimbursement” means an amount in cash of up to $500,000 in respect of Buyer’s documented out-of-pocket legal and due diligence expenses incurred in connection with the transactions contemplated by this Agreement (net of any amounts otherwise previously paid pursuant to Section 8.3(a)). The payment of the Expense Reimbursement shall be in lieu of any other agreement between Buyer and Seller with respect to the payment of Buyer’s expenses entered into before the date hereof.

(c)          Seller acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if Seller fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit that results in a final, nonappealable judgment against Seller for the amount payable to Buyer pursuant to this Section 8.3, Seller shall pay to Buyer its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Termination Fee and the Expense Reimbursement and such costs and expenses at the prime rate (as published in The Wall Street Journal on the date of termination) plus 2%.

8.4           Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement to the holders of Seller Common Stock, if such alteration or change would adversely affect the holders of any security of Seller, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of Seller, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Seller, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.5           Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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Article IX

GENERAL PROVISIONS

9.1           Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the Parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Buyer, then Buyer may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2           Standard. No representation or warranty of Seller contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no Party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Seller, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to Seller or Buyer, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a), Section 3.2(d) and Section 3.3 shall be deemed untrue and incorrect if not true and correct in all respects, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, in the case of Seller, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Seller, and Section 4.8(a), in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4           Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          (a) if to Seller, to:

KeySource Financial, Inc.

280 South Mangum Street, Suite 140

Durham, NC 27701

Attention: Donald R. Draughon, Jr., President and Chief Executive Officer

E-mail: ddraughon@keysourcebank.com

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with a copy to:

Gaeta & Eveson, P.A.

700 Spring Forest Road, Suite 335

Raleigh, NC  27609

Attention: Anthony Gaeta, Jr.

Email: tonygaeta@banklawnc.com

and

(b) if to Buyer, to:

BNC Bancorp

1226 Eastchester Drive

High Point, NC 27265

Attention: W. Swope Montgomery, Jr., President and Chief Executive Officer

Email: smontgomery@bankofnc.com

with a copy to:

Womble Carlyle Sandridge & Rice, LLP

271 17th Street, NW, Suite 2400

Atlanta, GA 30363

Attention: Richard T. Hills

Email: rhills@wcsr.com

9.5           Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.7           Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

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9.8           Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Greensboro, North Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9           Publicity. Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by Seller, or Seller, in the case of a proposed announcement by Buyer; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of The Nasdaq Stock Market.

9.10         Assignment; Third-Party Beneficiaries.

(a)          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement.

(b)          No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

9.11         Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

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IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BNC BANCORP

By:	/s/ Richard D. Callicutt II
	Name:	Richard D. Callicutt II
	Title:	Executive Vice President/Chief Operating Officer

KEYSOURCE FINANCIAL, INC.

By:	/s/ Donald R. Draughon, Jr.
	Name:	Donald R. Draughon Jr.
	Title:	CEO

47

Disclosure Schedules and certain exhibits are not filed herewith pursuant to 601(b)(2) of Regulation S-K. The Company will supplementally provide a copy of such schedules or exhibits to the Commission upon request.

48

Exhibit A

Plan of Bank Merger

EXHIBIT B

SUPPORT AGREEMENT

December __, 2011

BNC Bancorp

1226 Eastchester Drive

High Point, NC 27265

Ladies and Gentlemen:

The undersigned is a director of KeySource Financial, Inc, a North Carolina corporation (“Seller”), and the beneficial holder of shares of common stock of Seller (the “Seller Common Stock”).

BNC Bancorp, a North Carolina corporation (“Buyer”), and Seller are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Seller through the merger of Seller with and into Buyer (the “Merger”). The consummation of the Merger pursuant to the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Seller, and not in his or her capacity as a director or officer of Seller, as follows:

1.          While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date of the meeting of Seller’s shareholders to approve the Merger (the “Seller Shareholders Meeting”) any or all of his or her shares of Seller Common Stock or (b) deposit any shares of Seller Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Seller Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.          While this letter agreement is in effect, the undersigned shall vote all of the shares of Seller Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all of the shares of Seller Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the Seller Shareholders Meeting; and (b) against any Alternative Transaction (as defined in the Agreement) (other than the Merger).

3.          The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

4.          The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.          The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Seller and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Seller.

6.          This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7.          As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Seller Common Stock set forth below.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares owned with sole voting authority: _______________

Number of shares owned with shared voting authority: __________

Accepted and agreed to as of
the date first above written:

BNC Bancorp

By: W. Swope Montgomery, Jr.
Its: President and Chief Executive Officer

EXHIBIT C

DIRECTOR’S AGREEMENT

THIS DIRECTOR’S AGREEMENT (this “Agreement”) is entered into by and between BNC Bancorp, a North Carolina corporation (“Buyer”), and the undersigned individual (“Director”). Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).

WHEREAS, Buyer and KeySource Financial, Inc., a North Carolina corporation (“Seller”), are parties to an Agreement and Plan of Merger dated as of December 21, 2011, as the same may be amended or supplemented in accordance with its terms (the “Merger Agreement”);

WHEREAS, Director is a director and shareholder of Seller and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, as a condition for and an inducement to Buyer to effect the Merger, Director has agreed to enter into and be bound by this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, Buyer and Director, intending to be legally bound, agree as follows:

1.            Contingent on Merger. This Agreement shall become effective at the Effective Time of the Merger. If the Merger Agreement is terminated, then this Agreement shall be void ab initio and of no force or effect.

2.            Noncompetition.

(a)          Director covenants and agrees that, during the Restricted Period (as defined below), Director shall not (except as required to carry out Director’s assigned duties with Buyer, if any): (i) engage in any aspect of the Restricted Business (as defined below) within the Prohibited Territory (as defined below); and/or (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assist others to engage in the Restricted Business within the Prohibited Territory. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than five percent of the outstanding shares in a public company shall not by itself be considered engaging in, or assisting others to engage in, the “Restricted Business.”

(b)          “Restricted Period” means a period of one year following the Effective Time.

(c)          “Restricted Business” means the business that was engaged in by Seller and its Subsidiaries immediately before the Effective Time. Director acknowledges and agrees that Seller and its Subsidiaries were, immediately before the Effective Time, engaged in the business of providing business banking, personal banking, loan and mortgage services and products.

(d)           “Prohibited Territory” means the areas within a twenty-five (25) mile radius of each office maintained by Seller or any of its Subsidiaries immediately before the Effective Time; provided, however, if any such office closes during the Restricted Period, then that office shall no longer be included when determining the Prohibited Territory. Director acknowledges and agrees that Seller and its Subsidiaries were actively engaged in the Restricted Business throughout the Prohibited Territory immediately before the Effective Time.

3.            Noninterference with Customers.

(a)          Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (i) solicit, encourage or cause any Restricted Customer (as defined below) to obtain any services or products related to the Restricted Business from any entity other than Buyer or its Subsidiaries; or (ii) sell or provide to any Restricted Customer any services or products related to the Restricted Business, other than on behalf of and for the benefit of Buyer or its Subsidiaries.

(b)          “Restricted Customer” means any person or entity that was a customer of Seller or any of its Subsidiaries at any point during the 90 days preceding the Effective Time and: (i) with whom Director had material contact or communications at any time during the two-year period preceding the Effective Time (the “Look-Back Period”); (ii) for whom Director performed services or whose account Director managed, at any time during the Look-Back Period; or (iii) about whom Director obtained any Confidential Information (as defined below) at any time during the Look-Back Period.

4.            Noninterference with Employees. Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (a) solicit or induce any employee of Buyer or its Subsidiaries who was an employee of Seller or any of its Subsidiaries immediately before the Effective Time (each, a “Restricted Employee”) to leave or limit his or her employment relationship with Buyer or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.

5.            Confidential Information.

(a)          Director covenants and agrees that, during the Restricted Period: (i) Director shall keep strictly confidential and not disclose to any person not employed by Buyer or its Subsidiaries any Confidential Information; and (ii) Director shall not use personally or for any other person or entity any Confidential Information. However, this provision shall not preclude Director from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Director’s violation of this section) or (y) any disclosure required by law or court order so long as Director provides Buyer’s Chief Executive Officer prompt advance written notice of any potential disclosure under this subsection.

(b)          “Confidential Information” means all information not generally known or available in the marketplace that was furnished to, obtained by or created by Director in connection with Director being a director of Seller that could be used to compete against or harm Seller, Buyer or their Subsidiaries. Confidential Information includes, by way of illustration, such information relating to: (i) Seller’s, Buyer’s and their Subsidiaries’ customers, including customer lists, contact information, contractual terms and information regarding products or services provided to such customer; (ii) Seller’s, Buyer’s and their Subsidiaries’ finances, including nonpublic financial statements, balance sheets, sales data, forecasts and cost analyses; (iii) Seller’s, Buyer’s and their Subsidiaries’ plans and projections related to growth, new products and services, and potential sales/acquisitions; and (iv) Seller’s, Buyer’s and their Subsidiaries’ pricing and fee strategies, operating processes, legal affairs, lending and credit information, commission structure, personnel matters, loan portfolios, contracts, services, products and operating results.

6.            Reasonableness and Breach. Director acknowledges that the restrictions herein are fair, reasonable, and necessary for the protection of Buyer and its acquisition of Seller and constitute a material inducement for Buyer to effect the Merger and provide the Merger Consideration. Therefore, Director agrees not to contest the enforceability of this Agreement in any forum. Director further acknowledges and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Buyer for which there will be no adequate remedy at law and further agrees that in the event of any breach of such obligations and agreements, Buyer and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.

7.            Judicial Modification. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or incapable of being enforced, then the parties request that such court modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid or incapable of being enforced and then enforce the provision as modified. The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.

8.            Assignment. Buyer shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and Director irrevocably consents to any such assignment or transfer. In the event of such assignment or transfer, “Buyer” shall mean the entity to which this Agreement is so assigned or transferred.

9.            Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any conflict-of-law rules.

10.          Waiver; Construction. No modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by the parties. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

11.          Entire Agreement. This Agreement (including the recitals, which are hereby incorporated by reference) and the Merger Agreement constitute the entire agreement among the parties pertaining to the subject matters contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereto sets his or her hand as of the date set forth below.

DIRECTOR

Date:
[NAME]

BUYER

BNC Bancorp

By:
Name:
Title:

Exhibit D

Executive Severance Payments

Donald Draughon

One times salary payment upfront (to be paid prior to closing by Seller).

Three year employment agrement:

•	Director of Investment Banking

•	$750 monthly car allowance

•	Dues paid at Treyburn Country Club

•	Base salary may be inceased, but not decreased during term three-year term

•	$150,000 loan forgivable over 3 years from the date of closing. One-third of the loan is forgiven at each of the first three anniversary dates. Loan is forgiven for termination without cause.

•	Receipt of $250,000 if either of these occurs:

o	Change of Control occurs and Don’s employment is eliminated for any reason, other than for cause.

o	During the term of the agreement, employment is terminated without cause.

Eddie Blount and Roy Haga

One times salary payment upfront (to be paid prior to closing by Seller)

$75,000 loan forgivable over 3 years from the date of closing. One-third of the loan is forgiven at each of the first three anniversary dates. Loan is forgiven for termination without cause.

Scott McLean

One times salary payment upfront (to be paid prior to closing by Seller).

$87,500 loan forgivable over 3 years from the date of closing. One-third of the loan is forgiven at each of the first three anniversary dates. Loan is forgiven for termination without cause.

Guaranteed six months employment.

NOTE: One times salary payments based on the salaries in effect below.

Employee	SSN	Gross Wages	Forgivable Loan	% of Salary
Draughon, Donald R. - 00000100	XXX-XX-XXXX	220,800.00	150,000.00	67.9%
Haga, Roy Lee - 00000116	XXX-XX-XXXX	136,500.00	75,000.00	54.9%
McLean, Scott C. - 00000112	XXX-XX-XXXX	159,050.04	87,000.00	54.7%
Blount, Eddie B. - 00000101	XXX-XX-XXXX	137,100.00	75,000.00	54.7%

Appendix B

North Carolina Business Corporation Act

Article 13 - Appraisal Rights

Part 1. Right to Appraisal and Payment for Shares

§ 55-13-01. Definitions.

In this Article, the following definitions apply:

(1)	Affiliate. – A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55-13-01(7), a person is deemed to be an affiliate of its senior executives.

(2)	Beneficial shareholder. – A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3)	Corporation. – The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55-13-22 through G.S. 55-13-31, the term includes the surviving entity in a merger.

(4)	Expenses. – Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.

(5)	Fair value. – The value of the corporation's shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55-13-02(a)(5).

(6)	Interest. – Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

(7)	Interested transaction. – A corporate action described in G.S. 55-13-02(a), other than a merger pursuant to G.S. 55-11-04, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a.	Interested person. – A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

B-1

1.	Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.

2.	Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3.	Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

I.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

II.	Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55-8-31(a)(1) and (c).

III.	In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

b.	Beneficial owner. – Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a "beneficial owner" of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

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c.	Excluded shares. – Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8)	Preferred shares. – A class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(9)	Record shareholder. – The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10)	Senior executive. – The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(11)	Shareholder. – Both a record shareholder and a beneficial shareholder.

§ 55-13-02. Right to appraisal.

(a)         In addition to any rights granted under Article 9, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(1)	Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04.

(2)	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)	Consummation of a disposition of assets pursuant to G.S. 55-12-02 if the shareholder is entitled to vote on the disposition.

(4)	An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

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(5)	Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)	Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7)	Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.

(8)	Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.

(b)        Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:

(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:

a.	A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

b.	Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000)(exclusive of the value of shares held by the corporation's subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c.	Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2)	The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or (ii) the day before the effective date of such corporate action if there is no meeting of shareholders.

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(3)	Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4)	Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c)        Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares. Any amendment to the articles that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, however, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.

(d)        A shareholder holding shares of a class or series that were issued and outstanding as of the effective date of this act but that did not as of that date entitle the shareholder to vote on a corporate action described in subdivision (a)(1), (2), or (3) of this section shall be entitled to appraisal rights, and to obtain payment of the fair value of the shareholder's shares of such class or series, to the same extent as if such shares did entitle the shareholder to vote on such corporate action.

§ 55-13-03. Assertion of rights by nominees and beneficial owners.

(a)        A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(b)        A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

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(1)	Submits to the corporation the record shareholder's written consent to the assertion of rights no later than the date referred to in G.S. 55-13-22(b)(2)b.

(2)	Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Part 2. Procedure for Exercise of Appraisal Rights

§ 55-13-20. Notice of appraisal rights.

(a)          If any corporate action specified in G.S. 55-13-02(a) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)          In a merger pursuant to G.S. 55-11-04, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. In the case of any other corporate action specified in G.S. 55-13-02(a) with respect to which shareholders of a class or series do not have the right to vote, but with respect to which those shareholders are entitled to assert appraisal rights, the corporation must notify in writing all record shareholders of such class or series that the corporate action became effective. Notice required under this subsection must be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55-13-22.

(c)          If any corporate action specified in G.S. 55-13-02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55-7-04, then the following must occur:

(1)	Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(2)	Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55-7-04, may include the materials described in G.S. 55-13-22, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

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(d)          If any corporate action described in G.S. 55-13-02(a) is proposed, or a merger pursuant to G.S. 55-11-04 is effected, then the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by the following:

(1)	The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information.

(2)	The latest available quarterly financial statements of the corporation, if any.

The right to receive the information described in this subsection may be waived in writing by a shareholder before or after the corporate action.

§ 55-13-21. Notice of intent to demand payment and consequences of voting or consenting.

(a)          If a corporate action specified in G.S. 55-13-02(a) is submitted to a vote at a shareholders' meeting, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must do the following:

(1)	Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(2)	Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.

(b)          If a corporate action specified in G.S. 55-13-02(a) is to be approved by less than unanimous written consent, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed action with respect to that class or series of shares.

(c)          A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under this Article.

§ 55-13-22. Appraisal notice and form.

(a)          If a corporate action requiring appraisal rights under G.S. 55-13-02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55-13-21. In the case of a merger under G.S. 55-11-04, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights. In the case of any other corporate action specified in G.S. 55-13-02(a) that becomes effective and with respect to which shareholders of a class or series do not have the right to vote but with respect to which such shareholders are entitled to assert appraisal rights, the corporation must deliver a written appraisal notice and form to all record shareholders of such class or series who may be entitled to assert appraisal rights.

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(b)         The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55-13-02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:

(1)	A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2)	Disclosure of the following:

a.	Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b.	A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c.	The corporation's estimate of the fair value of the shares.

d.	That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e.	The date by which the notice to withdraw under G.S. 55-13-23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.

(3)	Be accompanied by a copy of this Article.

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§ 55-13-23. Perfection of rights; right to withdraw.

(a)         A shareholder who receives notice pursuant to G.S. 55-13-22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55-13-22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55-13-22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under G.S. 55-13-27. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

(b)         A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55-13-22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(c)         A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in G.S. 55-13-22(b) shall not be entitled to payment under this Article.

§ 55-13-25. Payment.

(a)         Except as provided in G.S. 55-13-27, within 30 days after the form required by G.S. 55-13-22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55-13-23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)         The payment to each shareholder pursuant to subsection (a) of this section must be accompanied by the following:

(1)	The following financial information:

a.	The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b.	The latest available quarterly financial statements, if any.

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(2)	A statement of the corporation's estimate of the fair value of the shares. The estimate must equal or exceed the corporation's estimate given pursuant to G.S. 55-13-22(b)(2)c.

(3)	A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55-13-28 and that if a shareholder does not do so within the time period specified therein, then the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this Article.

§ 55-13-27. After-acquired shares.

(a)          A corporation may elect to withhold payment required by G.S. 55-13-25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55-13-22(b)(1).

(b)          If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55-13-22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:

(1)	The information required by G.S. 55-13-25(b)(1).

(2)	The corporation's estimate of fair value pursuant to G.S. 55-13-25(b)(2).

(3)	That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55-13-28.

(4)	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer.

(5)	That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55-13-28 shall be deemed to have accepted the corporation's offer.

(c)          Within 10 days after receiving the shareholder's acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

(d)          Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section.

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§ 55-13-28. Procedure if shareholder dissatisfied with payment or offer.

(a)        A shareholder paid pursuant to G.S. 55-13-25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55-13-25). A shareholder offered payment under G.S. 55-13-27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares, plus interest.

(b)        A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation's payment or offer of payment under G.S. 55-13-25 or G.S. 55-13-27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court Action.

(a)        If a shareholder makes a demand for payment under G.S. 55-13-28 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55-13-28, plus interest.

(b)        The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office (or, if none, its registered office) in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)        The corporation shall make all shareholders (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)        The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a trial by jury.

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(e)          Each shareholder made a party to the proceeding is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder's shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under G.S. 55-13-27.

§ 55-13-31. Court costs and expenses.

(a)          The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(b)          The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20, 55-13-22, 55-13-25, or 55-13-27.

(2)	Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c)          If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.

(d)          To the extent the corporation fails to make a required payment pursuant to G.S. 55-13-25, 55-13-27, or 55-13-28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Part 4. Other Remedies.

§ 55-13-40. Other remedies limited.

(a)          The legality of a proposed or completed corporate action described in G.S. 55-13-02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b)          Subsection (a) of this section does not apply to a corporate action that:

(1)	Was not authorized and approved in accordance with the applicable provisions of any of the following:

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a.	Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.

b.	The articles of incorporation or bylaws.

c.	The resolution of the board of directors authorizing the corporate action.

(2)	Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3)	Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55-8-31(a)(1) and (c) or in G.S. 55-8-31(a)(2) and (d), as if the interested transaction were a director's conflict of interest transaction.

(4)	Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55-7-04, provided that both of the following are true:

a.	The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b.	The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

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Appendix C

December 21, 2011

Board of Directors

KeySource Financial, Inc.

280 South Mangum Street

Suite 140

Durham, NC 27701

Members of the Board:

We understand that KeySource Financial, Inc. (“Seller”) and BNC Bancorp (“Buyer”) have proposed to enter into an Agreement and Plan of Merger, dated as of December 21, 2011 (the “Agreement”), pursuant to which the Seller will be merged with and into the Buyer (the “Merger”). In accordance with the terms of the Agreement, each share of Seller common stock (“Seller Common Stock”), except for shares of Seller Common Stock owned by Seller or Buyer or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares), shall be converted into the right to receive 1.00 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”). The terms of the Merger are more fully set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the outstanding shares of Seller Common Stock under the terms of the Agreement.

Monroe Securities, Inc. (“MSI”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Seller and will receive a fee for our services, all of which is payable upon rendering of this fairness opinion. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger.

Chicago                       Tampa                                Raleigh                        Atlanta               San Francisco

www.MonroeSecurities.com

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For purposes of this opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the draft Agreement dated December 21, 2011;

2.	Participated in discussions with Seller management and management and representatives of Buyer concerning Seller’s and Buyer’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Seller’s and Buyer’s future financial performance;

3.	Reviewed Seller’s audited financial statements for the years ended December 31, 2010, 2009 and 2008 and Seller’s internal, unaudited financial statements for the period ended September 30, 2011;

4.	Reviewed Buyer’s recent filings with the Securities and Exchange Commission including its annual reports on Form 10-K for the three years ended December 31, 2010, 2009 and 2008, and quarterly reports on Form 10-Q for the quarters ended September 30, 2011, June 30, 2011 and March 31, 2011;

5.	Reviewed Buyer’s proxy statement for the 2011 annual meeting of shareholders of Buyer held May 17, 2011;

6.	Reviewed current reports to shareholders of Buyer on Form 8-K with the Securities and Exchange Commission from February 3, 2011 to the date hereof;

7.	Reviewed certain financial forecasts and projections of the Seller and Buyer, prepared by their respective management teams, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;

8.	Analyzed certain aspects of Seller’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to the Seller;

9.	Analyzed certain aspects of Buyer’s financial performance and condition and compared such financial performance of Buyer, together with stock market data relating to Buyer common stock, with similar data of publicly-traded companies we deemed similar to the Buyer;

10.	Reviewed reported market prices and historical trading activity of Buyer’s common stock;

11.	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

12.	Reviewed the pro forma impact of the Merger on the assets, equity, income, earnings per share and tangible book value per share of Seller and Buyer;

Chicago                       Tampa                                Raleigh                        Atlanta               San Francisco

www.MonroeSecurities.com

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13.	Reviewed written correspondence among Buyer, Bank of North Carolina and its respective regulators and written correspondence among Seller, KeySource Commercial Bank and its respective regulators;

14.	Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant.

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller and Buyer, and its representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the Seller and Buyer at September 30, 2011 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to nor did we conduct a physical inspection of any of the properties or facilities of the Seller or Buyer, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Seller or Buyer, were not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

With respect to the financial projections for Seller and Buyer used by MSI in its analyses, the senior managements of Seller and Buyer confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performances of the Seller and Buyer. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or Buyer since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and Buyer. We have assumed in all respects material to our analyses that the Seller and Buyer will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Seller received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Chicago                       Tampa                                Raleigh                        Atlanta               San Francisco

www.MonroeSecurities.com

C-3

MSI’s opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Buyer to holders of Seller Common Stock in the Merger and does not address Seller’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Seller, and our opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in our financial advisory agreement dated December 9, 2011. This letter is addressed and directed to the Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. The opinion expressed herein is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This opinion was approved by the Fairness Opinion Committee of MSI.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock from a financial point of view.

Sincerely,

MONROE SECURITIES, INC.

Chicago                       Tampa                                Raleigh                        Atlanta               San Francisco

www.MonroeSecurities.com

C-4

Appendix D

June 27, 2012

Board of Directors

KeySource Financial, Inc.

280 South Mangum Street

Suite 140

Durham, NC 27701

Members of the Board:

We understand that KeySource Financial, Inc. (“KeySource”) and BNC Bancorp (“BNC”) are currently party to an Agreement and Plan of Merger, dated as of December 21, 2011 and a proposed First Amendment to the Agreement and Plan of Merger (collectively, the “Agreements”), pursuant to which KeySource will be merged with and into BNC (the “Merger”). In accordance with the terms of the Agreements, each share of KeySource common stock (“KeySource Common Stock”), except for shares of KeySource Common Stock owned by KeySource or BNC or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares), shall be converted into the right to receive 1.00 shares (the “Exchange Ratio”) of BNC Common Stock (the “Merger Consideration”). The terms of the Merger are more fully set forth in the Agreements. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreements. You have requested our opinion, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the outstanding shares of KeySource Common Stock under the terms of the Agreements.

Monroe Securities, Inc. (“MSI”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of KeySource and will receive a fee for our services, all of which is payable upon rendering of this fairness opinion. KeySource has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by KeySource in connection with the Merger.

Chicago          Tampa           Raleigh            Atlanta            San Francisco

www.MonroeSecurities.com

D-1

KeySource Financial, Inc.

June 27, 2012

For purposes of this opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the Agreements;

2.	Participated in discussions with KeySource management and management and representatives of BNC concerning KeySource’s and BNC’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and KeySource’s and BNC’s future financial performance;

3.	Reviewed KeySource’s audited financial statements for the years ended December 31, 2011, 2010, 2009 and 2008 and KeySource’s internal, unaudited financial statements for the period ended March 31, 2012;

4.	Reviewed BNC’s recent filings with the Securities and Exchange Commission including its annual reports on Form 10-K for the four years ended December 31, 2011, 2010, 2009 and 2008, and quarterly reports on Form 10-Q for the quarters ended March 31, 2012, September 30, 2011, June 30, 2011 and March 31, 2011;

5.	Reviewed BNC’s proxy statements for the 2012 annual meeting of shareholders of BNC held May 21, 2012 and the special meeting of BNC shareholders to be held on July 17, 2012;

6.	Reviewed current reports to shareholders of BNC on Form 8-K with the Securities and Exchange Commission from February 3, 2011 to the date hereof;

7.	Reviewed communications and filings related to BNC strategic initiatives announced since December 21, 2011 including, but not limited to its Agreement and Plan of Merger with First Trust Bank dated June 4, 2012 and its execution, on June 8, 2012, of a Securities Purchase Agreement whereby accredited investors and certain directors of BNC purchased $72.5 million of newly-issued Series C Preferred Stock and Series B-1 Preferred Stock of BNC;

8.	Reviewed certain financial forecasts and projections of KeySource and BNC, prepared by their respective management teams, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;

9.	Analyzed certain aspects of KeySource’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to KeySource;

10.	Analyzed certain aspects of BNC’s financial performance and condition and compared such financial performance of BNC, together with stock market data relating to BNC common stock, with similar data of publicly-traded companies we deemed similar to BNC;

11.	Reviewed reported market prices and historical trading activity of BNC’s common stock;

12.	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

13.	Reviewed the pro forma impact of the Merger on the assets, equity, income, earnings per share and tangible book value per share of KeySource and BNC;

14.	Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant.

D-2

KeySource Financial, Inc.

June 27, 2012

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by KeySource and BNC, and its representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of KeySource and BNC at March 31, 2012 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to nor did we conduct a physical inspection of any of the properties or facilities of KeySource or BNC, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of KeySource or BNC, were not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreements, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of KeySource Common Stock, than the Merger.

With respect to the financial projections for KeySource and BNC used by MSI in its analyses, the senior managements of KeySource and BNC confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performances of KeySource and BNC. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of KeySource or BNC since the date of the most recent financial statements made available to us, other than those proposed changes which have been made public or which may have been provided by senior management of KeySource and BNC. We have assumed in all respects material to our analyses that KeySource and BNC will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreements and all related Agreements are true and correct, that each party to the Agreements will perform all of the covenants required to be performed by such party under the Agreements and that the conditions precedent in the Agreements are not waived. Finally, with your consent, we have relied upon the advice KeySource received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreements.

D-3

KeySource Financial, Inc.

June 27, 2012

MSI’s opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by BNC to holders of KeySource Common Stock in the Merger and does not address KeySource’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of KeySource, and our opinion does not constitute a recommendation to any director of KeySource as to how such director should vote with respect to the Agreements. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of KeySource, or any class of such persons relative to the Merger Consideration to be received by the holders of KeySource Common Stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in our financial advisory agreement dated June 12, 2012. This letter is addressed and directed to the Board of Directors of KeySource in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. The opinion expressed herein is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This opinion was approved by the Fairness Opinion Committee of MSI.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of KeySource Common Stock from a financial point of view.

Sincerely,

MONROE SECURITIES, INC.

D-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

Article V of BNC’s Articles of Incorporation (Articles) provides that, to the fullest extent permitted by the NCBCA, individuals serving as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, BNC’s bylaws provide that BNC shall indemnify its directors, officers, employees or agents to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. Covered expenses include attorneys’ fees, judgments, fines, and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of the BNC board of directors is required; provided, however, that the disinterested directors may direct such determination to be made by independent legal counsel in written opinion. Pursuant to the bylaws and as authorized by statute, BNC maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity.

II-1

The foregoing is only a general summary of certain aspects of the NCBCA and BNC’s bylaws and Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article V of BNC’s Articles and Article IX of BNC’s bylaws.

Federal banking law, which is applicable to BNC as a financial holding company and to BNC as an insured depository institution, limits the ability of BNC and Bank of North Carolina to indemnify their directors and officers. Generally, subject to certain exceptions, neither BNC nor Bank of North Carolina may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of BNC’s or Bank of North Carolina’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, BNC or Bank of North Carolina, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect BNC’s safety and soundness or the safety and soundness of Bank of North Carolina, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse BNC or Bank of North Carolina, as the case may be, for any indemnity payments which turn out to be impermissible.

II-2

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated December 21, 2011 by and between KeySource Financial, Inc. and BNC Bancorp (included as Appendix A to this proxy statement/prospectus forming a part of this registration statement)†

2.2	Purchase and Assumption Agreement between The Bank of Hampton Roads and Bank of North Carolina, dated as of April 27, 2012, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 1, 2012.

2.3	Agreement and Plan of Merger, dated as of June 4, 2012, by and among First Trust Bank, BNC Bancorp and Bank of North Carolina, incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on June 6, 2012.

2.4	Purchase and Assumption Agreement Whole Bank All Deposits among the Federal Deposit Insurance Corporation, receiver of Carolina Federal Savings Bank, Charleston, South Carolina, Federal Deposit Insurance Corporation and Bank of North Carolina, dated as of June 8, 2012, incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on June 14, 2012.

3.1	Articles of Incorporation of BNC Bancorp, incorporated by reference to Exhibit (3)(i) to the Form 8-K filed with the SEC on December 18, 2002.

3.2	Articles of Amendment, dated December 2, 2008, regarding the Series A Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on December 8, 2008.

3.3	Articles of Amendment, dated June 14, 2010, regarding the Series B Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 18, 2010.

3.4	Articles of Amendment, dated May 22, 2012, regarding the Non-voting Common Stock.

3.5	Articles of Amendment, dated June 5, 2012, regarding the Series B-1 Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 6, 2012.

3.6	Articles of Amendment, dated June 5, 2012, regarding the Series C Preferred Stock, incorporated by reference to Exhibit 3.2 to the Form 8-K filed with the SEC on June 6, 2012.

3.7	Bylaws of BNC Bancorp, incorporated by reference to Exhibit 3(ii) to the Form 8-K filed with the SEC on December 18, 2002.

4.1	Form of Stock Certificate of BNC Bancorp, incorporated by reference to Exhibit 4 to the Form 8-K filed with the SEC December 18, 2002.

II-3

Exhibit Number	Description
4.2	Warrant to Purchase Common Stock, dated December 5, 2008, incorporated by reference to Exhibit 4.2 to the Form 8-K filed with the SEC on December 8, 2008.

4.3	Form of Stock Certificate for the Non-voting Common Stock.

5.1++	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered

8.1++	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding certain U.S. tax aspects of the merger

8.2++	Opinion of Gaeta & Eveson, P.A. regarding certain U.S. tax aspects of the merger

21.1	Subsidiaries of BNC Bancorp, incorporated by reference to Exhibit 21.1 to the Form 10-K filed with the SEC on March 15, 2012

23.1	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of Gaeta & Eveson, P.A. (included in Exhibit 8.2)

23.3	Consent of Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm of BNC Bancorp

24.1+	Power of Attorney (previously included in the signature pages to the Registration Statement on Form S-4)

99.1	Consent of Monroe Securities, Inc.

99.2+	Consent of John S. Ramsey, Jr.

99.3	Form of KeySource Proxy Card

†	Certain schedules and attachments to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in the Merger Agreement. BNC Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.
+	Previously filed.
++	To be filed by amendment.

II-4

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

II-5

(f)        That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)        To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)        To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina on June 29, 2012.

BNC BANCORP
(Registrant)

By:	/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr.
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr.	June 29, 2012
President and Chief Executive Officer
(Principal Executive Officer)

/s/ David B. Spencer
David B. Spencer	June 29, 2012
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

II-7

*
Larry L. Callahan	June 29, 2012
Director

*
Joseph M. Coltrane, Jr.	June 29, 2012
Director

*
Richard F. Wood	June 29, 2012
Director

*
G. Kennedy Thompson	June 29, 2012
Director

*
Charles T. Hagan, III	June 29, 2012
Director

*
W. Swope Montgomery, III	June 29, 2012
Director

*
Richard D. Callicutt II	June 29, 2012
Director

*
Robert A. Team, Jr.	June 29, 2012
Director

*
Lenin J. Peters, M.D.	June 29, 2012
Director

*
Thomas R. Smith	June 29, 2012
Director

*
D. Vann Williford	June 29, 2012
Director

II-8

*
Thomas R. Sloan		June 29, 2012
Director

* By:	/s/ Richard D. Callicutt II
Richard D. Callicutt II
Attorney - in - fact

II-9

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated December 21, 2011 by and between KeySource Financial, Inc. and BNC Bancorp (included as Appendix A to this proxy statement/prospectus forming a part of this registration statement)†

2.2	Purchase and Assumption Agreement between The Bank of Hampton Roads and Bank of North Carolina, dated as of April 27, 2012, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 1, 2012.

2.3	Agreement and Plan of Merger, dated as of June 4, 2012, by and among First Trust Bank, BNC Bancorp and Bank of North Carolina, incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on June 6, 2012.

2.4	Purchase and Assumption Agreement Whole Bank All Deposits among the Federal Deposit Insurance Corporation, receiver of Carolina Federal Savings Bank, Charleston, South Carolina, Federal Deposit Insurance Corporation and Bank of North Carolina, dated as of June 8, 2012, incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on June 14, 2012.

3.1	Articles of Incorporation of BNC Bancorp, incorporated by reference to Exhibit (3)(i) of the Form 8-K filed with the SEC on December 18, 2002.

3.2	Articles of Amendment, dated December 2, 2008, regarding the Series A Preferred Stock, incorporated by reference to Exhibit 3.1 of the Form 8-K filed with the SEC on December 8, 2008.

3.3	Articles of Amendment, dated June 14, 2010, regarding the Series B Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 18, 2010.

3.4	Articles of Amendment, dated May 22, 2012, regarding the Non-voting Common Stock.

3.5	Articles of Amendment, dated June 5, 2012, regarding the Series B-1 Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 6, 2012.

3.6	Articles of Amendment, dated June 5, 2012, regarding the Series C Preferred Stock, incorporated by reference to Exhibit 3.2 to the Form 8-K filed with the SEC on June 6, 2012.

3.7	Bylaws of BNC Bancorp, incorporated by reference to Exhibit 3(ii) to the Form 8-K filed with the SEC on December 18, 2002.

4.1	Form of Stock Certificate of BNC Bancorp, incorporated by reference to Exhibit 4 to the Form 8-K filed with the SEC on December 18, 2002

4.2	Warrant to Purchase Common Stock, dated December 5, 2008, incorporated by reference to Exhibit 4.2 to the Form 8-K filed with the SEC on December 8, 2008.

4.3	Form of Stock Certificate for the Non-voting Common Stock.

Exhibit Number	Description
5.1++	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered

8.1++	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding certain U.S. tax aspects of the merger

8.2++	Opinion of Gaeta & Eveson, P.A. regarding certain U.S. tax aspects of the merger

21.1	Subsidiaries of BNC Bancorp, incorporated by reference to Exhibit 21.1 of the Form 10-K filed with the SEC on March 15, 2012.

23.1	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of Gaeta & Eveson, P.A. (included in Exhibit 8.2)

23.3	Consent of Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm of BNC Bancorp

24.1+	Power of Attorney (previously included in the signature pages to the Registration Statement on Form S-4)

99.1	Consent of Monroe Securities, Inc.

99.2+	Consent of John S. Ramsey, Jr.

99.3	Form of KeySource Proxy Card

†	Certain schedules and attachments to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in the Merger Agreement. BNC Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.
+	Previously filed.
++	To be filed by amendment.